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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Boston Capital Real Estate Investment Trust, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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Boston Capital Real Estate Investment Trust, Inc.
One Boston Place, Suite 2100
Boston, Massachusetts 02108-4406

November 29, 2007

Dear Stockholder,

        You are cordially invited to attend a special meeting of stockholders of Boston Capital Real Estate Investment Trust, Inc., a Maryland corporation, which we refer to as Boston Capital REIT, to be held at the offices of Goodwin Procter LLP, Exchange Place, 53 State Street, Boston, Massachusetts 02109 on January 14, 2008 at 10:00 a.m., local time.

        At the special meeting, we will ask you to approve the merger of Boston Capital REIT with and into BC Acquisition Sub, LLC, which we refer to as the merger, and the other transactions contemplated by the Agreement and Plan of Merger, dated as of October 23, 2007, among Boston Capital REIT, BC Acquisition Investors, LLC and BC Acquisition Sub, LLC, affiliates of BPG Properties, Ltd., which we refer to as the merger agreement. We refer to the merger and the other transactions contemplated by the merger agreement as the merger transactions.

        If the merger is completed, each holder of shares of our common stock, which we refer to as common shares, will be entitled to receive $13.30 per share in cash, plus a pro rata portion of the regular monthly dividend on common shares for the period between the last dividend declaration date for which regular monthly dividends have been declared and the date immediately prior to the closing date of the merger, less excluded distributions, if any. Such pro rata dividend will be included in the per share merger consideration only to the extent that it remains unpaid as of the closing date of the merger. The cash consideration to be paid for your common shares in connection with the merger is more fully described in the enclosed proxy statement.

        At the special meeting, we will ask you to approve the merger agreement and the merger transactions. After careful consideration, our board of directors unanimously approved the merger agreement and the merger transactions, and has declared the merger agreement and the merger transactions advisable and in the best interests of Boston Capital REIT and our stockholders.

        Our board of directors recommends that you vote "FOR" the approval of the merger agreement and the merger transactions.

        The merger agreement and the merger transactions must be approved by the affirmative vote of holders of at least a majority of the outstanding common shares entitled to vote on the matter at the special meeting. The proxy statement accompanying this letter provides you with more specific information concerning the special meeting, the merger agreement and the merger transactions. We encourage you to read carefully the enclosed proxy statement, including the appendices. You may also obtain more information about Boston Capital REIT from us or from documents we have filed, or may hereafter file, with the Securities and Exchange Commission.

        Your vote is very important regardless of the number of common shares that you own. Whether or not you plan to attend the special meeting, we request that you mark, sign, date and return the enclosed proxy card as promptly as possible or authorize your proxy and submit your voting instructions by telephone or Internet. The enclosed proxy card contains instructions regarding voting. If you attend the special meeting, your common shares may continue to be voted as instructed in the proxy, or, if you are a holder of record of our common shares, you may withdraw your proxy at the special meeting and vote your shares in person. Be advised that if you fail to vote by proxy or in person, it will have the same effect as a vote against approval of the merger agreement and the merger transactions. If you have any questions or need assistance voting your common shares, please call D. F. King & Co., Inc., which is assisting us, toll-free at 1-800-488-8075.

        Thank you for your cooperation and your continued support.

Sincerely,
John P. Manning Chairman and Chief Executive Officer

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved, or passed upon the merits or fairness, of the merger agreement or of the merger transactions, or passed upon the adequacy or accuracy of the enclosed proxy statement. Any representation to the contrary is a criminal offense.

        This proxy statement is dated November 29, 2007 and is first being mailed to our stockholders on or about November 30, 2007.

Boston Capital Real Estate Investment Trust, Inc.
One Boston Place, Suite 2100
Boston, Massachusetts 02108-4406

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JANUARY 14, 2008

Dear Stockholder:

        You are cordially invited to attend a special meeting of the stockholders of Boston Capital Real Estate Investment Trust, Inc., a Maryland corporation, which we refer to as Boston Capital REIT, which will be held at the offices of Goodwin Procter LLP, Exchange Place, 53 State Street, Boston, Massachusetts 02109 on January 14, 2008 at 10:00 a.m., local time. The special meeting is being held for the purpose of acting on the following matters:

  1.
  to consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of October 23, 2007, by and among Boston Capital REIT, BC Acquisition Investors, LLC, a Delaware limited liability company and BC Acquisition Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of BC Acquisition Investors, LLC, the merger of Boston Capital REIT with and into BC Acquisition Sub, LLC and the other transactions contemplated by the merger agreement;

  2.
  to consider and vote on a proposal to approve any adjournment of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the foregoing proposal; and

  3.
  to consider and act upon any other business that properly comes before the special meeting or any adjournment or postponement of the special meeting.

        After careful consideration, our board of directors unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and has declared the merger agreement, the merger and the other transactions contemplated by the merger agreement advisable and in the best interests of Boston Capital REIT and its stockholders. Our board of directors recommends that you vote "FOR" the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement.

        All holders of record of shares of our common stock, which we refer to as common shares, as of the close of business on the record date, which is November 28, 2007, are entitled to receive notice of, attend and vote at the special meeting or any adjournment or postponement of the special meeting.

        The proposal to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement must be approved by the affirmative vote of at least a majority of the outstanding common shares entitled to vote on the matter at the special meeting. Accordingly, regardless of the number of common shares that you own, your vote is important. If you fail to vote by proxy or in person, it will have the same effect as a vote against approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement. Even if you plan to attend the special meeting in person, we request that you authorize your proxy to vote your common shares by either marking, signing, dating and promptly returning the enclosed proxy card in the enclosed postage-paid envelope or submitting your voting instructions by telephone or Internet. In addition, any adjournment of the special meeting for the purpose of soliciting additional proxies must be approved by the affirmative vote of at least a majority of the votes cast on the matter in person or by proxy at the special meeting. If you fail to attend the special meeting or vote by proxy, you will not be considered present in person or represented by proxy for the purpose of this proposal, but failure to vote your common shares will have no effect on the proposal to approve any adjournment of the special meeting for the purpose of soliciting additional proxies.

        Any proxy may be revoked at any time prior to its exercise by delivery of a properly executed, later-dated proxy card, by authorizing your proxy and submitting your voting instructions by telephone or Internet at a later date than your previously submitted proxy, by filing a written revocation of your proxy with our Secretary at our address set forth above, or by your voting in person at the special meeting. Attendance at the meeting will not, in itself, constitute revocation of a previously granted proxy.

        We encourage you to read this proxy statement carefully.    If you have any questions or need assistance voting your shares, please call our proxy solicitor, D. F. King & Co., Inc., toll-free at 1-800-488-8075. In addition, you may obtain information about us from certain documents that we have filed, or may hereafter file, with the Securities and Exchange Commission and from the REIT Resources section of our website at www.bostoncapital.com. Information contained on our website is not part of, or incorporated in, the proxy statement.

By Order of the Board of Directors,

November 29, 2007	Marc N. Teal
Boston, Massachusetts	Chief Financial Officer and Secretary

SUMMARY
The Parties to the Merger
The Special Meeting
Record Date, Notice and Quorum
Required Vote
Voting By Our Board of Directors and Executive Officers
Proxies and Revocation
The Merger
Recommendation of Our Board of Directors
Opinion of Our Financial Advisor
Financing
Guarantees and Remedies
Treatment of Options to Purchase Common Shares
Interests of Our Directors and Executive Officers
Shares of Dissenting Stockholders
No Solicitation of Transactions
Conditions to the Merger
Termination of the Merger Agreement
Termination Fee and Expense Reimbursement
Regulatory Approvals
Dissenters' Rights of Appraisal
Material United States Federal Income Tax Consequences
Deregistration of Our Common Shares
Market Price and Dividend Data
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
THE PARTIES TO THE MERGER
THE SPECIAL MEETING
Date, Time and Purpose of the Special Meeting
Record Date, Notice and Quorum
Required Vote
Voting by Our Directors and Executive Officers
Proxies and Revocation

i

Adjournments
Postponements
THE MERGER
General Description of the Merger
Background of the Merger
Reasons for the Merger
Recommendation of Our Board of Directors
Opinion of Our Financial Advisor
Financing
Guarantees and Remedies
Interests of Our Directors and Executive Officers
Regulatory Approvals
Material United States Federal Income Tax Consequences
Deregistration of Our Common Shares
THE MERGER AGREEMENT
Structure
Organizational Documents
Management
Treatment of Shares and Options to Purchase Common Shares
No Further Ownership Rights
Payment Procedures
Representations and Warranties
Covenants Relating to Conduct of Our Business
No Solicitation of Transactions
Directors' and Officers' Indemnification and Insurance
Agreement to Take Further Action
Conditions to the Merger
Termination
Termination Fee and Expense Reimbursement
Remedies
Amendment
ADJOURNMENTS AND POSTPONEMENTS OF THE SPECIAL MEETING
Proposal for Adjournment
Postponements of the Special Meeting

ii

MARKET PRICE OF OUR COMMON SHARES
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, EXECUTIVE OFFICERS AND DIRECTORS
DISSENTERS' RIGHTS OF APPRAISAL
MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS
SUBMISSION OF STOCKHOLDER PROPOSALS
OTHER MATTERS
WHERE YOU CAN FIND MORE INFORMATION

Appendix A: Merger Agreement
Appendix B: Opinion of Financial Advisor
Appendix C: Title 3, Subtitle 2, of the Maryland General Corporation Law

iii

SUMMARY

        This summary highlights only selected information from this proxy statement relating to (1) the merger of Boston Capital Real Estate Investment Trust, Inc. with and into BC Acquisition Sub, LLC, which we refer to in this proxy statement as the merger and (2) the other transactions contemplated by the Agreement and Plan of Merger, dated as of October 23, 2007, by and among Boston Capital Real Estate Investment Trust, Inc., BC Acquisition Investors, LLC and BC Acquisition Sub, LLC, which we refer to in this proxy statement as the merger agreement. In this proxy statement, we sometimes refer to the merger and the other transactions contemplated by the merger agreement as the merger transactions. This summary does not contain all of the information about the merger transactions that is important to you. As a result, to understand the merger transactions fully and for a more complete description of the legal terms of the merger transactions, you should read carefully this proxy statement in its entirety, including the appendices and the other documents to which we have referred you, including the merger agreement attached as Appendix A. In this proxy statement, we refer to Boston Capital Real Estate Investment Trust, Inc. as "we," "us," "our," "Boston Capital REIT" or the "Company." In addition, we refer to BC Acquisition Investors, LLC as "Parent," BC Acquisition Sub, LLC as "Merger Sub" or "the surviving entity," and BC Acquisition Investors, LLC and BC Acquisition Sub, LLC together as "Buyer Parties." In addition, "common share" means a share of common stock, par value $.001 per share of Boston Capital REIT. Each item in this summary includes a page reference directing you to a more complete description of that item. This proxy statement is first being mailed to our stockholders on or about November 30, 2007.

The Parties to the Merger (Page 17)

  Boston Capital Real Estate Investment Trust, Inc.
  One Boston Place, Suite 2100
  Boston, Massachusetts 02108-4406
  (617) 624-8900

        We are a Maryland corporation that operates as a real estate investment trust, or REIT, for federal income tax purposes. We are a real estate company engaged in the acquisition, ownership, management and operation of market rate apartment communities. We currently own, directly or indirectly through our subsidiaries and joint ventures, interests in 11 apartment communities consisting of 3,098 units and comprising approximately 2,713,000 square feet located in Jacksonville, Florida, Portland, Oregon, Seattle, Washington, Salt Lake City, Utah and Plano, Texas.

        Generally, our interests in each apartment community are owned by a limited liability company or limited partnership wholly-owned by us, which we refer to as our subsidiaries. Our subsidiaries own the equity interests in joint venture entities in which unaffiliated third parties, which we refer to as our joint venture partners, have a subordinated economic interest. The joint venture entities hold the apartment communities indirectly through wholly-owned limited liability companies, which we refer to as property level entities. In this proxy statement, we refer to the joint venture entities and the property level entities collectively as the related entities.

        Our advisor is Boston Capital REIT Advisors, LLC, an affiliate of our company, which we refer to as our Advisor. Our Advisor is entirely responsible for managing our affairs on a day-to-day basis and for identifying and making, subject to the approval of our board of directors, acquisitions on our behalf. Some of our officers and directors are also officers of our Advisor. John P. Manning is the sole stockholder of Boston Capital Corporation, the general partner of Boston Capital Holdings Limited Partnership and the manager of our Advisor. Our Advisor has contractual responsibility to Boston Capital REIT and our stockholders pursuant to an advisory services agreement. We have no employees of our own.

        Our Advisor relies on third-party property managers for leasing, maintenance and other day-to-day management of our apartment communities. Except in the case of our Jacksonville communities, these third-party property managers are affiliates of our joint venture partners in the joint venture entity that owns the property level entities which hold such apartment communities.

  BC Acquisition Investors, LLC
  BC Acquisition Sub, LLC
  c/o BPG Properties LTD
  770 Township Line Road, Suite 150
  Yardley, PA 19067
  (215) 496-0400

        BC Acquisitions Investors, LLC and BC Acquisition Sub, LLC are entities that were recently formed by affiliates of BPG Properties, Ltd., which we refer to as BPG, for the purpose of acquiring us pursuant to the terms of the merger agreement. BPG is a private equity real estate fund manager based in Philadelphia, Pennsylvania with a current portfolio of over 20 million square feet of office, retail and industrial properties and more than 22,000 apartment units in over 100 communities located throughout the United States. BPG's philosophy is to be a direct real estate operator, and following consummation of the merger, BPG's affiliate, Madison Apartment Group, L.P., will manage and operate the properties that will be acquired pursuant to the merger.

        BC Acquisition Investors, LLC, which we refer to as Parent, is a newly formed Delaware limited liability company. All of the equity interests in BC Acquisition Investors LLC are owned by BPG Investment Partnership VIII, L.P. and BPG Private Real Estate Investment Trust II, fully discretionary private equity funds affiliated with BPG with total equity commitments of $850 million.

        BC Acquisition Sub, LLC, which we refer to as Merger Sub, is a newly formed Delaware limited liability company and a wholly-owned subsidiary of Parent. Merger Sub is the entity into which we will merge pursuant to the terms of the merger agreement.

        For additional information about BPG and its business, please visit BPG's website at www.bpgltd.com.

The Special Meeting (Page 18)

  Date, Time and Purpose of the Special Meeting (Page 18)

        The special meeting of our stockholders will be held at 10:00 a.m., local time, on January 14, 2008, at the offices of Goodwin Procter LLP, Exchange Place, 53 State Street, Boston, Massachusetts 02109. At the special meeting, you will be asked, by proxy or in person, to approve the merger agreement and the merger transactions and to approve any adjournment of the special meeting for purposes of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger agreement and the merger transactions.

        The persons named in the enclosed proxy card will also have discretionary authority to vote upon other business, if any, that properly comes before the special meeting and any adjournment or postponement of the special meeting.

  Record Date, Notice and Quorum (Page 18)

        All holders of record of our common shares as of the close of business on the record date, which is November 28, 2007, are entitled to receive notice of and attend the special meeting or any adjournment or postponement of the special meeting. Only holders of our common shares at the close of business on the record date are entitled to vote at the special meeting or any adjournment or postponement of the special meeting.

        You will have one vote for each of our common shares that you owned as of the record date. On the record date, there were 7,684,468 of our common shares outstanding and entitled to vote at the special meeting.

        The holders of a majority of our common shares that were outstanding and entitled to vote on the record date, present in person or represented by proxy, will constitute a quorum for purposes of the special meeting.

  Required Vote (Page 18)

        Completion of the merger requires approval of the merger agreement and the merger transactions by the affirmative vote of the holders of at least a majority of our outstanding common shares entitled to vote at the special meeting. Because the required vote is based on the number of votes entitled to be cast rather than on the number of votes cast, failure to vote your common shares (including as a result of abstentions) will have the same effect as voting against the merger agreement and the merger transactions.

        In addition, the proposal to approve any adjournment of the special meeting for the purpose of soliciting additional proxies requires the affirmative vote of at least a majority of the votes cast on the matter in person or by proxy at the special meeting. For the purpose of this proposal, if you fail to attend the special meeting or vote by proxy, you will not be considered present in person or represented by proxy. As a result, the failure to vote your common shares will not have any effect on the outcome of this proposal. Additionally, abstentions are considered present but are not considered votes cast.

  Voting By Our Board of Directors and Executive Officers (Page 19)

        As of the record date, our executive officers and directors beneficially owned an aggregate of approximately 5,340 of our common shares, entitling them to exercise less than one percent (1%) of the voting power of our common shares entitled to vote at the special meeting. We currently expect that our executive officers and directors will vote their common shares in favor of the merger agreement and the merger transactions and, if necessary, in favor of adjournment of the special meeting to solicit additional proxies.

  Proxies and Revocation (Page 19)

        Any of our stockholders of record entitled to vote at the special meeting may authorize their proxy to vote by marking, signing, dating and promptly returning the enclosed proxy or submitting their voting instructions by telephone or Internet, or may appear and vote at the special meeting in person.

        Any proxy may be revoked at any time prior to its exercise by delivery of a properly executed, later-dated proxy card, by authorizing your proxy and submitting your voting instructions by telephone or Internet at a later date than your previously submitted proxy, by your filing a written revocation of your proxy with our Secretary at our address set forth above, or by your voting in person at the special meeting. Attendance at the meeting will not, in itself, constitute revocation of a previously granted proxy.

The Merger (Page 21)

        Pursuant to the merger agreement, on the closing date, Boston Capital REIT will be merged with and into Merger Sub with Merger Sub continuing as the surviving entity. Following the merger, the surviving entity will be a subsidiary of Parent. The merger will be effective under all applicable laws upon the acceptance for record of the articles of merger in respect of the merger by the Maryland State Department of Assessments and Taxation, and the filing of a certificate of merger with, and the acceptance of such certificate of merger for record by, the Secretary of State of Delaware. We sometimes use the term merger effective time in this proxy statement to describe the time the merger becomes effective under all applicable laws.

        Pursuant to the merger agreement, each of our common shares issued and outstanding immediately prior to the merger effective time and not subject to dissenter's rights (other than shares held by us or our subsidiaries or Parent, Merger Sub or any other wholly-owned subsidiary of Parent, which will be automatically canceled and retired and cease to exist with no payment being made) will automatically be canceled and converted into the right to receive cash, without interest and less any applicable withholding taxes, equal to $13.30 per common share plus an amount equal to the product obtained by multiplying $0.00164384 by the number of days between the last day of the month for which full monthly dividends have been declared and the date immediately before the closing date of the merger, reduced by the sum of (i) the per share amount, if any, distributed to holders of our common shares relating to distributions we make that are necessary for us either to maintain our status as a REIT or to avoid the imposition of corporate level tax or excise tax under the U.S. Internal Revenue Code of 1986, as amended, which we refer to in this proxy statement as the Code, and (ii) the amount of any distributions that are not permitted under the terms of the merger agreement. We refer to the consideration to be received by our stockholders in the merger as the common share merger consideration. We do not currently intend to make any distributions other than regular monthly dividends which accrue at a daily rate of $0.00164384 per common share outstanding and such other distributions that are permitted under the merger agreement and do not reduce the common share merger consideration.

Recommendation of Our Board of Directors (Page 31)

  After careful consideration, our board of directors unanimously:

  •
  has determined that the merger agreement, the merger, and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of Boston Capital REIT and our stockholders;

  •
  has approved the merger agreement, the merger, and the other transactions contemplated by the merger agreement and directed that the merger agreement, the merger, and the other transactions contemplated by the merger agreement be submitted to our stockholders for approval at a special meeting of stockholders; and

  •
  recommends that you vote "FOR" the proposal to approve the merger agreement, the merger, and the other transactions contemplated by the merger agreement.

Opinion of Our Financial Advisor (Page 31)

        On October 22, 2007, Wachovia Capital Markets, LLC, which we refer to as Wachovia Securities, rendered its opinion to our board of directors to the effect that, as of October 22, 2007, the common share merger consideration to be received by the holders of our common shares pursuant to the merger agreement was fair, from a financial point of view, to such holders of our common shares.

        Wachovia Securities' opinion was directed to our board of directors and only addressed the fairness from a financial point of view of the consideration to be received by the holders of our common shares pursuant to the merger agreement and not any other aspect or implication of the merger. The summary of Wachovia Securities' opinion in this proxy statement is qualified in its entirety by reference to the full text of Wachovia Securities' written opinion which is included as Appendix B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Wachovia Securities in preparing its opinion. Neither Wachovia Securities' opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to you as to how you should vote or act on any matter relating to the merger.

Financing (Page 36)

        In connection with the merger, Parent will cause an aggregate of approximately $102.4 million to be paid to holders of our common shares (other than dissenting stockholders, us, any of our subsidiaries, Parent, Merger Sub or any other wholly-owned subsidiary of Parent) and options. The merger agreement does not contain a financing condition. Parent has represented in the merger agreement that on the closing date of the merger, Parent will have available sufficient funds to pay the common share merger consideration and consummate the merger transactions.

        Parent may fund the common share merger consideration with equity from BPG Investment Partnership VIII, L.P. and BPG Private Real Estate Investment Trust II, fully discretionary private equity funds affiliated with BPG with total equity commitments of $850 million. Parent may arrange for debt financing provided by third party lenders for all or a portion of the common share merger consideration. If Parent is not able to arrange debt financing for the common share merger consideration, Parent will remain obligated to fund the common share merger consideration.

  Guarantees and Remedies (Page 37)

        In connection with the entry into the merger agreement, BPG Investment Partnership VIII, L.P. and BPG Private Real Estate Investment Trust II, which we collectively refer to as the Guarantors, have jointly and severally guaranteed the punctual and complete payment when due of the payment obligations, and the timely performance when required of all other obligations, of Parent and Merger Sub that arise under the merger agreement to Boston Capital REIT in an aggregate amount not to exceed $20 million.

        Boston Capital REIT, Parent and Merger Sub are entitled to specific performance with respect to the merger agreement in addition to any other remedy at law or equity (including injunctions).

Treatment of Options to Purchase Common Shares (Page 46)

        As of the record date, our independent directors are the only holders of outstanding options to acquire common shares. To the extent these options remain outstanding immediately prior to the merger effective time, they will be canceled (whether or not such options are vested or unvested) in exchange for a cash payment by us in an amount equal to the product of (i) the number of common shares issuable upon exercise of such option (assuming full vesting) and (ii) the excess, if any, of the common share merger consideration over the exercise price per common share, net of any applicable withholding tax.

Interests of Our Directors and Executive Officers (Page 37)

        Our directors and executive officers and certain other persons may have interests in the merger transactions that are different from, or in addition to, yours, including the following:

  •
  Our Advisor, is wholly-owned by Boston Capital Holdings Limited Partnership. John P. Manning, our Chairman and Chief Executive Officer, is the general partner of and owns a limited partnership interest in Boston Capital Holdings Limited Partnership. Each of our executive officers and two members of our board of directors are also officers of our Advisor. Our Advisor and its affiliates are entitled to receive compensation and fees pursuant to an advisory services agreement with us for services that include presenting us with investment opportunities and managing our day-to-day activities. In addition, at the merger effective time, our Advisor will receive any unpaid expense reimbursements and disposition fees under the advisory services agreement in connection with the consummation of the merger and termination of the advisory services agreement. These fees are a subordinated share of net sales proceeds in the amount of $4,371,000 and a subordinated disposition fee of $1,292,000.

  •
  Our independent directors will have their outstanding stock options to purchase our common shares canceled (whether or not such options are vested or unvested) at the merger effective time in exchange for a payment by us in an amount equal to the product of (i) the number of our common shares issuable upon exercise of such option (assuming full vesting) and (ii) the excess, if any, of the common share merger consideration over the exercise price per common share, net of any applicable federal or state withholding taxes. We estimate that our independent directors will receive an aggregate of $181,500 for outstanding stock options to purchase our common shares held by them as of the merger effective time prior to any applicable withholding taxes.

  •
  Our directors and executive officers are entitled to continued indemnification arrangements and directors' and officers' insurance coverage for a period of six years following the merger effective time.

All of our directors were fully aware of the foregoing interests of our directors and executive officers in the merger and considered them prior to approving the merger and the merger agreement.

Shares of Dissenting Stockholders (Page 67)

        A stockholder who has (i) properly filed a written objection to the merger prior to the special meeting of stockholders, (ii) not voted in favor of the approval of the merger agreement and the merger transactions, (iii) properly demanded in writing fair value for such stockholder's shares, and (iv) not effectively withdrawn, lost or failed to perfect such stockholder's rights under the dissenter's rights provisions of the Maryland General Corporation Law, which we refer to as the MGCL, will not have the right to receive the common share merger consideration at the merger effective time and, as of the close of business on the date of the special meeting, will cease to have any rights with respect to common shares for which dissenter's rights have been properly exercised, and will instead be entitled to the rights under the dissenter's rights provisions of the MGCL.

No Solicitation of Transactions (Page 54)

        The merger agreement contains restrictions on our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving Boston Capital REIT, our subsidiaries or our related entities. Notwithstanding these restrictions, under certain circumstances and subject to certain conditions, our board of directors may respond to an unsolicited written acquisition proposal or terminate the merger agreement and enter into an acquisition agreement with respect to a superior proposal.

Conditions to the Merger (Page 57)

        Completion of the merger depends upon the satisfaction or waiver (where permissible) of a number of conditions, including, among others:

  •
  approval of the merger agreement and the merger transactions by the requisite stockholder vote;

  •
  expiration or termination of any waiting period relating to and acquisition of any governmental approvals, authorizations and consents applicable to the consummation of the merger;

  •
  no action by any governmental authority that would make illegal or prohibit the consummation of the merger;

  •
  our representations and warranties that (a) are not made as of a specific date shall be true and correct as of the date of the merger agreement and as of the closing, as though made on and as of the date of closing, and (b) are made as of a specific date shall be true and correct as of such date, in each case except where the failure of our representations and warranties to be true and correct without regard to any materiality or material adverse effect qualifications would not in the aggregate have a material adverse effect, provided that certain representations and warranties pertaining to our capitalization, our authority to consummate the merger and the absence of undisclosed broker or financial advisor fees must be true and correct in all respects as of the closing;

  •
  the performance, in all material respects, by us, of all material obligations under the merger agreement and compliance, in all material respects, with the agreements and covenants to be performed or complied with under the merger agreement, except for certain obligations, which shall be complied with in all respects;

  •
  the termination, by us, of the advisory services agreement between us and our Advisor on or prior to the closing date;

  •
  the acquisition, by us, of any interests in our subsidiaries and our joint venture entities, such that all our subsidiaries and joint venture entities are wholly-owned by us on or prior to the closing date;

  •
  as of the closing date of the merger, there shall not have been an event, change, or occurrence that has resulted in a material adverse effect on us; and

  •
  the receipt of a tax opinion of our counsel, Goodwin Procter LLP, dated as of the closing date of the merger, opining on our qualification as a REIT under the Code, commencing with the taxable year beginning January 1, 2005.

Termination of the Merger Agreement (Page 59)

        The merger agreement may be terminated and the merger may be abandoned at any time prior to the merger effective time, as follows:

  •
  by mutual written consent of Parent and us;

  •
  by either Parent or us if:

  •
  the merger effective time has not occurred on or before March 31, 2008, which we refer to as the drop dead date, provided that (i) we may extend the drop dead date by an additional thirty days if all of the Parent and Merger Sub's conditions to consummation of the merger (other than our obligation to acquire minority interests held by our joint venture partners in our joint venture entities) have been satisfied on or prior to the drop dead date; and (ii) this right will not be available to a party whose failure to fulfill any obligation under the merger agreement materially contributed to the failure of the merger effective time to occur on or before the drop dead date;

  •
  any governmental authority in the United States shall have taken any action which has become final and non-appealable and has the effect of making consummation of the merger illegal or otherwise prohibits the consummation of the merger, provided that this right will not be available to a party who failed to use its reasonable best efforts to oppose such action by such governmental authority or to have such action vacated or made inapplicable to the merger; or

  •
  the requisite vote of our stockholders to approve the merger agreement and the merger transactions is not obtained;

  •
  by Parent if:

  •
  we are in breach of the representations and warranties or covenants or agreements under the merger agreement and such breach results in the applicable closing condition regarding representations and warranties or covenants and agreements being incapable of being satisfied by the drop dead date, so long as neither Parent nor Merger Sub are in material breach of their obligations under the merger agreement;

    •
    our board of directors withdraws, modifies or changes in a manner adverse to Parent its recommendation that our stockholders vote to approve the merger agreement and the merger transactions;

    •
    our board of directors approves an acquisition proposal;

    •
    we enter into an agreement with respect to an acquisition proposal (other than a confidentiality agreement permitted by the merger agreement); or

    •
    a tender offer or exchange offer for our common shares constituting an acquisition proposal is commenced by a third party before our stockholders approve the merger agreement and the merger transactions and our board of directors fails to make a recommendation against acceptance of such tender offer or exchange offer.

  •
  by us if:

  •
  Parent and Merger Sub are in breach of the representations and warranties or covenants or agreements under the merger agreement and such breach results in the applicable closing condition regarding representations and warranties or covenants and agreements being incapable of being satisfied by the drop dead date, so long as we are not in material breach of our obligations under the merger agreement; or

  •
  our board of directors approves an acquisition proposal and authorizes Boston Capital REIT to enter into a definitive agreement for the implementation of a superior proposal so long as:

  •
  the requisite stockholder vote of our stockholders to approve the merger agreement and the merger transactions has not been obtained;

  •
  we are not in or have not been in breach of our obligations under the merger agreement with regard to prohibitions on soliciting acquisition proposals or providing information regarding an acquisition proposal to Parent in any material respect;

  •
  our board of directors has determined, after consulting with its independent financial advisor, that such acquisition proposal constitutes a superior proposal and has determined in good faith, after consulting with its outside legal counsel, that the failure to take such actions would be inconsistent with our directors' duties to our stockholders under applicable laws; and

  •
  we pay to Parent the termination fee in accordance with the merger agreement simultaneously with the termination of the merger agreement.

Termination Fee and Expense Reimbursement (Page 61)

        Under certain circumstances, in connection with the termination of the merger agreement, we will be required to pay to Parent a termination fee of $4.0 million. The merger agreement also provides that if Parent has terminated the merger agreement because (a) our representations and warranties are or become untrue or incorrect or (b) we breach any of our covenants or agreements that would be incapable of being satisfied by the drop dead date, then we will pay to Parent for its reasonable transaction expenses in an amount up to a maximum of $1.5 million. If we terminate the merger agreement because (a) Parent's or Merger Sub's representations or warranties are or become untrue or incorrect or (b) the Parent or Merger Sub breaches any of its covenants or agreements that would be incapable of being satisfied by the drop dead date, then Parent will pay to us our reasonable transaction expenses in an amount up to a maximum of $1.5 million.

Regulatory Approvals (Page 38)

        We are unaware of any material federal, state or foreign regulatory requirements or approvals that are required for the execution of the merger agreement or the completion of the merger other than the filing of the articles of merger with, and the acceptance of such articles of merger for record by, the Maryland State Department of Assessments and Taxation in accordance with the MGCL and the filing of a certificate of merger with, and the acceptance of such certificate of merger for record by, the Secretary of State of Delaware.

Dissenters' Rights of Appraisal (Page 67)

        Under Maryland law, you will be entitled to rights of appraisal with respect to the merger and, accordingly, to the extent you file with us a written objection to the merger at or before the special meeting, do not vote in favor of the merger agreement and the merger transactions and have properly exercised and perfected appraisal rights under Title 3, Subtitle 2 of the MGCL, you will have the right to have a court judicially determine, and you will receive, fair value for your common shares as provided under the provisions of Maryland law governing appraisal rights. Since dissenting stockholders cease to have any rights as our stockholders as of the close of business on the date of the special meeting, the common share merger consideration will not be paid in respect of our common shares held by dissenting stockholders unless the rights of such dissenting stockholders are restored under Maryland law.

        We encourage you to read Title 3, Subtitle 2, of the MGCL carefully, which is attached as Appendix C to this proxy statement.

Material United States Federal Income Tax Consequences (Page 39)

        The receipt of the common share merger consideration for each of our common shares pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Generally, for U.S. federal income tax purposes, you will recognize gain or loss measured by the difference, if any, between the common share merger consideration received in exchange for our common shares and your adjusted tax basis in our common shares. In addition, under certain circumstances, we may be required to withhold a portion of your common share merger consideration under applicable tax laws. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We encourage you to consult your tax advisor regarding the tax consequences of the merger to you.

Deregistration of Our Common Shares (Page 43)

        If the merger is completed, our common shares will be deregistered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and we will no longer be obligated to file periodic reports with the Securities and Exchange Commission, which we refer to as the SEC, with respect to our common shares.

Market Price and Dividend Data (Page 64)

        There is no established public trading market for our common shares. For the year ended December 31, 2006, we are not aware of any secondary market sales of our common shares. Other than sales of our common shares pursuant to our registration statement on Form S-11 at $10.00 per share and pursuant to our distribution reinvestment plan at $9.50 per share, as of October 31, 2007, we are not aware of any other sales of our common shares other than a sale by one of our stockholders of 750 shares at $10.00 per share to a single purchaser in August 2007.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

        The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, as well as the additional documents referred to or incorporated by reference in this proxy statement, including the merger agreement, a copy of which is attached to this proxy statement as Appendix A. We encourage you to read the merger agreement carefully and in its entirety, as it is the principal document governing the merger.

Q:
What is the proposed transaction?

A:
The proposed transaction is the acquisition of Boston Capital REIT by affiliates of BPG Properties, Ltd. under an Agreement and Plan of Merger, dated as of October 23, 2007, by and among Boston Capital REIT, Parent and Merger Sub. Once the merger agreement and the merger transactions have been approved by the stockholders of Boston Capital REIT and the other closing conditions under the merger agreement have been satisfied or waived, Boston Capital REIT will merge with and into Merger Sub with Merger Sub surviving the merger as the surviving entity and as a subsidiary of Parent. For additional information on the merger, please review the merger agreement attached to this proxy statement as Appendix A and incorporated by reference into this proxy statement.

Q:
What will I be entitled to receive as a result of the merger?

A:
In exchange for each outstanding common share owned immediately prior to the merger effective time, holders of our common shares (other than dissenting stockholders, the Company, any of its subsidiaries, Parent, Merger Sub or any other wholly-owned subsidiary of Parent) will be entitled to receive the common share merger consideration, which is an amount in cash, without interest, equal to (a) $13.30, plus (b) an amount equal to the product obtained by multiplying $0.00164384 by the number of days between the last dividend declaration date for which regular monthly dividends on our common shares have been declared and the date immediately prior to the closing date of the merger and less the sum of (i) the per share amount, if any, distributed to holders of our common shares relating to distributions we make that are necessary for us to either maintain our status as a real estate investment trust or to avoid the imposition of corporate level tax or excise tax under the Code, and (ii) the amount of any distributions that are not permitted under the terms of the merger agreement. We do not currently intend to make any distributions other than regular monthly dividends, which accrue at a daily rate of $0.00164384 per common share outstanding, and such other distributions that are permitted under the merger agreement and do not reduce the common share merger consideration.

Q:
Will I receive any regular monthly dividends with respect to the common shares that I own?

A:
Yes. Under the terms of the merger agreement, Boston Capital REIT may continue to declare and pay regular monthly cash dividends at a rate of $0.00164384 per share outstanding, per day, and pro-rated for the period of ownership. Any dividends declared and paid prior to the merger effective time will not be included in the common share merger consideration. Our board of directors has authorized and we intend to pay our stockholders our regular monthly dividend for the months of November 2007 and December 2007 in the amount of $0.00164384 per common share outstanding, per day and pro-rated for the period of ownership on December 21, 2007 and no later than January 23, 2008, respectively. We will announce additional dividend declaration dates and payment dates if any are authorized by our board of directors prior to the merger effective time.

Q:
When do you expect the merger to be completed?

A:
We are working toward completing the merger as quickly as possible, and we anticipate that the merger will be completed in the first quarter of 2008. If our stockholders vote to approve the merger agreement and the merger transactions and assuming that the other conditions in the merger agreement are satisfied or waived, it is anticipated that the merger will become effective as soon as practicable following the special meeting.

Q:
What vote of stockholders is required to approve the merger proposal?

A:
Approval of the merger agreement and the merger transactions requires the affirmative vote of the holders of at least a majority of the outstanding common shares entitled to vote on the matter at the special meeting. Because the required vote is based on the number of our common shares outstanding and entitled to vote rather than on the number of votes cast in person or by proxy, failure to vote your shares and abstentions will have the same effect as voting against the proposal to approve the merger agreement and the merger transactions.

Q:
What is required to adjourn the special meeting?

A:
If approved by the affirmative vote of the holders of at least a majority of the votes cast on the matter in person or by proxy at the special meeting, we will have the power to adjourn the meeting from time to time to a date not more than 120 days after the record date without notice other than announcement at such meeting. For purposes of this proposal, if you fail to attend the special meeting or vote by proxy, you will not be considered present in person or represented by proxy. However, the failure to vote your common shares will not have any effect on the outcome of this proposal. Abstentions and broker non-votes (as described below) are considered present but are not considered votes cast.

Q:
Is my vote required to postpone the special meeting?

A:
No. Unlike any adjournment of the special meeting, at any time prior to convening the special meeting, our board of directors may postpone the special meeting for any reason without the approval of our stockholders. If the special meeting is postponed, we will provide at least fifteen days' notice of the new date of the special meeting.

Q:
When and where is the special meeting?

A:
The special meeting of stockholders will take place on January 14, 2008 at 10:00 a.m., local time, at the offices of Goodwin Procter LLP, Exchange Place, 53 State Street, Boston, Massachusetts 02109.

Q:
Who can vote and attend the special meeting?

A:
All of our stockholders of record as of the close of business on November 28, 2007, the record date for the special meeting, are entitled to receive notice of and attend the special meeting or any adjournment or postponement of the special meeting and are entitled to vote at the special meeting or any adjournment or postponement of the special meeting. Each common share entitles you to one vote on each matter properly brought before the special meeting.

Q:
How does our board of directors recommend that I vote?

A:
Our board of directors recommends that our stockholders vote in favor of the proposal to approve the merger agreement, the merger, and the other transactions contemplated by the merger agreement.

Q:
Do any of the Company's directors and executive officers or any other person have any interest in the merger transactions that is different than mine?

A:
Yes. Our directors and executive officers may have interests in the merger transactions that are different from, or in addition to, yours:

•
Our Advisor is wholly-owned by Boston Capital Holdings Limited Partnership. John P. Manning, our Chairman and Chief Executive Officer, is the general partner of and owns a limited partnership interest in Boston Capital Holdings Limited Partnership. Each of our executive officers and two members of our board of directors are also officers of our Advisor. Our Advisor and its affiliates are entitled to receive compensation and fees pursuant to an advisory services agreement with us for services that include presenting us with investment opportunities and managing our day-to-day activities. In addition, at the merger effective time, our Advisor will receive any unpaid expense reimbursements and disposition fees under the advisory services agreement in connection with the consummation of the merger and termination of the advisory services agreement. These fees are a subordinated share of the net sales proceeds in the amount of $4,371,000 and a subordinated disposition fee in the amount of $1,292,000.

•
Our independent directors will have their outstanding stock options to purchase our common shares canceled (whether or not such options are vested or unvested) at the merger effective time in exchange for a payment by us in an amount equal to the product of (i) the number of our common shares issuable upon exercise of such option (assuming full vesting) and (ii) the excess, if any, of the common share merger consideration over the exercise price per common share, net of any applicable federal or state withholding taxes. We estimate that our independent directors will receive an aggregate of $181,500 upon cancellation of outstanding stock options to purchase our common shares held by them as of the merger effective time.

•
Our directors and executive officers are entitled to continued indemnification arrangements and directors' and officers' insurance coverage for a period of six years following the merger effective time.

Please see "The Merger—Interests of Our Directors and Executive Officers" on page 37 for additional information about possible interests that our directors and executive officers may have in the merger that are different than yours.

Q:
How do I cast my vote?

A:
If you are a stockholder of record on the record date, you may vote in person at the special meeting or authorize a proxy for the special meeting. You can authorize your proxy by marking, signing, dating and promptly returning the enclosed proxy card in the accompanying pre-addressed, postage paid envelope, or, if you prefer, by following the instructions on your proxy card for telephone or Internet proxy authorization.

Q:
What will happen if I abstain from voting or fail to vote?

A:
If you abstain from voting, or fail to cast your vote in person or by proxy or if you hold your shares in "street name" and fail to give voting instructions to the record holder of your shares, it will have the same effect as a vote against the proposal to approve the merger agreement and the merger transactions but will have no effect on the outcome of the adjournment proposal.

Q:
How will proxy holders vote my shares?

A:
If you properly submit a proxy prior to the special meeting, your common shares will be voted as you direct. If you submit a proxy but no direction is otherwise made, your common shares will be voted "FOR" the proposal to approve the merger agreement and the merger transactions and

  "FOR" the approval of any adjournment of the special meeting for the purpose of soliciting additional proxies.

Q:
Can I change my vote after I have mailed my proxy card?

A:
Yes. You may revoke a previously granted proxy at any time before it is exercised by filing with our Secretary a written notice of revocation of your proxy or a duly executed proxy bearing a later date, by authorizing your proxy and submitting your voting instructions by telephone or Internet at a later date than your previously submitted proxy, or by attending the meeting and voting in person. Attendance at the meeting will not, in itself, constitute revocation of a previously granted proxy.

Q:
What happens if I sell my shares before the special meeting?

A:
If you held your common shares on the record date but transfer them prior to the merger effective time, you will retain your right to vote at the special meeting, but not the right to receive the common share merger consideration for the common shares. The right to receive such consideration will pass to the person who owns the shares you previously owned when the merger becomes effective. We must receive any properly completed notice of transfer prior to the merger effective time in order for the transferee to receive payment in respect to transferred shares.

Q:
How do I cast my vote if my common shares are held of record by a broker, bank or other nominee?

A:
If you hold your common shares in "street name" through a broker, bank or other nominee, your broker, bank or nominee will not vote your shares unless you provide instructions on how to vote. We do not believe that any of our common shares are held through a broker, bank or other nominee. However, if that is the case, you must obtain a proxy form from the broker, bank or other nominee that is the record holder of your shares and provide the record holder of your shares with instructions on how to vote your shares, in accordance with the voting directions provided by your broker, bank or nominee. The inability of your record holder to vote your shares, often referred to as a "broker non-vote," will have the same effect as a vote against the approval of the proposal to approve the merger agreement and the merger transactions but will have no effect on the outcome of the proposal to approve any adjournment of the special meeting for the purpose of soliciting additional proxies.

Q:
What rights do I have if I oppose the merger?

A:
You can vote against the merger agreement and the merger transactions by indicating a vote against the proposal on your proxy card and signing and mailing your proxy card, by submitting voting instructions against the proposal to approve the merger agreement and the merger transactions by telephone or Internet or voting against the proposal to approve the merger agreement and the merger transactions in person at the special meeting. Additionally, subject to certain conditions, you are entitled to dissenters' rights under Maryland law with respect to the merger. Please see "Dissenters' Rights of Appraisal" on page 67.

Q:
What will happen to the common shares that I currently own after completion of the merger?

A:
Following the completion of the merger, your common shares will be canceled and will represent only the right to receive the common share merger consideration. We will no longer be obligated to file periodic reports with the SEC.

Q:
Have any stockholders already agreed to approve the merger?

A:
No. There are no agreements between Parent, Merger Sub or their affiliates and any of our stockholders in which a stockholder has agreed to vote in favor of approval of the merger agreement and the merger transactions. We expect our directors and executive officers will vote the common shares that they own in favor of approval of the merger agreement and the merger transactions and, if necessary, in favor of adjournment to solicit additional proxies.

Q:
Where can I find more information about Boston Capital REIT?

A:
We file certain information with the SEC. You may read and copy this information at the SEC's public reference facilities. You may call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at www.sec.gov and on the REIT Resources section of our website at www.bostoncapital.com. Information contained on our website is not part of, or incorporated in, this proxy statement. You can also request copies of these documents from us. See "Where You Can Find More Information" on page 69.

Q:
Who will solicit and pay the cost of soliciting proxies?

A:
We will bear the cost of soliciting proxies for the special meeting. Our board of directors is soliciting your proxy on our behalf. Our directors and officers may solicit proxies by telephone and facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies. We have retained D. F. King & Co., Inc., a professional proxy solicitation firm, as our proxy solicitation agent to assist us in the solicitation of proxies, and will pay up to $100,000 plus reimbursement of out-of-pocket expenses, to D. F. King & Co., Inc. for its services. We will also request that banking institutions, brokerage firms, custodians, trustees, nominees, fiduciaries and other like parties forward the solicitation materials to the beneficial owners of common shares held of record by such person, and we will, upon request of such record holders, reimburse forwarding charges and out-of-pocket expenses.

Q:
Is the merger expected to be taxable to me?

A:
Yes. The receipt of the common share merger consideration for each common share pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Generally, for U.S. federal income tax purposes, you will recognize gain or loss measured by the difference, if any, between the common share merger consideration received in exchange for our common shares and your adjusted tax basis in our common shares. In addition, under certain circumstances, we may be required to withhold a portion of your common share merger consideration under applicable tax laws. You should read "The Merger—Material United States Federal Income Tax Consequences" on page 39 for a more complete discussion of the U.S. federal income tax consequences. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We encourage you to consult your tax advisor regarding the tax consequences of the merger to you.

Q:
Who can help answer my other questions?

A:
If you have additional questions about the special meeting, the merger or authorizing your proxy, you should contact our proxy solicitation agent, D. F. King & Co., Inc., as follows:

  D. F. King & Co., Inc.
  48 Wall Street
  New York, NY 10005
  1-800-488-8075

  If you hold your shares through a broker, bank or other nominee, you should also call your broker, banker or other nominee for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        Information both included and incorporated by reference in this proxy statement may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on various assumptions and describe our future plans, strategies, and expectations, are generally identified by our use of words such as "intend," "plan," "may," "should," "will," "project," "estimate," "anticipate," "believe," "expect," "continue," "potential," "opportunity," and similar expressions, whether in the negative or affirmative. We cannot guarantee that we actually will achieve these plans, intentions or expectations, including completing the merger on the terms summarized in this proxy statement. All statements regarding our expected financial position, business and financing plans are forward-looking statements.

        Except for historical information, matters discussed in this proxy statement are subject to known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

        Factors which could have a material adverse effect on our operations and future prospects or the completion of the merger include, but are not limited to:

  •
  the satisfaction of the conditions to consummate the merger, including the receipt of the required stockholder approval;

  •
  the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

  •
  the failure of the merger to close for any other reason;

  •
  the amount of the costs, fees, expenses and charges related to the merger;

  •
  in the event of default by the Parent and Merger Sub, the $20 million guaranty may not be collectible or adequate to cover our damages or the Guarantors may default on their obligations under the guaranty;

  •
  risks that the merger disrupts current plans and operations including potential difficulties in employee retention for our third party property managers;

  •
  the effect of the announcement of the proposed merger on our joint venture relationships, operating results and business generally;

  •
  actions, strategies and performance of affiliates that we may not control;

  •
  our ability to extend or refinance certain existing indebtedness;

  •
  our geographic market concentration may cause our overall operating results to be less favorable than operating results in the strongest markets;

  •
  changes in interest rates and financial and capital markets;

  •
  general economic and market conditions, particularly as they affect the real estate market;

  •
  our ability to continue to qualify as a REIT for federal income tax purposes and to make payments which are necessary, including distributions, to maintain such status;

  •
  changes in insurance costs, premiums, available insured limits and amounts of related deductibles (including our ability to secure additional or replacement property insurance);

  •
  the effect of war, terrorism or catastrophic events; and

  •
  changes in U.S. tax laws that affect REITs.

        These risks and uncertainties, along with the risks that are set forth in the "Risk Factors," "Legal Proceedings" and "Management Discussion and Analysis of Financial Condition and Results of Operations" sections of our SEC filings, including our most recent filings on Forms 10-Q and 10-K, should be considered in evaluating any forward-looking statements contained in this proxy statement. All forward-looking statements speak only as of the date of this proxy statement. All subsequent written and oral forward-looking statements in this proxy statement attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section.

        All information contained in this proxy statement concerning Parent, Merger Sub and their subsidiaries and affiliates or their financing arrangements related to the merger has been supplied by Parent and Merger Sub and has not been independently verified by us.

THE PARTIES TO THE MERGER

Boston Capital Real Estate Investment Trust, Inc.
One Boston Place, Suite 2100
Boston, Massachusetts 02108
(617) 624-8900

        We are a Maryland corporation that operates as a real estate investment trust for federal income tax purposes. We are a real estate company engaged in the acquisition, ownership, management and operation of market rate apartment communities. We currently own, directly or indirectly through our subsidiaries and joint ventures, interests in 11 apartment communities consisting of 3,098 units and comprising approximately 2,713,000 square feet located in Jacksonville, Florida, Portland, Oregon, Seattle, Washington, Salt Lake City, Utah and Plano, Texas.

        Generally, our interests in each apartment community are owned by a limited liability company or limited partnership wholly-owned by us, which we refer to as our subsidiaries. Our subsidiaries own the equity interests in joint venture entities in which unaffiliated third parties, which we refer to as our joint venture partners, have a subordinated economic interest. The joint venture entities hold the apartment communities indirectly through wholly-owned limited liability companies, or property level entities. In this proxy statement, we refer to the joint venture entities and the property level entities collectively as the related entities.

        Our Advisor is Boston Capital REIT Advisors, LLC, an affiliate of our company. Our Advisor is entirely responsible for managing our affairs on a day-to-day basis and for identifying and making, subject to the approval of our board of directors, acquisitions on our behalf. Some of our officers and directors are also officers of our advisor. John P. Manning is the sole stockholder of Boston Capital Corporation, the general partner of Boston Capital Holdings Limited Partnership and the manager of our Advisor. Our Advisor has contractual responsibility to our company and our stockholders pursuant to an advisory services agreement. Our company has no employees of its own.

        Our Advisor relies on third-party property managers for leasing, maintenance and other day-to-day management of our apartment communities. Except in the case of our Jacksonville communities, these third-party property managers are affiliates of our joint venture partners in the joint venture entity that owns the property level entities which hold such apartment communities.

        For additional information about us and our business, see "Where You Can Find More Information" beginning on page 69.

BC Acquisition Investors, LLC
BC Acquisition Sub, LLC
c/o BPG Properties LTD
770 Township Line Road, Suite 150
Yardley, PA 19067
(215) 496-0400

        BC Acquisitions Investors, LLC and BC Acquisition Sub, LLC are entities that were recently formed by affiliates of BPG Properties, Ltd., which we refer to as BPG, for the purpose of acquiring us pursuant to the terms of the merger agreement. BPG is a private equity real estate fund manager based in Philadelphia, Pennsylvania with a current portfolio of over 20 million square feet of office, retail and industrial properties and more than 22,000 apartment units in over 100 communities located throughout the United States. BPG's philosophy is to be a direct real estate operator, and following consummation of the merger, BPG's affiliate, Madison Apartment Group, L.P., will manage and operate the properties that will be acquired pursuant to the merger.

        BC Acquisition Investors, LLC, which we refer to as Parent in this proxy statement, is a newly formed Delaware limited liability company. All of the equity interests in BC Acquisition Investors LLC are owned by BPG Investment Partnership VIII, L.P. and BPG Private Real Estate Investment Trust II, a fully discretionary private equity fund affiliated with BPG with total equity commitments of $850 million.

        BC Acquisition Sub, LLC, which we refer to as Merger Sub in this proxy statement, is a newly formed Delaware limited liability company and a wholly-owned subsidiary of Parent. Merger Sub is the entity into which we will merge pursuant to the terms of the merger agreement..

        For additional information about BPG and its business, please visit BPG's website at www.bpgltd.com.

THE SPECIAL MEETING

Date, Time and Purpose of the Special Meeting

        This proxy statement is being furnished to our stockholders in connection with the solicitation of proxies from our stockholders by our board of directors for use at a special meeting to be held on January 14, 2008, at 10:00 a.m., local time. The special meeting will take place at the offices of Goodwin Procter LLP, Exchange Place, 53 State Street, Boston, Massachusetts 02109. The purpose of the special meeting is for you to consider and vote, by proxy or in person, upon a proposal to approve the merger agreement and the merger transactions and a proposal to approve any adjournment of the special meeting for purposes of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger agreement and the merger transactions and to consider and act upon any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting. Our stockholders must approve the merger agreement and the merger transactions. A copy of the merger agreement is attached as Appendix A to this proxy statement, which we encourage you to read carefully in its entirety.

Record Date, Notice and Quorum

        On the record date, there were 7,684,468 common shares outstanding and entitled to vote at the special meeting.

        The holders of a majority of our common shares that were outstanding as of the close of business on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Common shares held by stockholders present at the meeting in person who do not vote and proxies marked "abstain" or "against" will be counted as present at the meeting for quorum purposes. If a broker submits a proxy indicating that it does not have discretionary authority as to certain shares to vote on a particular matter (broker non-votes), those shares will also be considered as present at the meeting for quorum purposes.

Required Vote

        Completion of the merger requires approval of the merger agreement and the merger transactions by the affirmative vote of the holders of at least a majority of the outstanding common shares entitled to vote on the matter at the special meeting. Each common share that was outstanding on the record date entitles the holder thereof to cast one vote at the special meeting. Because the required vote for this proposal is based on the number of common shares outstanding rather than on the number of votes cast, failure to vote common shares that you own (including as a result of broker non-votes and abstentions) will have the same effect as voting against the approval of the merger agreement and the merger transactions.

        In addition, the proposal to approve any adjournment of the special meeting for the purpose of soliciting additional proxies requires the affirmative vote of at least a majority of the votes cast on the matter in person or by proxy at the special meeting. For the purpose of this proposal, if you fail to attend the special meeting or vote by proxy, you will not be considered present in person or represented by proxy. As a result, the failure to vote your common shares will not have any effect on the outcome of this proposal. Additionally, abstentions and broker non-votes are considered present but are not considered votes cast.

        Accordingly, in order for your common shares to be included in the vote, if you are a stockholder of record, you must have your common shares voted either by returning the enclosed proxy card or by authorizing your proxy and submitting your voting instructions by telephone or Internet or by voting in person at the special meeting.

        Record holders may vote or cause their shares to be voted using one of the following methods:

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  mark, sign, date and promptly return the enclosed proxy card by mail; or

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  authorize your proxy and submit voting instructions by telephone or Internet by following the instructions included with your proxy card; or

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  appear and vote in person by ballot at the special meeting.

        Regardless of whether you plan to attend the special meeting, we request that you complete and return a proxy for your common shares as described above as promptly as possible.

        We do not believe that any common shares are held through a bank, brokerage firm or nominee (i.e., in "street name"). However if you do hold your common shares in street name, you must provide voting instructions in accordance with the instructions on the voting instruction card that your bank, brokerage firm or nominee provides to you. You should instruct your bank, brokerage firm or nominee as to how to vote your common shares, following the directions contained in such voting instruction card. If you have not received such voting instructions or require further information regarding such voting instructions, please contact your broker, bank or nominee who can give you directions on how to vote your common shares.

Voting by Our Directors and Executive Officers

        As of the record date, our executive officers and directors beneficially owned an aggregate of approximately 5,340 common shares, entitling them to exercise in the aggregate less than one percent of the voting power of common shares entitled to vote at the special meeting. We currently expect that our executive officers and directors will vote their common shares in favor of the proposal to approve the merger agreement and the merger transactions and if necessary, in favor of adjournment of the special meeting to solicit additional proxies.

Proxies and Revocation

        If you authorize a proxy, your shares will be voted at the special meeting as you indicate on your proxy. If no instructions are indicated on your signed proxy card, your shares will be voted "FOR" the proposal to approve the merger agreement, the merger, and the other transactions contemplated by the merger agreement and "FOR" the approval of any adjournment of the special meeting for the purpose of soliciting additional proxies.

        You may revoke your proxy at any time, but only before the proxy is voted at the special meeting, in any of three ways:

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  by delivering, prior to the date of the special meeting, a written revocation of your proxy dated after the date of the proxy that is being revoked to our Secretary at One Boston Place, Suite 2100, Boston, MA 02108;

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  by delivering to our Secretary a later dated, duly executed proxy or by authorizing your proxy and submitting voting instructions by telephone or Internet at a date after the date of the previously authorized proxy relating to the same shares; or

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  by attending the special meeting and voting in person by ballot.

        Attendance at the special meeting will not, in itself, constitute revocation of a previously authorized proxy.

        If you own our common shares in "street name," you may revoke or change a previously authorized proxy by following the instructions provided by the bank, brokerage firm, nominee or other party that is the registered owner of our shares.

        We do not expect that any matter other than (i) the proposal to approve the merger agreement and the merger transactions and (ii) if necessary, the proposal to adjourn the special meeting, for the purpose of soliciting additional proxies, will be brought before the special meeting. If, however, such a matter is properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons appointed as proxies will have discretionary authority to vote the common shares represented by duly executed proxies in accordance with their discretion.

        We will pay the costs of soliciting proxies for the special meeting. Our directors and officers may solicit proxies by telephone and facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies. We have retained D. F. King & Co. Inc., a professional proxy solicitation firm, to assist us in the solicitation of proxies, and will pay fees of approximately $100,000 plus reimbursement of out-of-pocket expenses, to D. F. King & Co. Inc., for their services. In addition, our arrangement with D. F. King & Co. Inc. includes provisions obligating us to indemnify it for certain liabilities that could arise in connection with its solicitation of proxies on our behalf. We will also request that banking institutions, brokerage firms, custodians, trustees, nominees, fiduciaries and other like parties forward the solicitation materials to the beneficial owners of common shares held of record by such person, and we will, upon request of such record holders, reimburse forwarding charges and out-of-pocket expenses.

Adjournments

        Although it is not currently expected, the special meeting may be adjourned for the purpose of soliciting additional proxies if we have not received sufficient proxies to constitute a quorum or sufficient votes to approve the merger agreement and the merger transactions. Any adjournment may be made, from time to time, to a date not more than 120 days after the record date without notice, other than by an announcement at the special meeting, by approval of the holders of a majority of the votes cast on the matter in person or by proxy at the special meeting, whether or not a quorum exists. If no instructions are indicated on your signed proxy card, your shares will be voted in favor of an adjournment. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use.

Postponements

        At any time prior to convening the special meeting, our board of directors may postpone the special meeting for any reason without the approval of our stockholders. If postponed, we will provide at least fifteen days' notice of the new meeting date. Although it is not currently expected, our board of directors may postpone the special meeting for the purpose of soliciting additional proxies if we have not received sufficient proxies to constitute a quorum or sufficient votes for approval of the proposal to approve the merger agreement and the merger transactions. Similar to an adjournment, any postponement of the special meeting for the purpose of soliciting additional proxies will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use.

THE MERGER

General Description of the Merger

        Under the terms of the merger agreement, Parent will acquire us and our subsidiaries. To accomplish this pursuant to the merger agreement, the following transactions will occur:

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  On the closing date of the merger, Boston Capital REIT will be merged with and into Merger Sub with the Merger Sub continuing as the surviving entity following the merger and our common shares issued and outstanding immediately prior to the merger effective time and not subject to dissenters' rights (other than shares held by us or our subsidiaries, Parent, Merger Sub or any other wholly-owned subsidiary of Parent, which will be automatically canceled and retired and cease to exist with no payment being made) will automatically be canceled and converted into the right to receive cash, without interest, equal to $13.30 per common share plus an amount equal to the product obtained by multiplying $0.00164384 by the number of days between the last dividend declaration date for which regular monthly dividends on our common shares have been declared and the date immediately prior to the closing date of the merger, less the sum of (i) the per share amount, if any, distributed to holders of our common shares relating to distributions we make which are necessary for us to either maintain our status as a real estate investment trust or to avoid the imposition of corporate level tax or excise tax under the Code, and (ii) the amount of any distributions that are not permitted under the terms of the merger agreement. We do not currently intend to make any distributions other than regular monthly dividends which accrue at a daily rate of $0.00164384 per common share outstanding and such other distributions that are permitted by the merger agreement and do not reduce the common share merger consideration.

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  Any unexercised and unexpired option to purchase common shares issued under our equity incentive plans held immediately prior to the merger effective time (regardless of whether it is vested or exercisable at that time) will, as of the merger effective time, be canceled, and, in exchange therefor, the holder thereof will receive a cash payment in an amount equal to the product of (i) the number of common shares issuable upon exercise of such option (assuming full vesting) and (ii) the excess, if any, of the common share merger consideration over the exercise price per common share of such option, which cash payment will be treated as compensation and will be net of any applicable federal or state withholding tax.

Background of the Merger

        As part of our business strategy, our board of directors, in consultation with our Advisor, periodically reviews our business strategy with the goal of maximizing stockholder value in light of changing real estate capital market conditions.

        On February 8, 2007, at a regularly scheduled meeting, our board of directors discussed the status of our public offering of our common shares, which we refer to as the offering. In the offering, which commenced in August 2005, we had offered up to 100,000,000 of our common shares on a best-efforts basis at $10.00 per share. As of February 2, 2007, we had raised approximately $42,000,000 in proceeds from the offering. The offering was scheduled to terminate on July 1, 2007. Our board of directors discussed the advantages and disadvantages of extending the offering beyond the termination date in order to raise additional equity capital to achieve our investment objective of acquiring additional interests in apartment communities. Our board of directors discussed a number of factors, including that expected economies of scale with regard to the offering and overhead costs of the offering had not been realized due to the amount of the capital raised to date. In addition, our board of directors believed the value of our apartment communities had increased. As a result, the raising of additional capital through the offering under its current plan of distribution without accretive uses of the equity capital being raised would be dilutive to our existing stockholders. Our board of directors discussed alternative ways to raise additional equity capital, including changes to the current plan of distribution and/or raising private equity capital through private or institutional investors, and the effect such alternative means of capital raising would have on our existing stockholders. Our independent directors, Philip S. Cottone, Nicholas L. Iacuzio and Kevin C. Phelan, requested that John Manning and Jeffrey Goldstein, on behalf of our Advisor, explore alternative means of raising capital and report back to our board of directors at the next board meeting.

        On February 22, 2007, at a special telephonic meeting, Mr. Manning reviewed for our board of directors the status of the offering and alternative action plans for the Company to raise additional capital. Following this review, our board of directors discussed potential alternatives for the Company including: (i) maintaining the offering under the current plan of distribution (with an extension of the termination date) or continuing the offering under a revised plan of distribution; (ii) raising additional capital from a private or institutional investor; (iii) refinancing existing debt; and (iv) the possibility of sale and/or liquidation of Boston Capital REIT. Our board of directors directed Messrs. Manning and Goldstein, on behalf of our Advisor, to prepare an analysis of potential alternatives for us to raise capital.

        On March 14, 2007, at a special meeting of our board of directors, Mr. Manning gave an overview of the discussion at the last meeting, and updated our board of directors on the status of the offering. Mr. Goldstein then reviewed six potential strategies for raising capital and the expected value of a common share over a five year period based on certain assumptions for each scenario. Following a discussion of these strategies, our board of directors directed Messrs. Manning and Goldstein, on behalf of our Advisor, to revise the analysis in light of suggestions made by our board of directors with regard to certain assumptions utilized in the materials prepared by our Advisor and authorized our Advisor to begin a dialogue with potential financial advisors to assist us and our board of directors with respect to these matters.

        Subsequent to this meeting, representatives of our Advisor began discussions with several potential financial advisors, including Wachovia Securities and Financial Advisor A about alternative means for raising capital and other possible strategic alternatives.

        Following these discussion, Mr. Manning had several telephone conversations with the members of our board of directors updating them on these discussions. On March 15, 2007, upon direction of our board of directors, we entered into an engagement letter with Financial Advisor A with respect to identifying private or institutional investors that might be interested in investing in us in a private placement of common or preferred equity or mezzanine debt.

        On March 22, 2007, Messrs. Manning, Goldstein and Phelan, along with representatives of our Advisor, met with representatives of Wachovia Securities to discuss the current market environment in the multifamily apartment sector and the possibility of engaging Wachovia Securities to undertake a strategic alternatives review. At this meeting, representatives of Wachovia Securities presented an overview of their experience and capabilities in acting as a financial advisor in this capacity.

        On April 12, 2007, at a special meeting, our board of directors continued to discuss ongoing issues with regard to continuing the offering under the current plan of distribution, the effect such continuation would have on our stockholders and possible strategic alternatives in order to maximize stockholder value. Mr. Manning updated the board on meetings with representatives of ours and our Advisor with various potential institutional investors and other entities that might be potential sources for raising additional private equity capital. Mr. Manning noted that none of these potential sources of private equity capital had submitted a formal written presentation or proposal to us regarding a potential transaction. Mr. Phelan then provided an update of the meeting with Wachovia Securities on March 22, 2007. Our board of directors then reviewed the revised options analysis prepared by our Advisor. In particular, representatives of our Advisor expressed concern that leveraging our apartment communities or raising capital through institutional investors would dilute value for our current stockholders. Our board of directors also considered whether the offering should be suspended while strategic alternatives were explored. After discussion, our board of directors authorized the suspension of the current plan of distribution with respect to the offering, as soon as practicable, but in any event no later than April 30, 2007. In addition, our board of directors authorized us to retain Wachovia Securities as a financial advisor to assist with the exploration of a broad range of possible strategic alternatives to maximize stockholder value.

        On April 18, 2007, we issued a press release announcing the suspension of the offering under our current plan of distribution and its intention to hire an investment bank to assist in the exploration of strategic alternatives.

        On April 19, 2007, we entered into an engagement letter with Wachovia Securities pursuant to which Wachovia Securities was engaged to act as our exclusive financial advisor to provide a strategic alternatives review and to participate in any structural engagement resulting from this review.

        From April 23, 2007 through May 11, 2007, Wachovia Securities worked with our Advisor to develop a five year asset level model that included detailed assumptions by property such as rental growth, occupancy and rental concessions. Wachovia Securities and our Advisor evaluated our independent business plan, as prepared by our Advisor, and tactical and strategic alternatives in order to provide: (i) an evaluation of our independent business plan; (ii) an analysis of tactical enhancements to our independent business plan such as a leveraged recapitalization, the acquisition of a developer and self management strategies; and (iii) an analysis and valuation of the strategic alternatives available to us such as the sale of selected assets, liquidation, sale of our company as a whole or merger with a strategic partner.

        On May 17, 2007, Wachovia Securities presented to our board of directors its valuation analyses of potential alternatives available to us and an overview of the multifamily market environment. This presentation included an evaluation of our independent business plan, an analysis of tactical enhancements to our independent business plan and an analysis and evaluation of strategic alternatives available to us. Wachovia Securities noted that our independent business plan assumed the raise of additional equity capital through private or institutional investors.

        In addition to pursuing our independent business plan, the tactical alternatives included a leveraged recapitalization and a self-managed strategy in which our Advisor was replaced with an internal management team. The strategic alternatives included a merger with a strategic partner, a programmatic sale of our assets during a twelve month period and the sale of our company through an auction process. Wachovia Securities outlined in its presentation the execution risks and challenges of each of the potential alternatives and provided a valuation analysis for each alternative. Wachovia Securities also provided an overview of initial public offerings of "microcap" REITs (equity market capitalization less than $375 million) since January 1, 2003 and their subsequent performance.

        Wachovia Securities advised our board of directors that the results of its valuation analysis implied that a change of control transaction may provide the greatest value to our existing stockholders. Our board of directors instructed Wachovia Securities to begin informal discussions with Company A, a non-exchange traded public REIT, as an exploration of one of the potential strategic alternatives for us.

        On May 30, 2007, at a regularly scheduled meeting of our board of directors, the potential alternatives previously presented by Wachovia Securities were discussed. Our board of directors discussed the potential for synergies if we were combined with one of our affiliates and directed that Wachovia Securities analyze this alternative as well. Our board of directors also discussed Wachovia Securities' belief that we would need to have substantially more assets to successfully list our common shares on an exchange. Our board of directors asked Wachovia Securities to present possible strategies to increase the amount of our assets.

        On June 25, 2007, Wachovia Securities updated its presentation to our board of directors regarding our potential alternatives noting the adverse changes in the financing markets since its May 17, 2007 presentation had resulted in a decrease in Wachovia Securities' valuation of Boston Capital REIT. Wachovia Securities provided our board of directors with additional analysis based on potential enhancements to our independent business plan and noted that the independent business plan was adjusted to reflect changes in the debt and multifamily markets. The potential independent business plan enhancements included developing an asset fee management business, acquisition of a developer, sale of selected assets and expansion into affordable housing. Wachovia Securities outlined in its presentation the execution risks and challenges of each of the potential enhancements. In addition, Wachovia Securities presented an analysis of a potential enhancement through the merger of us with an affiliate of Boston Capital Corporation, our sponsor. Wachovia Securities outlined the potential affiliate combination opportunities and noted that with regard to this alternative the structuring issues may be too complex and challenging and that the valuation and returns were not attractive.

        Wachovia Securities also reported it had approached Company A regarding the possibility of a strategic merger with us. Company A advised Wachovia Securities that it was not interested in such a transaction. Wachovia Securities reported that, based on its initial analysis, as updated, a change of control transaction may maximize stockholder value.

        On June 26, 2007, at a special meeting of our board of directors, our board of directors discussed the potential strategic alternatives previously presented to the board by Wachovia Securities and authorized Wachovia Securities to proceed with the exploration of a sale of our company, as a whole, and/or our assets.

        During the week of July 2, 2007, Wachovia Securities began contacting potential bidders. During the marketing phase, Wachovia Securities contacted 103 potential bidders of which 34 signed confidentiality agreements and received copies of a confidential information memorandum that had been prepared by our Advisor and Wachovia Securities. The potential bidders were granted access to information regarding us, our subsidiaries and joint ventures in an electronic data room. Potential bidders were informed that first round indications of interest were due on August 20, 2007.

        During this period, Wachovia Securities, with assistance from representatives of our Advisor, held in-person and telephonic discussions with potential bidders and responded to their questions.

        On August 22, 2007, at a regularly scheduled meeting of our board of directors, representatives of Wachovia Securities and Goodwin Procter LLP, our legal advisor, reviewed the preliminary indications of interest that had been received. Wachovia Securities noted in their presentation that since its June 25, 2007 presentation, the credit markets had become volatile and uncertain, adversely impacting equity valuations. Eleven bidders had submitted first round indications of interest. Of these indications of interest, three were proposals for specific assets and eight were proposals to acquire Boston Capital REIT in an entity level transaction. Wachovia Securities discussed in detail the various bidders and the conversations that Wachovia Securities had had with the potential bidders. Wachovia Securities advised that the asset level bids were not compelling due to a lack of proposals on certain assets resulting in an inability to maximize stockholder value through an orderly asset liquidation. Wachovia Securities also reviewed the process for the next rounds of bids, which would involve additional due diligence, property visits and the submission of comments on a proposed merger agreement. After discussion, our board of directors determined to invite six of the eight bidders who submitted entity level transaction proposals into the next round of the sale process. Our board of directors authorized our Advisor to begin negotiations with our joint venture partners regarding the buy-out of their minority interests in our joint venture entities as most of the bidders had indicated that such buy-out was an assumption in their respective bids.

        Subsequent to the meeting, Wachovia Securities contacted the six bidders invited into the second round to inform them of the process and that final bids would be due on September 19, 2007. We gave these bidders access to additional information in the electronic data room, and the form of a merger agreement, which contemplated a transaction structured as a reverse subsidiary merger, and a draft of related disclosure schedules, both of which also were posted to the electronic data room. During this time, three of the potential bidders indicated to Wachovia Securities that they did not intend to make an offer for the acquisition of our company. Also, during this period, representatives of Wachovia Securities and Goodwin Procter responded to bidders' due diligence inquiries and comments regarding the draft merger agreement, including the proposed structure of the transaction. During this same period, our Advisor negotiated with each of our joint venture partners regarding the buy-out of their minority interests in our joint venture entities.

        On September 17, 2007, we extended the bid deadline to September 28, 2007 primarily in order for our Advisor to continue negotiations with our joint venture partners regarding the buy-out of their minority interests in our joint venture entities.

        On September 28, 2007, we received a written proposal from each of BPG and Company B, an existing joint venture between a multifamily operating company and a state pension fund, for an entity level transaction, which proposals included mark-ups of the proposed merger agreement. BPG's bid included an offer price of $12.64 per common share and Company B's bid contained an offer price of $12.80 per common share. A third bidder, Company C, indicated that it was reviewing its underwriting and would determine whether to submit a proposal by October 1, 2007. Company C subsequently declined to submit a bid. Wachovia Securities continued discussions with BPG and Company B to clarify and understand the pricing of their respective proposals and bid terms.

        On October 2, 2007, BPG submitted a revised proposal for an entity level transaction that included an offer price of $13.05 per common share and certain concessions in its bid terms.

        On October 3, 2007, at a special meeting of our board of directors, Wachovia Securities made a presentation to our board of directors. Wachovia Securities noted that the credit markets remained volatile and uncertain, capitalization rates had increased across all markets and that the cost of placing private preferred equity had increased. Wachovia Securities and Goodwin Procter then reviewed the bids that had been received. The offer price of $13.05 per common share submitted by BPG and the offer price of $12.80 per common share submitted by Company B each contemplated our continued payment of a daily dividend, payable monthly, pro-rated through the closing of the merger. BPG's bid was not subject to a financing contingency but did include, among other things, an additional due diligence period for certain matters as well as significant closing conditions with regard to our net equity value, unrestricted cash, transaction costs, net working capital and free cash flow. Affiliates of BPG, BPG Investment Partnership VIII, L.P. and BPG Private Real Estate Investment Trust II, which we refer to as the BPG Funds, would guarantee the obligations of BPG's acquisition entity in an amount up to $20 million. Company B's bid was subject to, among other things, a financing contingency, the receipt of approval of its state pension fund partner, and an additional due diligence period of approximately three weeks. Company B indicated it was willing to discuss a guaranty. Both bidders mark-up of the proposed merger agreement provided for a forward merger structure. Representatives of our Advisor updated our board of directors on the status of their negotiations with our joint venture partners regarding the buy-out of their minority interests in our joint venture entities.

        Wachovia Securities continued discussions with BPG and Company B. On October 4, 2007, Company B submitted a revised proposal which included an offer price of $13.12 per common share and a request for a 14-day exclusivity period. Company B's revised proposal was not subject to a financing contingency or additional due diligence.

        Wachovia Securities continued conversations with BPG and Company B. On October 11, 2007, our Advisor, on our behalf, finalized the last of the agreements for the buy-back of minority interests of our joint venture partners in our joint venture entities. Thereafter, we established a best and final bid deadline of October 16, 2007. We provided BPG and Company B with a revised merger agreement on October 11, 2007 and a set of revised disclosure schedules on October 15, 2007.

        On October 12, 2007, Wachovia Securities updated BPG and Company B on the process for the revised bid submission and the status of the joint venture buy-out agreements.

        On October 16, 2007, we received written proposals from each of BPG and Company B supplementing their respective September 28th proposals. BPG's revised offer was not subject to any further diligence or financing contingency and included an offer price of $13.15 per common share. The BPG Funds would provide the equity financing for BPG's proposal and would guarantee the obligations of BPG's acquisition entity in an amount of up to $20 million. BPG submitted a revised mark-up of the proposed merger agreement. In its revised offer, Company B reaffirmed its offer price of $13.12 per common share and indicated that its offer was not subject to any further due diligence. Company B indicated that financing for the proposed transaction was expected to come from a combination of (i) equity from an existing joint venture between Company B and its state pension fund partner and (ii) debt from a commercial lender. Company B indicated that its revised offer was not contingent upon such new debt financing and if the debt financing was not available, Company B would fund the entire amount of the merger consideration. BPG and Company B's proposals assumed that all third party ownership or other interests in the joint venture entities would be terminated in accordance with the agreements previously provided to them. Company B did not submit a mark-up of the proposed merger agreement.

        On the evening of October 16, 2007, Goodwin Procter and Pepper Hamilton LLP, BPG's legal advisor which we refer to as Pepper Hamilton, discussed the mark-up of the merger agreement submitted by BPG and agreed to the open issues with regard to the merger agreement.

        On October 17, 2007, at a special telephonic meeting, representatives of Wachovia Securities and Goodwin Procter summarized for our board of directors the current proposals from the BPG and Company B. It was noted that Company B had not increased its bid and had not provided a mark-up of the revised merger agreement. At this time, BPG was the high bidder and our legal and financial advisors informed our board of directors that, based on the mark-up submitted by BPG and discussions thereof, a definitive agreement with BPG could likely be negotiated within an estimated timeframe of 48 hours. Our board of directors authorized our legal and financial advisors to negotiate with BPG on an exclusive basis if BPG so requested over the next 48 hours to see if a definitive agreement could be reached. BPG declined our offer of an exclusivity period primarily because the parties still had not agreed on certain of the open issues, including, with regard to the closing conditions and operating covenants.

        On October 18, 2007, we received a revised bid from Company B for $13.19 per common share, which was not subject to further due diligence or a financing contingency. Furthermore, Company B committed that its legal advisors would provide a mark-up of the merger agreement the following morning.

        In the morning of October 19, 2007, Company B's legal advisor submitted a revised mark-up of the merger agreement.

        In the evening of October 19, 2007, Goodwin Procter sent revised drafts of the merger agreement to the legal advisors of each of BPG and Company B.

        During the morning of October 20, 2007, representatives of Wachovia Securities, Mr. Cottone, the lead independent director of our board of directors, and representatives of BPG discussed open issues with regard to BPG's current proposal, including, among others, provisions in the merger agreement with regard to operating covenants, closing conditions and transactional fees and expenses. During the afternoon of October 20, 2007, BPG submitted a revised proposal that included an offer price of $13.27 per common share.

        In the afternoon of October 20, 2007, Goodwin Procter and the legal advisor for Company B continued negotiations with regard to the merger agreement and guaranty, including, the provisions in the merger agreement with regard to representations and warranties, operating covenants, the provisions regarding non-solicitation of competing acquisition proposals, closing conditions and termination fees and expenses and the terms of the up to $25 million guaranty to be provided by Company B.

        In the evening of October 20, 2007, representatives of Wachovia Securities continued discussions with representatives of Company B, including with regard to the strength of the guaranty being proposed by Company B.

        In the morning of October 21, 2007, our board of directors convened a special telephonic meeting for the purpose of discussing the current proposals of each of BPG and Company B. Representatives of Wachovia Securities gave an overview of the status and course of discussions with each bidder. Goodwin Procter updated our board of directors on the negotiations that had taken place with Pepper Hamilton and Company B's legal advisors since the board of director's last meeting. Considerable discussion concerning the strengths and weaknesses presented by the two bidders ensued, including with regard to the strength of the guaranty being offered by each of the bidders. Following this discussion, our board of directors directed representatives of Wachovia Securities to continue discussions with each of the bidders in order to clarify certain terms of each of their current proposals and to request that the bidders submit final and best offers by 12:00 p.m. on October 22, 2007. Goodwin Procter was directed to continue negotiations with Pepper Hamilton and Company B's legal advisors with regard to the merger agreement and guaranty.

        Subsequent to the board meeting, representatives of Wachovia Securities had discussions with each of BPG and Company B and instructed the bidders that final offers should be submitted by 12:00 p.m. on October 22, 2007.

        During the afternoon of October 21, 2007, Goodwin Procter submitted revised merger agreements to Pepper Hamilton and Company B's legal advisors.

        During the evening of October 21, 2007, a representative of Company B contacted representatives of Wachovia Securities via email and reaffirmed that Company B's proposal and offer price of $13.19 per common share was its final and best offer.

        At 12:00 p.m. on October 22, 2007, BPG submitted a final offer to representatives of Wachovia Securities which included an offer price of $13.30 per common share and a written list of remaining outstanding issues.

        Later on October 22, 2007, at a special meeting of the board of directors, representatives of Wachovia Securities and Goodwin Procter provided our board of directors with an overview of the status of the negotiations with BPG and Company B. After discussion of the status of the bids with our legal and financial advisors, including the list of outstanding issues presented by BPG, our board of directors authorized our legal advisors to continue to negotiate with BPG and Pepper Hamilton with the goal of resolving the outstanding issues on substantially the terms described to our board of directors at the meeting. Messrs. Manning and Goldstein and the Wachovia Securities representatives then left the meeting and the independent directors met in an executive session with representatives of Goodwin Procter to discuss the fees, if any, that we might pay to our Advisor in connection with the proposed transaction in accordance with the terms of the existing advisory agreement with our Advisor.

        Following the meeting, we and Goodwin Procter continued to negotiate with BPG and Pepper Hamilton with regard to the merger agreement and the guaranty.

        Early that evening, the independent directors met in executive session to discuss the fees that might be paid to our Advisor pursuant to the advisory agreement and recommended the payment of the fees to our Advisor as more fully described under the heading "The Merger—Interests of Our Directors and Executive Officers—Our Advisor" on page 37.

        On the evening of October 22, 2007, our board of directors held a special meeting, in which all of the directors, representatives of Goodwin Procter and Wachovia Securities were present in person or telephonically. Prior to the meeting, Goodwin Procter had provided the board with a copy of the near final draft merger agreement that had been negotiated with BPG, a detailed summary of the merger agreement and the terms of the guaranty to be provided by the BPG Funds. Representatives of Wachovia Securities reviewed with the board, the history of the transaction process, including the negotiations with BPG and Company B, and presented its financial analyses regarding the proposed transaction. Representatives of Goodwin Procter then reviewed with the board the terms of the merger agreement, including closing conditions, termination rights and provisions regarding break-up fees and termination expenses. The BPG Funds' guaranty of up to $20 million was also discussed. Following these presentations, our board of directors engaged in substantial discussion concerning the proposed transaction. Following that discussion, Wachovia Securities rendered its oral opinion that, as of October 22, 2007 and based upon and subject to the factors and assumptions set forth therein, the $13.30 per common share, in cash, to be received by our stockholders pursuant to the merger agreement was fair from a financial point of view to such stockholders. Further discussion of the proposed transaction followed. After such discussion and deliberation, our board of directors unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the guaranty, and recommended that our stockholders vote to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement. Certain factors considered by our board of directors are described in greater detail under the heading "Reasons for the Merger." The independent board members then recommended and our board of directors approved certain fees to be paid to our Advisor as more fully described under the heading "The Merger—Interests of Our Directors and Executive Officers—Our Advisor" on page 37.

        On October 23, 2007, Goodwin Procter and Pepper Hamilton completed certain minor details on the merger agreement and other related documents and in the late afternoon of October 23, 2007, the merger agreement and guaranty were executed. Later that evening, the parties issued a joint press release announcing the transaction. A copy of the merger agreement is attached to this proxy statement as Appendix A.

Reasons for the Merger

        In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement and to recommend the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement to our common stockholders, our board of directors consulted with our Advisor and with our outside legal and financial advisors, and considered a number of factors, including the following material factors which our board of directors viewed as supporting its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement and to recommend the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement to our common stockholders:

  •
  the belief that the merger transactions were more favorable to our stockholders than other strategic alternatives available to us after considering indications of interest from other parties and conducting comprehensive reviews of our independent business plan strategic alternatives with our Advisor and our financial advisor during the previous several months;

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  the high cost, relative to our size, of continuing the offering and maintaining public company status;

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  the fact that the common share merger consideration of $13.30 per common share represented a premium of 33% over the offering price of $10.00 per common share;

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  the extensive solicitation effort that was undertaken by Wachovia Securities to explore a possible sale to third parties as discussed above in the section entitled "The Merger—Background of the Merger" beginning on page 21;

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  the consideration that the all cash common share merger consideration would provide our stockholders with immediate liquidity, in cash, for their investment in our common shares, particularly in light of the lack of an active trading market for our common shares;

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  the course of negotiations between us and Parent resulting in common share merger consideration that was higher than the original offer price from Parent and higher than any other indications of interest received by us from third parties during our formal bid process;

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  our ability to declare and pay our regular monthly cash dividend at a rate of $0.00164384 per common share outstanding, per day, and pro-rated for the period of ownership;

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  our future prospects, including market conditions, the future performance of our assets, our future ability to raise equity capital and the potential risks to successful execution of our business strategy;

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  the relatively high probability that the merger transactions would be completed based on, among other things, the financial resources available to Parent and Merger Sub, the lack of a financing condition, and the BPG Funds' joint and several $20 million guaranty of the Parent and Merger Sub's obligations under the merger agreement;

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  the uncertainty associated with the execution of, and the trading price of our common shares following, an underwritten public offering or a listing of our common shares on a national securities exchange or national securities market;

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  the terms and conditions of the merger agreement, and that such terms and conditions were the product of arm's-length negotiations between the parties;

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  the opinion of Wachovia Securities, including its financial presentation, dated October 22, 2007, to our board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the common share merger consideration of $13.30 per common share to be received by holders of our common shares as a result of the merger, as more fully described below in the section entitled "Opinion of Our Financial Advisor;"

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  our ability under the merger agreement, in certain circumstances, to consider and respond to an unsolicited acquisition proposal, and if, after consultation with our financial advisors, our board determines in good faith that such acquisition proposal is a superior proposal after taking into consideration all improvements to the merger agreement proposed by Parent during a five business day period in which Boston Capital REIT is obligated to negotiate in good faith with Parent, our ability to accept such acquisition proposal after terminating the merger agreement and payment of a termination fee of $4.0 million;

  •
  our Advisor's recommendation in favor of the merger transactions to our board of directors;

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  the merger agreement and the merger transactions are subject to the approval of holders of at least a majority of our common shares; and

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  the applicability of dissenters' rights for our stockholders in respect of the merger under Maryland law.

        Our board of directors also considered the following potentially negative factors in its deliberations concerning the merger agreement, the merger, and the other transactions contemplated by the merger agreement:

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  as a result of the merger transactions, we would no longer exist as an independent public company and our common stockholders would no longer participate in our growth;

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  the fact that an all cash transaction would be taxable to our common stockholders;

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  the significant costs involved in connection with entering into the merger agreement and completing the merger transactions and the substantial time and effort of our Advisor required to consummate the merger transactions and the related disruptions to the operation of our business;

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  the restrictions on the conduct of our business prior to the merger effective time, which require us to conduct our business in the ordinary course consistent with past practice, subject to specific limitations, which could delay or prevent us from undertaking business opportunities that may arise pending completion of the merger transactions;

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  the consideration that the pending merger or failure to complete the merger may cause substantial harm to relationships with our joint venture partners and third party managers and may divert the attention of our Advisor away from the day-to-day operation of our properties;

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  the closing requirement that we acquire any interests in our subsidiaries and related entities held by third parties (including the minority interests held by our joint venture partners in our joint venture entities) such that all our subsidiaries and related entities are wholly-owned by us on or prior to the closing date;

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  our inability to solicit competing acquisition proposals and the possibility that the $4.0 million termination fee payable by us upon the termination of the merger agreement and the Parent's ability under the merger agreement to revise their proposal in response to any unsolicited competing proposal could discourage other potential bidders from making a competing bid to acquire us;

  •
  the possibility that, if the merger is not completed under certain circumstances, we would be required to pay Parent the $4.0 million termination fee; and

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  some of our directors and executive officers have interests in the merger transactions that are different from, or in addition to, the interests of our stockholders (see "The Merger—Interests of Our Directors and Executive Officers" beginning on page 37).

        The foregoing discussion of the factors considered by our board of directors is not intended to be exhaustive, but rather includes many of the material factors considered by our board of directors. In reaching its decision to approve the merger agreement, the merger, and the other transactions contemplated by the merger agreement, our board of directors did not quantify or assign any relative weights to the factors considered and individual directors may have given different weights to different factors.

Recommendation of Our Board of Directors

        After careful consideration, our board of directors has unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and has declared the merger agreement, the merger and the other transactions contemplated by the merger agreement advisable and in the best interests of the Company and our stockholders. Our board of directors recommends that you vote "FOR" the proposal to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Opinion of Our Financial Advisor

        On October 22, 2007, Wachovia Securities rendered its opinion to our board of directors to the effect that, as of October 22, 2007, the common share merger consideration to be received by the holders of our common shares pursuant to the merger agreement was fair, from a financial point of view, to such holders of Boston Capital REIT's common shares.

        Wachovia Securities' opinion was directed to our board of directors and only addressed the fairness from a financial point of view of the consideration to be received by the holders of our common shares pursuant to the merger agreement and not any other aspect or implication of the merger. The summary of Wachovia Securities' opinion in this proxy statement is qualified in its entirety by reference to the full text of Wachovia Securities' written opinion which is included as Appendix B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Wachovia Securities in preparing its opinion. Neither Wachovia Securities' opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to you as to how you should vote or act on any matter relating to the merger.

        Procedures Followed.    In connection with the preparation of its opinion, Wachovia Securities made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Wachovia Securities:

  •
  Reviewed a draft, dated October 21, 2007, of the merger agreement.

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  Reviewed, and discussed with our Advisor, certain business, financial and other information, including financial forecasts, regarding us that were furnished to Wachovia Securities by our Advisor;

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  Reviewed certain periodic reports filed by us under the Securities Exchange Act of 1934 and other publicly available information regarding us;

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  Considered certain business, financial and other information regarding us and compared that information with corresponding information for certain other publicly traded companies that Wachovia Securities deemed relevant;

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  Considered the proposed financial terms of the merger and compared them with the financial terms of certain other business combinations and other transactions that Wachovia Securities deemed relevant;

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  Developed a dividend discount model for us based upon estimates and assumptions provided by, and discussed with, our Advisor;

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  Performed an analysis of our net asset value based upon forecasts of our net operating income provided by our Advisor and market capitalization rates derived from industry sources, which rates were discussed with and confirmed as reasonable by our Advisor; and

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  Considered other information, such as financial studies, analyses and investigations, as well as financial, economic and market criteria, that Wachovia Securities deemed relevant.

Material Assumptions Made and Qualifications and Limitations on the Review Undertaken.

        In connection with its review, Wachovia Securities assumed and relied upon the accuracy and completeness of the financial and other information described above, including all information, analyses and assumptions relating to accounting, legal and tax matters, and Wachovia Securities did not assume any responsibility for, nor independently verify, such information. Wachovia Securities relied upon the assurances of our Advisor that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. Wachovia Securities relied upon financial forecasts regarding Boston Capital REIT that were furnished to them by our Advisor. Wachovia Securities was advised and assumed that such financial forecasts, as well as the estimates, judgments, allocations and assumptions upon which such financial forecasts are based, have been reasonably formulated and reflect the best currently available estimates, judgments, allocations and assumptions of our Advisor regarding our future financial performance. Wachovia Securities assumed no responsibility for, and expressed no view as to, any such financial forecasts or the estimates, judgments, allocations or assumptions upon which they were based. In arriving at its opinion, Wachovia Securities did not prepare or obtain any independent evaluations or appraisals of our assets or liabilities, including any contingent liabilities, nor was Wachovia Securities provided with any such evaluations or appraisals.

        In rendering its opinion, Wachovia Securities assumed that the merger would be consummated on the terms set forth in the merger agreement, without waiver of any material terms or conditions, and that in the course of obtaining any legal, regulatory or third-party consents and/or approvals, no restrictions would be imposed or other actions taken that would adversely affect the merger in any manner material to its analysis. Wachovia Securities' opinion was necessarily based upon economic, market, financial and other conditions and information available to it as of the date of its opinion. Although subsequent developments may affect its opinion, Wachovia Securities does not have any obligation to update, revise or reaffirm its opinion. Wachovia Securities' opinion only addresses the fairness, from a financial point of view of the consideration to be received by the holders of our common shares pursuant to the merger agreement and does not address any other terms of the merger or any other agreements, arrangements or understandings entered into in connection with the merger or otherwise. In addition, Wachovia Securities' opinion does not address the relative merits of the merger as compared with other business strategies or transactions that may be available to or may have been considered by our Advisor, our board of directors or any committee thereof.

        Wachovia Securities' opinion was provided for the information and use by our board of directors in connection with their consideration of the merger. Wachovia Securities' opinion did not address the merits of our underlying decision to enter into the merger agreement or any related transaction and does not and shall not be deemed to constitute a recommendation to any holder of our common shares as to how such holder should vote or act on any matter relating to the merger.

Summary of Analyses.

        In preparing its opinion to our board of directors, Wachovia Securities performed a variety of analyses, including those described below. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither a fairness opinion nor its underlying analyses is readily susceptible to partial analysis or summary description. Wachovia Securities arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Wachovia Securities made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. Accordingly, Wachovia Securities believes that its analyses must be considered as a whole and selecting portions of Wachovia Securities' analyses, analytic methods and factors or focusing on information presented in tabular format, without considering the narrative description of the analyses, the underlying methodologies and the assumptions, qualifications and limitations affecting each analysis could create a misleading or incomplete view of the processes underlying its opinion. Wachovia Securities did not assign specific weights to any particular analyses.

        No company or business used in Wachovia Securities' analyses for comparative purposes is identical to us and no transaction used in Wachovia Securities' analyses for comparative purposes is identical to the merger. The estimates contained in Wachovia Securities' analyses and the reference valuation ranges indicated by any particular analysis are illustrative and not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, the analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be purchased or sold, which may depend on a variety of factors, many of which are beyond our control and the control of Wachovia Securities. Much of the information used in, and accordingly the results of, Wachovia Securities' analyses are inherently subject to substantial uncertainty and, therefore, neither we nor Wachovia Securities nor any other person assumes any responsibility if future results are materially different from those estimated or indicated.

        Wachovia Securities' opinion was provided to our board of directors in connection with our board's consideration of the merger and was only one of many factors considered by our board of directors in evaluating the merger.

        The following is a summary of the material valuation analyses prepared in connection with Wachovia Securities' opinion rendered to our board of directors on October 22, 2007.

        For purposes of its analyses, Wachovia Securities reviewed a number of financial metrics including:

    Enterprise Value—generally the value as of a specified date of the relevant company's outstanding equity securities plus the value of its net debt (the value of its outstanding indebtedness less the amount of cash on its balance sheet) as of a specified date; and

    FFO—generally the amount of the relevant company's net earnings after taxes adjusted to exclude real estate depreciation and amortization for a specified period of time.

        Unless the context indicates otherwise, enterprise values used in the selected companies analysis described below were calculated using the closing price of the common stock of the selected multi-family companies listed below as of October 19, 2007 and the enterprise value for the target companies used in the selected transactions analysis described below were calculated as of the announcement date of the relevant transaction based on the purchase prices paid in the selected transactions. The estimate of 2007 FFO for us was provided by our Advisor. Estimates of 2007 FFO for the selected multi-family companies listed below and individual assets referenced below were based on publicly available research analyst estimates for those real estate companies and other public sources.

Selected Companies Analysis

        Wachovia Securities calculated enterprise value as a multiple of 2008E FFO for the selected multi-family companies.

        The selected multi-family companies were:

  •
  Apartment Investment and Management Company

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  Associated Estates Realty Corporation

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  Camden Property Trust

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  Home Properties, Inc.

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  Investors Real Estate Trust

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  Mid-America Apartment Communities, Inc.

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  UDR, Inc.

        The selected companies analysis indicated the following:

Metric Description	Low		High		Mean		Median
Enterprise Value as a Multiple of:
2008E FFO	10.7	x	14.7	x	12.5	x	12.2	x

        Wachovia Securities applied multiple ranges based on the selected companies analysis to corresponding financial data for us, including estimates with respect to our future financial performance provided by our Advisor. The selected companies analysis indicated an implied reference range value per common share of $6.41 to $8.84, as compared to the proposed common share merger consideration of $13.30 per share.

Selected Transactions Analysis

        Wachovia Securities calculated enterprise value as a multiple of the target companies' last twelve months ("LTM") and 2008E FFO based on the purchase prices paid in selected transactions involving acquisitions of multi-family companies.

        The selected transactions involving acquisitions of multi-family companies were:

Target	Acquiror
America First Apartment Investors	Sentinel Real Estate Corp.
BNP Residential Properties	Babcock & Brown Limited
Town and Country Trust	JV of Morgan Stanley and Onex
AMLI Residential	Morgan Stanley Prime Property Fund
Cornerstone Realty Income Trust, Inc.	Colonial Properties Trust

        The selected transactions involving acquisitions of multi-family companies analysis indicated the following:

Metric Description	Low		High		Mean		Median
Enterprise Value as a multiple of:
LTM FFO	13.3	x	22.4	x	19.5	x	20.5	x
2008E FFO	13.2	x	21.0	x	17.4	x	17.6	x

        Wachovia Securities applied multiple ranges based on the analysis of selected transactions involving acquisitions of multi-family companies to LTM FFO and 2008E FFO for us. The analysis of the selected transactions, utilizing LTM FFO and 2008E FFO, indicated an implied reference range value per common share of $7.20 to $12.11 and $7.90 to $12.63, respectively, as compared to the proposed common share merger consideration of $13.30 per share.

Discounted Dividend Analysis

        Wachovia Securities performed a dividend discount analysis of shares of our common shares using our Advisor's FFO per share estimates through 2012 and our Advisor's projected dividends per share through 2012. Wachovia Securities calculated the implied present values of our projected cash dividends for 2008 through 2012 using discount rates ranging from 10.0% to 11.0%. Wachovia Securities then calculated implied terminal values in 2012, based upon multiples ranging from 15.4x to 17.4x 2013E FFO per share, which was derived by applying a 5.0% growth rate to projected 2012E FFO per share. These implied terminal values were then discounted at discount rates of 10.0% to 11.0% to arrive at implied present values. Wachovia Securities derived a range of implied per share prices for our common shares based on the sum of the respective implied present value of our projected cash dividends and the implied present value of our terminal value in 2012. Discount rates utilized in this analysis were derived from the capital asset pricing model and multiples were derived based upon the average forward 2007 estimated FFO multiple of public multifamily REITs. This analysis produced an estimated per share value range of $9.88 to $11.19 for our common shares as compared to the common share merger consideration of $13.30 per share.

Net Asset Value Analysis

        Using information provided by our Advisor, Wachovia Securities calculated the implied net asset value per share by applying a weighted average range of capitalization rates of 6.05% to 6.45% to our budgeted 2007 net operating income for the portfolio. These capitalization rates were selected based on Wachovia Securities' review of the implied capitalization rates from third-party data and multi-family asset valuations observed by Wachovia Securities. The resulting gross real estate value was combined with the value of cash and other assets to arrive at a total asset value. Total liabilities and transaction related expenses were then subtracted from such total asset value to arrive at an estimated net asset value per share. In applying the range of blended capitalization rates, Wachovia Securities took into consideration current market conditions and property characteristics. The net asset valuation analysis indicated an implied reference range value per common share of $12.11 to $14.25 as compared to the proposed common share merger consideration of $13.30 per common share.

Other Matters

        Wachovia Securities is a trade name of Wachovia Capital Markets, LLC, an investment banking subsidiary and affiliate of Wachovia Corporation. We engaged Wachovia Securities pursuant to a letter agreement, dated as of April 19, 2007, to act as our financial advisor with respect to certain transactions including a possible sale of Boston Capital REIT. We selected Wachovia Securities as our financial advisor based on its qualifications, experience and reputation, and its familiarity with us and our business. Wachovia Securities is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Wachovia Securities will receive a fee for its services payable upon consummation of the merger. Wachovia Securities also became entitled to receive a fee upon delivery of its opinion. In addition, we have agreed to reimburse Wachovia Securities' expenses and to indemnify Wachovia Securities and certain related parties against certain liabilities arising out of its engagement with us.

        Under the terms of its engagement letter with us, Wachovia Securities agreed to provide our board of directors with financial advisory services and a financial opinion in connection with the merger, and we agreed to pay Wachovia Securities a fee of approximately $2.9 million, a substantial portion of which will be paid upon the consummation of the merger. We also agreed to reimburse Wachovia Securities for certain of its expenses, including attorneys' fees, incurred in connection with its engagement. In addition, we agreed to indemnify Wachovia Securities and any of its affiliates, their respective directors, officers, agents and employee and each person, if any, controlling Wachovia Securities or any of its affiliates against certain liabilities and expenses, including certain liabilities under federal securities laws, relating to or arising out of its engagement and any related transactions

        Wachovia Securities and its affiliates provide a full range of investment and commercial banking advice and services, including financial advisory services; securities underwritings and placements; securities sales and trading; brokerage advice and services; and commercial loans. In that regard, Wachovia Securities and/or its affiliates have in the past provided, and in the future may provide, investment and commercial banking advice and services to, and otherwise seek to expand or maintain its business and commercial relationships with us, Parent, the surviving entity and certain of their affiliates, for which they have received and would expect to receive compensation. In connection with unrelated matters, Wachovia Securities and its affiliates in the past have provided financing services to us, including serving as administrative agent on our $45 million revolving credit facility, under which Wachovia Securities currently maintains a commitment of $45 million. Wachovia Securities also provides treasury and depository services to affiliates of our Advisor. In the ordinary course of their businesses, Wachovia Securities and its affiliates may trade in the securities and other financial instruments, including bank loans, of ours, Parent, the surviving entity and/or certain of their affiliates for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities and financial instruments.

Financing

        In connection with the merger, Parent will cause an aggregate of approximately $102.4 million to be paid to holders of our common shares (other than dissenting stockholders, us, any of our subsidiaries, Parent, Merger Sub or any wholly-owned subsidiary of Parent or Merger Sub) and options. The merger agreement does not contain a financing condition. Parent has represented in the merger agreement that on the closing date of the merger, Parent will have available sufficient funds to pay the common share merger consideration and consummate the merger transactions.

        Parent may fund the common share merger consideration with equity from BPG Investment Partnership VIII, L.P. and BPG Private Real Estate Investment Trust II, fully discretionary private equity funds affiliated with BPG with total equity commitments of $850 million. Parent may arrange for debt financing provided by third party lenders for all or a portion of the common share merger consideration. If Parent is not able to arrange debt financing for the common share merger consideration, Parent will remain obligated to fund the common share merger consideration.

        As of September 30, 2007, we had (i) approximately $124.5 million of first mortgage debt outstanding, of which approximately $37.8 million matures on January 1, 2008, and (ii) approximately $7.9M of mezzanine debt outstanding, all of which matures on December 31, 2007. Accordingly, a portion of our existing mortgage debt and all of our mezzanine debt will mature prior to the anticipated closing date of the merger. Therefore, we, together with BPG, are discussing with our existing lender temporary bridge financing for the period between the date on which these loans mature and the closing date of the merger. We are also discussing short term loan extensions with our existing mortgage lender, which, if possible, would preclude the need for bridge financing. Prior to the closing date of the merger, we may, with BPG's consent, use our existing credit facility to repay the mezzanine debt when it matures. In any event, at or prior to closing, we will repay our existing revolving credit facility, including any amounts drawn thereunder to repay the mezzanine debt.

        At or prior to closing, all but approximately $12.0 million of our existing first mortgage debt and the full amount of our outstanding mezzanine debt, including any temporary bridge financings, will be refinanced. Approximately $12.0 million of the existing first mortgage debt will remain outstanding after the consummation of the merger and will be assumed by the surviving entity of the merger.

Guarantees and Remedies

        In connection with the entry into the merger agreement, BPG Investment Partnership VIII, L.P. and BPG Private Real Estate Investment Trust II, which we collectively refer to as the Guarantors, have jointly and severally guaranteed the punctual and complete payment when due of the payment obligations, and the timely performance when required of all other obligations, of Parent and Merger Sub that arise under the merger agreement to Boston Capital REIT in an aggregate amount not to exceed $20 million.

        Boston Capital REIT, Parent and Merger Sub are entitled to specific performance with respect to the merger agreement in addition to any other remedy at law or equity (including injunctions).

        If all other closing conditions have been satisfied or waived, but Parent fails to obtain adequate financing to complete the merger, such failure will constitute a breach of Parent's covenants under the merger agreement. In that event, so long as we are not in material breach of our respective obligations under the merger agreement, we would be able to (i) terminate the merger agreement, (ii) receive from Parent an amount equal to all our reasonable out-of-pocket costs and expenses incurred by us in connection with the proposed transaction in an amount not to exceed $1.5 million, (iii) take legal action against the Parent and Merger Sub for damages and (iv) seek damages of up to a maximum of $20 million as supported by the guarantee given by the Guarantors.

Interests of Our Directors and Executive Officers

        In considering the recommendation of our board of directors, you should be aware that our directors and our executive officers have interests in the merger transactions that are different from, or are in addition to, your interests as a stockholder. Our board of directors was aware of these actual and potential conflicts of interest and considered them along with other matters when it determined to recommend the merger to our stockholders.

  Our Advisor

        Our Advisor is wholly-owned by Boston Capital Holdings Limited Partnership. John P. Manning, our Chairman and Chief Executive Officer, is the general partner of and owns a limited partnership interest in Boston Capital Holdings Limited Partnership. Each of our executive officers and two members of our board of directors, are also officers of our Advisor.

        We have an advisory services agreement with our Advisor to originate and present investment opportunities to our board of directors and to provide administrative services to us, including management of our day-to-day activities. Pursuant to the advisory services agreement, we pay our Advisor or its affiliates fees and expense reimbursements. The advisory services agreement requires the payment to our Advisor of all unpaid expense reimbursements upon the termination of such agreement. At the merger effective time, our Advisor will receive any unpaid expense reimbursements and disposition fees under the advisory services agreement in connection with the consummation of the merger and termination of the advisory services agreement. These fees under the advisory services agreement are:

  •
  a subordinated share of net sale proceeds equal to 15% of net sale proceeds, payable only after stockholders have received a return of 100% of their aggregate invested capital plus a 6.0% annual cumulative non-compounded return on their net invested capital; and

  •
  a subordinated disposition fee equal to the lesser of 3% of the contract price for apartment communities sold or one-half of a competitive real estate commission, payable only after our stockholders have received a return of 100% of their invested capital plus a 6.0% annual cumulative non-compounded return on their net invested capital.

        At the merger effective time, our Advisor will receive a subordinated share of net sales proceeds in the aggregate amount of $4,371,000 and a subordinated disposition fee of $1,292,000.

  Stock Options to Purchase Our Common Shares

        Our independent directors will have their outstanding stock options to purchase our common shares canceled (whether or not such options are vested or unvested) at the merger effective time in exchange for a payment in an amount equal to the product of (i) the number of our common shares issuable upon exercise of such option (assuming full vesting) and (ii) the excess, if any, of the common share merger consideration over the exercise price per common share, net of any applicable federal or state withholding taxes. As of October 30, 2007, our independent directors are the only individuals that hold stock options. The consummation of the merger will entitle our independent directors holding stock options to the cash payment set forth above, whether or not such stock options are vested. Our independent directors hold in the aggregate 55,000 stock options (Philip S. Cottone: 25,000, Nicholas L. Iacuzio: 15,000 and Kevin C. Phelan: 15,000) which will be exchangeable for payment as set forth above at the merger effective time. Based on common share merger consideration of $13.30 per share and an exercise price of $10.00 for such options, we estimate that our independent directors will receive an aggregate of $181,500 (Philip S. Cottone: $82,500, Nicholas L. Iacuzio: $49,500 and Kevin C. Phelan: $49,500).

  Indemnification of Our Directors and Officers

        The merger agreement provides that Parent and Merger Sub will, or will cause the surviving entity to, (i) honor all rights to indemnification existing in favor of our current and former directors and officers for acts and omissions occurring at or before the merger effective time and (ii) not amend, for a period of six years from the merger effective time, the provisions in the surviving entity's organizational documents relating to indemnification and limitations on liability of directors and officers (which provisions shall be no less favorable than the provisions contained in our organizational documents) in a manner adverse to our directors and officers serving as such at or prior to the merger effective time. In addition, pursuant to the merger agreement, we may, prior to the merger effective time, obtain a "tail" liability insurance policy with coverage no less favorable than the existing policies for the benefit of our current and former directors and officers and with a claims period of six years from the date of the completion of the merger for claims arising from facts or events that occurred on or prior to the merger effective time. The premium payable for such "tail" insurance policy for its entire period may not exceed $410,000. If the premium exceeds such amount, we are entitled to obtain as much comparable insurance as possible for such amount.

Regulatory Approvals

        We currently are unaware of any material federal, state or foreign regulatory requirements or approvals that are required for the execution of the merger agreement or the completion of the merger other than the filing of the articles of merger with, and the acceptance of such articles of merger for record by, the Maryland State Department of Assessments and Taxation in accordance with the MGCL, and the filing of a certificate of merger with, and the acceptance of such certificate of merger for record by, the Secretary of State of Delaware.

Material United States Federal Income Tax Consequences

        The following is a summary of the material United States federal income tax consequences of the merger to holders of our common shares who receive cash for their shares pursuant to the merger. This summary is based on current law, is for general information only and is not tax advice. This summary is based on the Code, applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which are subject to change or different interpretations, possibly with retroactive effect. This summary assumes that our common shares are held as capital assets. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service, or IRS, concerning the tax treatment to our stockholders of the merger, and the statements in this proxy statement are not binding on the IRS or any court. We can provide no assurance that the tax consequences contained in this discussion will not be challenged by the IRS, or if challenged, will be sustained by a court.

        This summary does not address all of the tax consequences that may be relevant to us or to particular holders of our common shares in light of their personal circumstances. In particular, this summary does not address the tax consequences of:

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  banks, insurance companies or other financial institutions;

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  broker-dealers;

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  traders;

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  expatriates and former long-term residents;

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  tax-exempt organizations;

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  individual retirement accounts and other tax-deferred accounts;

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  persons who are subject to alternative minimum tax;

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  persons who hold their common shares as a position in a "straddle" or as part of a "hedging," "conversion" or other risk-reduction transaction;

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  persons deemed to sell their common shares under the constructive sale provisions of the Code;

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  United States persons that have a functional currency other than the United States dollar;

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  except to the extent specifically discussed below, non-U.S. Holders (as defined below);

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  regulated investment companies;

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  real estate investment trusts;

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  subchapter S corporations;

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  partnerships or other entities treated as partnerships for United States federal income tax purposes and partners in such partnerships; or

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  persons who acquired our common shares upon the exercise of stock options or otherwise as compensation.

        In addition, this discussion does not address any state, local or foreign tax consequences of the merger. You are urged to consult your tax advisors regarding the specific tax consequences to you of the merger and our election to be taxed as a real estate investment trust, which we refer to as REIT.

        For purposes of this discussion, a "U.S. Holder" means a holder of our common shares that is:

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  a citizen or resident of the United States as determined under the Code;

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  a corporation or other entity treated as a corporation for United States federal income tax purposes created or organized in or under the laws of any state of the United States or the District of Columbia;

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  an estate, the income of which is subject to United States federal income taxation regardless of its source; or

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  a trust (a) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust, or (b) that was in existence on August 20, 1996, was treated as a United States person on the previous day, and elected to continue to be so treated.

        If any entity that is treated as a partnership for United States federal income tax purposes holds our common shares, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the activities of the entity. If you are a partner of a partnership or a member of a limited liability company or other entity classified as a partnership for United States federal income tax purposes and that entity is holding our common shares, you should consult your tax advisor.

        As used in this section, a "non-U.S. Holder" means a beneficial owner of our common shares that is an individual, corporation, estate or trust that is not a U.S. Holder as described above.

  Consequences of the Merger to the Company

        For United States federal income tax purposes, we will treat the merger as a taxable sale of our assets to Merger Sub for an amount equal to the sum of the common share merger consideration and our liabilities, including any nonrecourse liabilities to which our assets are subject (but in the case of a nonrecourse liability, not in excess of the value of the related asset followed by the distribution of the common share merger consideration to the common shareholders in a complete liquidation. Provided that we retain our qualification as a REIT, we generally can deduct such deemed liquidating distribution against our net taxable income from our taxable year that includes the merger and, therefore, we would not expect to be taxed on any of our income and gains realized from the deemed sale of our assets, except for certain built-in gains existing on the date of our conversion to a REIT may be subject to corporate level tax.

  Consequences of the Merger to U.S. Holders of Our Common Shares

        In general, a U.S. Holder's receipt of cash in exchange for common shares pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a U.S. Holder will recognize capital gain or loss as a result of the merger measured by the difference, if any, between such U.S. Holder's share of the common share merger consideration received in exchange for such U.S. Holder's common shares and the holder's adjusted tax basis in our common shares. Gain or loss will be calculated separately for each block of common shares, with a block consisting of common shares acquired at the same cost in a single transaction. Such gain or loss will constitute long-term capital gain or loss if the U.S. Holder held such shares for more than one year as of the merger effective time. However, if a U.S. Holder recognizes loss upon the receipt of cash in the merger in exchange for common shares that it has held for six months or less, at the merger effective time, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss to the extent such holder received distributions from us which were required to be treated as long-term capital gains. Long-term capital gains of noncorporate taxpayers generally are taxable at a maximum federal income tax rate of 15%. Capital gains of corporate stockholders generally are taxable at the regular tax rates applicable to corporations. The deductibility of capital losses may be subject to limitations. In addition, the IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a tax rate of 25% to a portion of capital gain realized by a noncorporate stockholder on the sale of REIT shares that would correspond to the REIT's "unrecaptured Section 1250 gain."

  Consequences of the Merger to Non-U.S. Holders of Our Common Shares

        Generally, a non-U.S. Holder's gain or loss from the merger will be determined in the same manner as that of a U.S. Holder. The United States federal income tax consequences of the merger to a particular non-U.S. Holder will depend on various factors, including whether the receipt of the common share merger consideration is taxed under the provisions of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, governing sales of REIT shares or whether the receipt of the common share merger consideration is taxed under the provisions of FIRPTA governing distributions from REITs. If the FIRPTA provisions governing sales of REIT shares apply, the non-U.S. Holder will be taxed as described below under "—Taxable Sale of Shares." If the provisions governing distributions from REITs apply, for United States federal income tax purposes, the merger will be treated as a sale of our assets followed by a liquidating distribution from us to our stockholders of the net proceeds from the asset sale, with the tax consequences described below under "—Distribution of Gain from the Disposition of U.S. Real Property Interests by the Company." The IRS has taken a position in a recent pronouncement that would result in application of the "distribution" provisions to the extent the common share merger consideration is attributable to gain from our sale of United States real property interests, and not the "Taxable Sale of Shares" provisions. Because the question may not be fully settled at this point, both sets of provisions are discussed below. In general, the provisions governing the taxation of distributions by REITs can be less favorable to non-U.S. Holders than the taxation of sales or exchanges of REIT shares by non-U.S. Holders, and non-U.S. Holders should consult their tax advisors regarding the possible application of those provisions. A non-U.S. Holder that sells its shares separately from the merger should be taxed in any event as described below under "—Taxable Sale of Shares."

        Distribution of Gain from the Disposition of U.S. Real Property Interests.    The IRS stated in recently-released Notice 2007-55 that it is taking the position that REIT liquidating distributions are subject to tax under Section 897(h)(1) of the Code to the extent attributable to gain from the sale of U.S. real property interests. Thus, under Notice 2007-55, the common share merger consideration received by a non-U.S. Holder is subject to tax under FIRPTA as a distribution to the extent it is attributable to gain from the deemed sale of our U.S. real property interests in the merger, and not as a sale of our common shares. If the distribution were taxed under FIRPTA, the gain recognized by a non-U.S. Holder generally would be subject to United States federal income tax on a net basis to the extent attributable to gain from the deemed sale of our U.S. real property interests, and a corporate non-U.S. Holder could also be subject to the branch profits tax on such FIRPTA gain.

        Taxable Sale of Shares.    Subject to the discussion of backup withholding and of distribution of gain from the disposition of U.S. real property interests above, to the extent the merger is treated as a taxable sale of our common shares, the non-U.S. Holder should not be subject to United States federal income taxation on any gain or loss from the merger unless: (i) the gain is effectively connected with the non-U.S. Holder's conduct of a trade or business in the United States; (ii) the non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of the merger and certain other requirements are met; or (iii) such common shares constitute a "U.S. real property interest" under FIRPTA.

        A non-U.S. Holder whose gain is effectively connected with the conduct of a trade or business in the United States will be subject to United States federal income tax on such gain on a net basis in the same manner as a U.S. Holder. In addition, a non-U.S. Holder that is a corporation may be subject to the 30% branch profits tax on such effectively connected gain.

        A non-U.S. Holder who is an individual present in the United States for 183 days or more in the taxable year of the merger and who meets certain other requirements will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by United States source capital losses. In addition, the non-U.S. Holder may be subject to applicable alternative minimum taxes.

        If a non-U.S. Holder's common shares constitute a "U.S. real property interest" under FIRPTA, such holder will be subject to United States federal income tax on the gain recognized in the merger on a net basis in the same manner as a U.S. Holder but will not be subject to the 30% branch profits tax. A non-U.S. Holder's common shares generally will not constitute a U.S. real property interest if we are a "domestically controlled qualified investment entity" at the merger effective time. A "qualified investment entity" includes a REIT. Assuming we qualify as a REIT, we will be a "domestically controlled qualified investment entity" at the merger effective time if non-U.S. Holders held directly or indirectly less than 50% in value of our shares (including our Series A and Series B preferred shares while they are outstanding) at all times during the five-year period ending with the merger effective time. No assurances can be given that the actual ownership of our shares has been or will be sufficient for us to qualify as a "domestically controlled qualified investment entity" at the merger effective time.

        In addition, our common shares will not constitute a U.S. real property interest if (i) as of the effective date of the merger, we did not hold any U.S. real property interests, and (ii) all of the U.S. real property interests held by us during the five-year period ending with the effective date of the merger were disposed of in transactions in which the full amount of the gain (if any) was recognized. The application of this rule in a transaction such as the merger is not entirely clear. You should consult your tax advisor regarding the possible FIRPTA tax consequences to you of the merger.

        Income Tax Treaties.    If a non-U.S. Holder is eligible for treaty benefits under an income tax treaty with the United States, the non-U.S. Holder may be able to reduce or eliminate certain of the United States federal income tax consequences discussed above, such as the branch profits tax. Non-U.S. Holders should consult their tax advisor regarding possible relief under an applicable income tax treaty.

        U.S. Withholding Tax Under FIRPTA.    As described above, IRS Notice 2007-55 takes the position that the receipt of the common share merger consideration by a non-U.S. Holder will be treated as a distribution from us to the extent it is attributable to gain from the deemed sale of our U.S. real property interests in the merger. Accordingly, we intend to withhold U.S. federal income tax at a rate of 35% from the portion of the deemed asset sale proceeds consisting of the common share merger consideration and the liabilities assumed or to which the assets are subject that is, or is treated as, attributable to gain from the sale of U.S. real property interests and paid to a non-U.S. Holder.

        A non-U.S. Holder may be entitled to a refund or credit against the holder's United States tax liability, if any, with respect to any amount withheld pursuant to FIRPTA, provided that the required information is furnished to the IRS on a timely basis. Non-U.S. Holders should consult their tax advisor regarding withholding tax considerations.

  Information Reporting and Backup Withholding

        Under the Code, a U.S. Holder of our shares may be subject to information reporting on the cash received for the shares, unless an exemption applies. Backup withholding, currently at a rate of 28%, may also apply to payments made in connection with the merger. Backup withholding will not apply, however, to a holder who (a) in the case of a U.S. Holder, furnishes a correct taxpayer identification number and certifies that the holder is not subject to backup withholding on the IRS Form W-9 or appropriate substitute form, (b) in the case of a non-U.S. Holder, furnishes an applicable IRS Form W-8 or appropriate substitute form, or (c) is otherwise exempt from backup withholding and complies with other applicable rules and certification requirements. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder's United States federal income tax liability provided the required information is timely furnished to the IRS.

        THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER AND IS NOT TAX ADVICE. THEREFORE, HOLDERS OF OUR COMMON SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Deregistration of Our Common Shares

        If the merger is completed, our common shares will be deregistered under the Exchange Act and we will no longer be obligated to file periodic reports with the Securities and Exchange Commission with respect to our common shares.

THE MERGER AGREEMENT

        The summary of the material terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Appendix A and which we incorporate by reference into this document.

        This summary may not contain all of the information about the merger agreement that is important to you. The merger agreement has been included to provide you with information regarding its terms, and we recommend that you read carefully the merger agreement in its entirety. The rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement. Except for its status as a contractual document that establishes and governs the legal relations among the parties thereto with respect to the merger, we do not intend for its text to be a source of factual, business or operational information about Boston Capital REIT. The merger agreement contains representations, warranties and covenants that are qualified and limited, including by information in the disclosure letter referenced in the merger agreement and delivered in connection with the execution of the merger agreement. Representations and warranties may be used as a tool to allocate risks between the respective parties to the merger agreement, including where the parties do not have complete knowledge of all facts, instead of establishing such matters as facts. Furthermore, the representations and warranties may be subject to different standards of materiality applicable to the contracting parties, which may differ from what may be viewed as material to stockholders. Certain of these representations were accurate as of a specific date and do not purport to be accurate as of the date of this proxy statement. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement. Except for the parties themselves, under the terms of the merger agreement only certain other specifically identified persons are third party beneficiaries of the merger agreement who may enforce it and rely on its terms. As a stockholder, you are not a third party beneficiary of the merger agreement and therefore may not directly enforce or rely upon its terms and conditions and you should not rely on its representations, warranties or covenants as characterizations of the actual state of facts or condition of Boston Capital REIT or any of its affiliates.

        As used in the summary of the material terms of the merger agreement below and elsewhere in this proxy statement, unless the context requires otherwise, references to our "subsidiaries" do not include certain joint venture entities in which we, directly or indirectly, through our subsidiaries own interests.

Structure

  The Merger

        At the merger effective time, Boston Capital REIT will merge with and into Merger Sub, and Merger Sub will survive the merger and continue to exist as a wholly-owned subsidiary of Parent. Each membership interest of Merger Sub issued and outstanding immediately prior to the merger effective time will be converted into membership interests of the surviving entity, and Parent will be the sole owner of the membership interests of the surviving entity. All of our and Merger Sub's properties, assets, rights, privileges, immunities, powers and purposes, and all of our and Merger Sub's obligations and liabilities, will become those of the surviving entity.

  Effective Time

        The merger effective time will occur under all applicable laws upon the latest of (i) the time articles of merger with respect to the merger are accepted for record by the Maryland State Department of Assessments and Taxation, (ii) the time a certificate of merger is filed with the Secretary of State of the State of Delaware, and (iii) the merger effective time agreed by the parties to the merger agreement and designated in the articles of merger and certificate of merger (which will not exceed 30 days after such articles of merger have been accepted for record by the Maryland State Department of Assessments and Taxation).

        The closing of the merger will occur as promptly as practicable, but in no event later than the second business day after all of the conditions set forth in Article VIII of the merger agreement have been satisfied or waived (other than those conditions which by their terms are required to be satisfied or waived at the closing), unless the parties otherwise agree.

  Joint Ventures

        Generally, our interests in each apartment community are owned by a limited liability company or limited partnership wholly-owned by us, which we refer to as our subsidiaries. Our subsidiaries own the equity interest in joint venture entities in which unaffiliated third parties, which we refer to as our joint venture partners, have a subordinated economic interest. The joint venture entities hold the apartment communities indirectly through wholly-owned limited liability companies, or property level entities. We have entered into agreements with each of our joint venture partners to acquire, subject to the closing of the merger, their interests in the joint venture entities. We refer to these agreements with our joint venture partners as the joint venture buy-back agreements.

        The maximum aggregate amount payable to our joint venture partners under the joint venture buy- back agreements is $10,668,000, which we refer to as the joint venture buy-back price. On the closing date of the merger, to the extent that we have insufficient funds to pay the joint-venture buy-back price, Merger Sub will loan us the additional funds that are necessary to pay the joint venture buy-back price and consummate the joint venture buy-backs agreements. Such loan will be extinguished as a result of the consummation of the merger and the amount of the extinguished loan will be treated as additional consideration paid by the Parent and Merger Sub for the acquisition of Boston Capital REIT (but will not be treated as additional common share merger consideration to our stockholders).

        Under the terms of the merger agreement, we are required to complete the acquisition of these interests and the redemption of the interests of BCMR Special, Inc. in BC-GFS LLC, one of our joint venture entities, on or prior to the closing date of the merger. Upon completion of the acquisition (or redemption) of these interests, we and our subsidiaries will own 100% of the joint venture entities and the apartment communities held by them.

        In connection with the merger and as a condition to the consummation of the merger, we are obligated to restructure BCMR Seattle, a limited partnership, one of our subsidiaries, such that this entity becomes a wholly-owned subsidiary of ours, effective as of the closing date of the merger.

Organizational Documents

        The certificate of formation and operating agreement of Merger Sub in effect immediately prior to the merger effective time will be the certificate of formation and operating agreement of the surviving entity until amended after the merger effective time in accordance with applicable law.

Management

        Parent will be the initial owner of the surviving entity. The manager and officers of Merger Sub in effect immediately prior to the merger effective time will be the manager and officers of the surviving entity until their respective successors are duly elected or appointed and qualify or until their earlier death, resignation or removal.

Treatment of Shares and Options to Purchase Common Shares

  Common Shares

        At the merger effective time, each of our common shares issued and outstanding immediately prior to the merger effective time and not subject to dissenter's rights (other than shares held by us or our subsidiaries or by Parent, Merger Sub or any other wholly-owned subsidiaries of Parent or Merger Sub, which will be automatically canceled and retired and cease to exist with no payment being made for such shares) will automatically be canceled and converted into the right to receive cash, without interest, equal to $13.30, plus an amount equal to the product obtained by multiplying $0.00164384 by the number of days between the last dividend declaration date for which regular monthly dividends on our common shares have been declared and the date immediately prior to the closing date of the merger, reduced by the sum of (i) the per share amount, if any, distributed to holders of our common shares relating to distributions we make which are necessary for us to either maintain our status as a real estate investment trust or to avoid the imposition of corporate level tax or excise tax under the Code, and (ii) the amount of any distributions that are not permitted under the terms of the merger agreement. We do not currently intend to make any distributions other than regular monthly dividends which accrue at a daily rate of $0.00164384 per common share outstanding and such other distributions that are permitted under the merger agreement and that do not reduce the common share merger consideration.

  Options to Purchase Common Shares

        Any unexercised and unexpired option to purchase common shares issued under our equity incentive plans and outstanding immediately prior to the merger effective time (regardless of whether it is vested or unvested at that time) will, as of the merger effective time, be canceled and, in exchange for such option, the holder thereof will receive a single lump sum cash payment in an amount equal to the product of (i) the number of our common shares issuable upon exercise of such option (assuming full vesting) immediately prior to the merger effective time and (ii) the excess, if any, of the common share merger consideration per common share over the exercise price per common share, net of any applicable federal or state withholding taxes. Our independent directors are the only holders of outstanding options to acquire our common shares.

  Common Shares of Dissenting Stockholders

        A stockholder who, in accordance with Title 3, Subtitle 2 of the MGCL, has (i) properly filed a written objection to the merger prior to the special meeting of stockholders, (ii) not voted in favor of the approval of the merger agreement and the merger transactions, (iii) properly demanded in writing fair value for such stockholder's shares, and (iv) not effectively withdrawn, lost or failed to perfect such stockholder's rights under the dissenter's rights provisions of the MGCL, will not have the right to receive the common share merger consideration at the merger effective time, and, as of the close of business on the date of the special meeting, will cease to have any rights with respect to common shares for which dissenter's rights have been properly exercised and will instead be entitled to the rights under the dissenter's rights provisions of the MGCL. If any such dissenting stockholder withdraws such stockholder's demand for fair value or fails to perfect or otherwise loses such stockholder's right to demand fair value, such stockholder's shares will be deemed to be converted, as of the merger effective time, into the right to receive the common share merger consideration (without interest). The common share merger consideration will not be paid in respect of our common shares held by dissenting stockholders who have properly perfected statutory rights with respect to their shares unless the rights of such dissenting stockholders are restored under Maryland law.

No Further Ownership Rights

        At the merger effective time, holders of our common shares will cease to be our stockholders and will have no rights with respect to our common shares other than the right to receive the common share merger consideration. The common share merger consideration paid to our stockholders in accordance with the exchange and payment procedures contained in the merger agreement will be deemed to have been paid in full satisfaction of all rights and privileges pertaining to our common shares.

Payment Procedures

        On or before the merger effective time, Parent will deposit, or cause to be deposited, the common share merger consideration for the benefit of the holders of our common shares with a paying agent reasonably satisfactory to us. Promptly after the merger effective time (but in any event within four business days), the surviving entity or Parent will cause the paying agent to mail a letter of transmittal and, if applicable, instructions for surrendering certificates for our common shares. The letter of transmittal will tell you how to surrender your common share certificates, if applicable, in exchange for the common share merger consideration and will give you instructions on the procedures you must follow to receive the common share merger consideration in respect of your common shares that are not represented by common share certificates.

        We do not believe that any of our common shares are represented by common share certificates. However, if the common shares that you hold are represented by common share certificates, you will not be entitled to receive the common share merger consideration until you surrender such share certificate or certificates to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as the paying agent may reasonably require.

        If the common shares that you hold are not represented by common share certificates, you will receive a letter of transmittal promptly after the merger effective time (but in any event within four business days) containing, among other things, instructions relating to the payment of common share merger consideration with respect to your common shares. The letter of transmittal will also include instructions for changing the location to which the common share merger consideration which is payable to holders of our common shares is sent from the account information currently on file with us prior to the effective time of the merger. Unless alternate instructions are provided prior to the deadline in such transmittal letter, payment of the common share merger consideration will be made to the distribution accounts on file with us shortly following completion of the merger.

        The common share merger consideration may be paid to a person other than the person in whose name the corresponding common share certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person requesting payment must either pay any applicable stock transfer or other taxes or establish to the satisfaction of Parent that such stock transfer or other taxes have been paid or are not applicable. If we do not have documentation in our files confirming backup withholding does not apply with respect to your shares, the surviving entity will withhold a portion of the common share merger consideration from such payments. See "Material United States Federal Income Tax Consequences" on page 39.

        No interest will be paid or will accrue on the common share merger consideration. Each of the paying agent, surviving entity and Parent will be entitled to deduct and withhold any applicable taxes from the common share merger consideration. At the merger effective time, our share transfer books will be closed, and there will be no further registration of transfers of our common shares.

        Neither the paying agent, Parent, Merger Sub or the Company or any of their respective employees, officers, directors, agents or affiliates will be liable to any person for any common share merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of common share merger consideration deposited with the paying agent that remains undistributed to the holders of our common shares for twelve months after the merger effective time will be delivered to the surviving entity. Holders of our common shares prior to the merger (other than holders that have properly exercised their dissenting rights) who have not complied with the exchange and payment procedures contained in the merger agreement within twelve months after the merger effective time may only look to the surviving entity for the payment of the common share merger consideration.

        If you have lost a common share certificate, or if it has been stolen or destroyed, then before you are entitled to receive the common share merger consideration, you will be required to deliver an affidavit stating that fact and, if required by the surviving entity or paying agent, to post a bond in the amount reasonably required by the surviving entity or the paying agent as indemnity against any claim that may be made against the surviving entity and the paying agent on account of the alleged loss, theft or destruction of such certificate.

Representations and Warranties

        We made customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure letter delivered in connection therewith. These representations and warranties relate to, among other things:

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  due organization, valid existence, good standing and power and authority to carry on the businesses of each of us, our subsidiaries and certain related entities;

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  our charter and bylaws and the similar organizational documents of our subsidiaries and our related entities;

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  our arrangements to acquire interests in our joint venture entities that are held by our joint venture partners:

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  our capital structure and our ownership in our subsidiaries and related entities and the absence of any encumbrances on our ownership of the equity interests of our subsidiaries and our related entities;

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  our corporate power and authority to execute and deliver, and to perform our obligations under, the merger agreement and to consummate the merger transactions;

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  the enforceability of the merger agreement against us;

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  the vote of our stockholders required in connection with the approval of the merger agreement and the merger transactions;

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  the absence of conflicts with, or breaches of, (i) our, our subsidiaries' or related entities' organizational documents, and (ii) certain contracts applicable to us, our subsidiaries and our related entities as a result of entering into the merger agreement or performing our obligations under the merger agreement;

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  consents and approvals of governmental authorities required as a result of executing and delivering the merger agreement and performing our obligations under the merger agreement;

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  our SEC filings since August 15, 2005 and the financial statements contained therein;

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  the absence of any company material adverse effect and certain other changes and events since December 31, 2006;

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  the accuracy and completeness of information we, our subsidiaries and our related entities have supplied for inclusion in this proxy statement or any other document to be filed with the SEC in connection with the merger and the other transactions contemplated by the merger agreement;

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  possession of permits necessary to operate our and our subsidiaries' properties and carry on our, our subsidiaries' and our related entities' business and the absence of violations of applicable laws or such permits;

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  tax matters affecting us, our subsidiaries or our related entities;

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  benefit plans maintained by us;

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  the absence of material litigation or orders against us or our subsidiaries;

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  actions taken by us to exempt the merger agreement, the merger and the other transactions contemplated thereby from the requirements of any antitakeover statute or regulation enacted under state or federal laws in the United States or any takeover provision in our charter and bylaws and the similar organizational documents of our subsidiaries that would otherwise prohibit, hinder or delay such transactions;

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  intellectual property owned by or licensed by us, our subsidiaries and our related entities;

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  real property owned by us, our subsidiaries and our related entities and our and our subsidiaries' and our related entities' title insurance policies, construction projects, contracts to sell or purchase property and management agreements;

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  environmental matters affecting us, our subsidiaries and related entities;

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  labor matters affecting us, our subsidiaries and related entities;

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  our, our subsidiaries' and our related entities' material contracts, the enforceability of those contracts and the absence of any breach or violation of, or default under, any such material contracts;

  •
  our, our subsidiaries' and our related entities' insurance policies;

  •
  the absence of any undisclosed material related party transactions between us, our subsidiaries or our related entities, on the one hand, and any officer, director or affiliate of ours or any of our subsidiaries on the other hand;

  •
  the receipt by us of a fairness opinion from Wachovia Securities to the effect that, as of the date of such opinion, the common share merger consideration to be received by holders of our common shares is fair from a financial point of view to such holders;

  •
  the absence of any undisclosed broker's or finder's fees or commissions, other than the fees payable to Wachovia Securities; and

  •
  our board of directors' determination that the merger is fair and in our and our stockholders' best interests, approval of the merger agreement and the merger transactions and direction that the merger agreement and the merger transactions be submitted for stockholder approval.

        For the purposes of the merger agreement, "company material adverse effect" means any event, circumstance, change or effect that, individually or in the aggregate, is materially adverse to our, our subsidiaries' and our related entities' business, properties, prospects, financial condition or results of operations taken as a whole. Certain of our representations in the merger agreement are qualified by the failure of such representations to be true to the extent that such failure would not result in, or reasonably be expected to result in, a company material adverse effect.

        A company material adverse effect will not have occurred, however, as a result of any such event, circumstance, change or effect arising out of or resulting from:

  •
  any change in general economic or business conditions (except to the extent such change has a disproportionate effect on us, our subsidiaries or our related entities as compared to other persons or participants in the industries in which we, our subsidiaries and our related entities conduct business and that operate in the geographic regions affected by such change);

  •
  any change in financial or securities market conditions;

  •
  any events, circumstances, changes or effects generally affecting the industries in which we, our subsidiaries and our related entities conduct business (except to the extent such event, circumstance, or change has a disproportionate effect on us, our subsidiaries or our related entities as compared to other persons or participants in the industries in which we, our subsidiaries and our related entities conduct business and that operate in the geographic regions affected by such event, circumstance, or change);

  •
  any change in legal, political or regulatory conditions generally or in any geographic region in which we, any of our subsidiaries or any of our related entities operates;

  •
  the announcement of the execution of the merger agreement or the announcement of the merger or the other transactions contemplated by the merger agreement;

  •
  any events, circumstances, changes or effects arising from the taking of any action required or expressly contemplated by the merger agreement or the failure to take any action prohibited by the merger agreement;

  •
  acts of war, armed hostilities, sabotage or terrorism, or any escalation of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of the merger agreement;

  •
  earthquakes, hurricanes or natural disasters;

  •
  changes in law or United States generally accepted accounting principles and practices; or

  •
  any action taken or result of a failure to take any action by us, any of our subsidiaries or our related entities at the request or with the consent of Parent or Merger Sub.

        The merger agreement also contains customary representations and warranties made by Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:

  •
  their due organization, valid existence, good standing and power and authority to carry on their businesses;

  •
  the ownership of Merger Sub and absence of prior conduct of activities or business of Parent and Merger Sub;

  •
  their power and authority to execute and deliver, and to perform their obligations under, the merger agreement and to consummate the other transactions contemplated by the merger agreement;

  •
  the enforceability of the merger agreement against them;

  •
  the absence of conflicts with, or violations of, their organizational documents or laws applicable to them, and the absence of any breach or default under certain contracts as a result of entering into the merger agreement or consummating the merger;

  •
  consents and approvals of governmental authorities required as a result of executing and delivering the merger agreement and performing their obligations under the merger agreement;

  •
  the accuracy and completeness of information they have supplied for inclusion in this proxy statement or any other document to be filed with the SEC;

  •
  the absence of material litigation or orders against the Parent and Merger Sub;

  •
  their capital resources to pay the common share merger consideration and consummate the merger and other transactions contemplated by the merger agreement;

  •
  the delivery of the guarantee executed by BPG Investment Partnership VIII, L.P. and BPG Private Real Estate Investment Trust II;

  •
  their lack of ownership of our common shares or any other securities of ours and of our subsidiaries; and

  •
  the absence of any broker's, finder's or investment banker's fee or commission in connection with the merger based upon arrangements made by or on behalf of Parent or Merger Sub.

        The representations and warranties of each of the parties to the merger agreement will not survive the closing of the merger.

Covenants Relating to Conduct of Our Business

        Under the merger agreement, we have agreed that, subject to certain exceptions in the merger agreement and the disclosure letter delivered in connection therewith, or unless Parent gives its prior written consent, between the date of the merger agreement and the merger effective time, we, our subsidiaries and our related entities will:

  •
  in all material respects, conduct business only in the ordinary course consistent with past practice; and

  •
  use commercially reasonable efforts (A) to preserve substantially intact our, our subsidiaries' and our related entities' business organizations, (B) to keep available the services of our, our subsidiaries' and our related entities' present officers and directors consistent with past practice, and (C) to maintain in all material respects the current, existing relations and goodwill with tenants, joint venture partners, management companies, lenders, customers, suppliers and others having business dealings with us, our subsidiaries and our related entities.

        We have also agreed that during the same time period, subject to certain exceptions set forth in the merger agreement and the disclosure letter delivered in connection therewith, or unless Parent gives its prior written consent, we, our subsidiaries and our related entities will not, among other things:

  •
  authorize for issuance, issue or sell, or agree or commit to issue or sell (A) any shares of any class of our capital stock or other equity interests or any of our subsidiaries' or our related entities' capital stock or other equity interests, or (B) any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or other equity interests, or any other ownership interest, of us, our subsidiaries or our related entities;

  •
  reclassify, combine, split or subdivide any of our shares of capital stock or other equity interest of any of our subsidiaries or our related entities;

  •
  declare, set aside, make or pay dividends or other distributions with respect to our shares of capital stock, other than (A) regular monthly cash dividends at a rate not in excess of $0.00164384 per common share outstanding, per day, and pro-rated for the period of ownership, declared and paid in the aggregate monthly, (B) dividends or distributions by any of our subsidiaries paid to us or any of our subsidiaries that is directly or indirectly wholly-owned by us, (C) dividends or distributions by any of our related entities paid to us, our subsidiaries, our related entities or holders of interests in any of our related entities (i) of operating cash flow in accordance with such related entity's organizational documents or (ii) that are otherwise required by such related entity's organizational documents (in each case, as of the date of the merger agreement) and (D) certain distributions disclosed in the disclosure letter delivered in connection with the merger agreement. Notwithstanding the foregoing, we are permitted to make distributions necessary for us to maintain our status as a real estate investment trust under the Code, and avoid the imposition of corporate level taxes or excise taxes under Section 4981 under the Code;

  •
  adopt or propose any amendment to our, our subsidiaries' or our related entities' organizational documents;

  •
  acquire (by merger, consolidation, purchase of stock or assets or otherwise), or agree or enter into an option to so acquire, in a single transaction or in a series of related transactions, any person, entity or division thereof, or otherwise acquire or agree to acquire any assets outside the ordinary course consistent with past practice;

  •
  initiate or consent to any material zoning reclassification of any owned or material leased real properties or to any material change to an approved site plan, special use permit, planned unit development approval, or other land use entitlement;

  •
  authorize or enter into any commitment for any new material capital expenditure relating to our apartment communities other than certain expenditures set forth in the merger agreement;

  •
  acquire, or enter into any option, commitment or agreement to acquire, real property;

  •
  dispose of any real property, or other than transactions that are in the ordinary course of business or pursuant to contracts in effect prior to the date of the merger agreement, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, or cancel, or agree to transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of, any entity, business or material assets, except as reasonably required, in the opinion of our tax counsel to maintain our status as a real estate investment trust;

  •
  incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any "person" for borrowed money, except for indebtedness for borrowed money as a result of draws under our revolving credit facility in the ordinary course of business and based on terms that exist as of the date of the merger agreement;

  •
  modify the terms of our revolving credit facility or modify the terms of or refinance mortgage indebtedness secured by our properties;

  •
  make any loans, advances or capital contributions to, or investments in, any other "person" (other than us, our direct and indirect wholly-owned subsidiaries and our related entities), except loans, advances or capital contributions incurred in the ordinary course of business consistent with past practice, pursuant to contracts in effect prior to the execution of the merger agreement;

  •
  (i) increase the salary, wages or other compensation payable or to become payable to or the fringe benefits of our, our subsidiaries' and our related entities' directors or officers, (ii) hire any employees or (iii) enter into any employment, change in control, consulting or severance agreement with, or establish, adopt, enter into or amend any benefit plan, incentive plan, bonus, profit-sharing, thrift, stock option, restricted stock, pension, retirement, deferred compensation, employment, change in control, termination, or severance plan, agreement, policy or arrangement for the benefit of, any director, officer or employee of ours, except, in each case, as may be required by the terms of any such plan, agreement, policy or arrangement existing as of the date of the merger agreement or to comply with applicable law;

  •
  make any material change with respect to our, our subsidiaries' or our related entities' method of accounting;

  •
  except to the extent necessary to maintain our status as a real estate investment trust or to preserve the status of our subsidiaries or our related entities as a partnership or disregarded entity for federal income tax purposes, (i) make, change or revoke any material tax election or settle or compromise any material tax liability, (ii) settle or compromise any material tax liabilities, or (iii) enter into any tax protection agreement;

  •
  waive, release, settle or compromise any pending or threatened legal actions against us, our subsidiaries or our related entities unless the amounts paid or to be paid (i) do not exceed $500,000 in the aggregate for all such waivers, releases, settlements, or compromises or (ii) are fully covered by insurance maintained by the Company, its subsidiaries or the related entities;

  •
  adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring or recapitalization of us, any of our subsidiaries or our related entities;

  •
  other than in the ordinary course of business, or as otherwise provided by the merger agreement, modify or amend in any material respect or terminate any material contract or enter into new material contracts, provided that, we may not modify or amend the joint venture buy-back agreements without prior consent of the Parent;

  •
  prepay any long-term debt or pay, discharge or satisfy any material claims, liabilities or obligations;

  •
  fail to use commercially reasonable efforts (i) to maintain in full force and effect the existing insurance policies covering us, our subsidiaries, and our related entities and respective properties, assets and businesses or (ii) to replace such insurance policies with reasonably comparable insurance policies;

  •
  modify, amend or terminate, or grant any material consent under, any contract with any of our affiliates or modify any material relationship between us and our affiliates, including the manner in which we and our affiliates own or hold our respective assets;

  •
  sell, transfer or otherwise dispose of any ownership interest in any of our subsidiaries or our related entities, or create, establish, form or invest in any new subsidiary;

  •
  make any payments or otherwise incur or accrue any liabilities in connection with the merger to Wachovia Securities in an amount that is in excess of $2,866,000, such amount representing the fee plus normal and customary expenses as provided for in our engagement letter with Wachovia Securities;

  •
  make any payments or otherwise incur or accrue any liabilities in connection with the consummation of the transactions contemplated by our agreements to acquire the minority interests held by our joint venture partners in our joint venture entities in an aggregate amount in excess of $10,668,000;

  •
  make any payments or otherwise incur or accrue any liabilities in connection with our advisory services agreement with our advisor in connection with the merger or the termination of the advisory services agreement in an amount that is in excess of $1,300,000 for subordinated disposition fee and $4,371,000 for a subordinated share of net proceeds payable upon consummation of the merger;

  •
  reinstate sales of our common shares pursuant to our dividend reinvestment program or reinstate purchases or redemptions of our common shares pursuant to our share repurchase program or otherwise; or

  •
  announce an intention, enter into an agreement or otherwise make a commitment to do any of the foregoing.

        We are required to use commercially reasonable efforts to cause our joint venture entities and the property level entities to comply in all material respects with the covenants relating to the conduct of our business as set forth in the merger agreement. We refer to a joint venture entity or property level entity that fails to comply with such covenants as a defaulting entity. If a defaulting entity fails to comply with the covenants relating to the conduct of our business as set forth in the merger agreement such that the conditions to closing related to such covenants will not be fulfilled as a result of the failure of the defaulting entity's managing member or any affiliate of such managing member to comply with its obligations under the defaulting entity's organizational documents or property management documents we are required to, and required to cause our subsidiaries to:

  •
  exercise our, or our subsidiaries, respective rights under the defaulting entity's organizational documents and, to the extent permitted by such organizational documents, remove the managing member of the defaulting entity, which we refer to as a removed managing member; and/or

  •
  terminate the management agreement documents of any affiliate of such removed managing member that had been engaged as a property manager of any of our apartment communities held directly or indirectly by the defaulting related entity, but only to the extent permitted by the applicable property management agreement documents.

        Upon removal of any defaulting entity's managing member and/or termination of its affiliated property managers, we or one of our wholly-owned subsidiaries will:

  •
  become the substitute managing member for the defaulting entity;

  •
  comply with the terms of the defaulting entity's organizational documents, subject to compliance with the business covenants set forth in the merger agreement; and/or

  •
  otherwise perform (or engage a third party to perform) the functions of a property manager of any of our apartment communities held by the defaulting entity, subject to compliance with the business covenants set forth in the merger agreement.

        Notwithstanding anything to the contrary in the merger agreement, we are not deemed to be in breach of any business covenant or have breached any of our representations set forth in the merger agreement as a result of any such the removal and/or termination described above.

No Solicitation of Transactions

        We have agreed that from the date of execution of the merger agreement until the merger effective time and subject to specified exceptions described below, neither we nor any of our subsidiaries or our or their officers, managers, directors, employees, agents, investment bankers, financial advisors, attorneys, accountants or other representatives will, directly or indirectly:

  •
  initiate, cause, solicit, knowingly encourage or knowingly facilitate any inquiries or offers with respect to, or that may reasonably be expected to lead to the submission of, any acquisition proposal;

  •
  participate in any discussions or negotiations regarding, or that reasonably may be expected to lead to, or furnish to any person any information with respect to, or otherwise cooperate with respect to, any acquisition proposal;

  •
  accept an acquisition proposal; or

  •
  enter into any contract that would require us to abandon the merger or terminate the merger agreement.

        For purposes of the merger agreement, "acquisition proposal" means any:

  •
  proposal or offer (other than from Parent or Merger Sub) relating to any direct or indirect acquisition of 20% or more of the assets of our, our subsidiaries' and our related entities' assets, taken as a whole, or 20% or more of our outstanding equity securities;

  •
  any tender offer or exchange offer that would result in any person or "group" beneficially owning 20% or more of any class of our outstanding equity securities;

  •
  any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving us (other than the merger contemplated by the merger agreement) pursuant to which our stockholders prior to consummation of such transaction would hold less than 80% of the outstanding shares or equity interests of the surviving or resulting person or parent thereof; or

  •
  any transaction which is similar in form, substance or purpose to any of the foregoing transactions (other than the merger contemplated by the merger agreement).

        Prior to the approval of the merger by our stockholders and following the receipt of an unsolicited bona fide written acquisition proposal, if our board of directors determines in good faith, after consultation with its legal and financial advisors, that such proposal constitutes, or is reasonably likely to result in, a superior proposal, our board of directors may:

  •
  furnish non-public information with respect to us and our subsidiaries to such person who made such proposal, provided that we have caused such person to enter into a confidentiality and standstill agreement with us containing terms that are at least as favorable to us as those contained in the confidentiality agreement we signed with Parent (i.e., no less restrictive than the obligations imposed on the Parent) and we have first disclosed the same non-public information to Parent if not previously disclosed; or

  •
  participate in negotiations regarding such proposal.

        Prior to the approval of the merger by our stockholders:

  •
  our board of directors may withdraw, modify or change in a manner adverse to Parent its recommendation that our stockholders approve the merger, if our board of directors determines in good faith after consulting with its outside legal counsel that the failure to do so would be inconsistent with its duties under applicable law; and

  •
  if our board of directors determines in good faith (after consultation with its independent financial advisor) that an unsolicited bona fide written acquisition proposal is a superior proposal, our board of directors may approve and recommend such superior proposal, and exempt the person making such superior proposal from any state takeover or similar laws concurrently with the termination of the merger agreement; provided, that, (i) Parent has received written notice from us of such proposed action by our board of directors at least five business days prior to the taking of such action and (ii) at the end of such five business day period, our board of directors determines in good faith, after taking into account amendments or revisions proposed by Parent (after consultation with our independent financial advisors), that the acquisition proposal remains a superior proposal (after negotiating in good faith and taking into account all such amendments and revisions proposed by Parent during such five business day period).

        For purposes of the merger agreement, "superior proposal" means a written acquisition proposal made by a third party:

  •
  that relates to at least 50% of the voting power of our capital stock or all or at least 50% of our assets; and

  •
  which our board of directors determines in its good faith judgment, after consultation with its independent financial advisor, to be more favorable to our stockholders from a financial point of view than the merger, after taking into account all the terms and conditions of the acquisition proposal and such other factors as our board of directors deems relevant (including, among other things, any alterations to the merger agreement agreed to in writing by Parent in response to such an acquisition proposal and taking into account any termination fee and expense reimbursement under the merger agreement).

        We have agreed to promptly notify Parent (in any event within 48 hours after initial receipt) of the receipt of any acquisition proposal. In our notice to Parent, we have agreed to provide the identity of the person making such acquisition proposal and the terms and conditions of such acquisition proposal. We have also agreed to keep Parent fully informed on a prompt basis of all material developments affecting the status and terms of any such acquisition proposal.

Directors' and Officers' Indemnification and Insurance

        The merger agreement provides that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the merger effective time presently existing in favor of our, our subsidiaries' or any our related entities' current or former directors, officers, employees, agents or fiduciaries as provided in our, our subsidiaries' or our related entities' organizational documents and our or our subsidiaries' indemnification agreements will be assumed by the surviving entity. For a period of six years after the merger effective time, the indemnification provisions contained in the surviving entity's charter and operating agreement will contain indemnification and limitation on liability of directors and officers provisions no less favorable than are set forth in our, our subsidiaries' or our related entities' organizational documents. Such provisions will not be amended, repealed or modified during that period in any manner that would affect adversely the rights of any person who, at or prior to the merger effective time, were our, our subsidiaries' or our related entities' directors, officers, employees, agents or fiduciaries, except as required by law and then only to the minimum extent required by law.

        Parent and Merger Sub have agreed to indemnify, to the fullest extent authorized or permitted by applicable law, our, our subsidiaries' and our related entities' managers, directors, officers, trustees or fiduciaries who were, at or before the date of the merger agreement or during the period between the signing of the merger agreement and the merger effective time, serving in such capacities with respect to any legal action arising out of or relating to their duties or service in such capacities in connection with acts or omissions occurring at or prior to the merger effective time and, subject to certain conditions, shall pay related reasonable legal fees, costs and expenses incurred by them.

        The merger agreement permits, with respect to claims arising from facts or events that occurred on or prior to the merger effective time, us to purchase prior to the merger effective time, a "tail insurance policy" of at least the same coverage and amounts and containing terms and conditions that are no less favorable to our or our subsidiaries' directors, officers, employees, agents, or fiduciaries as our and our subsidiaries' existing policy or policies, for the benefit of our and our subsidiaries' current and former directors, officers, employees, agents, or fiduciaries with a claims period of six years from the merger effective time. The premium payable for such tail insurance policy must not exceed $410,000 for its entire period. If we are unable to obtain the tail insurance described above for an amount equal to or less than $410,000 for its entire period, we are entitled to obtain as much comparable tail insurance as possible for an amount equal to $410,000 for its entire period. If we are unable to purchase such tail insurance, Parent and Merger Sub will, at our request, purchase a tail insurance policy of at least the same coverage and amounts and containing terms and conditions no less favorable to our and our subsidiaries' directors, officers, employees, agents, or fiduciaries with a claims period of six years from the merger effective time, except that Parent and Merger Sub are not required to pay more than $410,000 for such policy for its entire period. The obligations described above must be assumed by any successor entity to the surviving entity as a result of any consolidation, merger or transfer of all or substantially all of its properties and assets.

Agreement to Take Further Action

        Subject to the terms and conditions of the merger agreement and except as set forth in the disclosure letter delivered in connection therewith, each party to the merger agreement has agreed to use its commercially reasonable efforts to take, or to cause to be taken, all appropriate actions and to do, or to cause to be done, all things necessary, proper or advisable under applicable laws to consummate the merger as soon as practicable, including using its commercially reasonable efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with us and our subsidiaries as (i) are necessary, proper or advisable for the consummation of the merger and the other transactions contemplated by the merger agreement and to fulfill the conditions to the merger or (ii) are required to prevent a material adverse effect on us.

        Each party to the merger agreement has agreed to cooperate and use its commercially reasonable efforts (i) to defend through litigation on the merits any legal action, including administrative or judicial action, asserted by any party in order to avoid the entry of, or to have vacated, lifted, reversed, terminated or overturned any decree, judgment, injunction or other order that in whole or in part restricts, delays, prevents or prohibits consummation of the merger and the other transactions contemplated thereby, including by vigorously pursuing all available avenues of administrative and judicial appeal and (ii) to obtain any third party consents necessary, proper or advisable to consummate the merger and the other transactions contemplated by the merger agreement or required to prevent a material adverse effect on us from occurring prior to the merger effective time.

        Subject to certain exceptions, we have agreed to provide, and will cause our subsidiaries and related entities to provide, all commercially reasonable cooperation in connection with Parent's efforts to assume or refinance mortgage indebtedness secured by our properties.

Conditions to the Merger

        The obligations of the parties to complete the merger are subject to the following mutual conditions:

  •
  approval of the proposal to approve the merger agreement and the merger transactions by the requisite vote of our stockholders;

  •
  all approvals, authorizations and consents of governmental authorities required to consummate the merger must have been obtained and all waiting periods relating to such approvals, authorizations and consents must have expired or been terminated; and

  •
  no governmental authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which is then in effect and makes consummation of the merger illegal or prohibits consummation of the merger.

        The obligations of Parent and Merger Sub to complete the merger are subject to the following additional conditions:

  •
  our representations and warranties that (a) are not made as of a specific date shall be true and correct as of the date of the merger agreement and as of the closing date of the merger, as though made on and as of the closing date of the merger, and (b) are made as of a specific date shall be true and correct as of such date, in each case except where the failure of our representations and warranties to be true and correct without regard to any materiality or material adverse effect qualifications would not in the aggregate have a material adverse effect, provided that certain representations and warranties pertaining to our capitalization, our authority to consummate the merger and the absence of undisclosed broker or financial advisor fees must be true and correct in all respects as of the closing date of the merger;

  •
  the performance, in all material respects, by us of all our obligations under the merger agreement and compliance, in all material respects, with the agreements and covenants to be performed or complied with by us under the merger agreement prior to the merger effective time;

  •
  the performance, in all respects, by us of each of the expense and finance covenants contained in the merger agreement as of the merger effective time;

  •
  the receipt by Parent of a certificate signed on behalf of us by our Chief Executive Officer or Chief Financial Officer, with respect to the truth and correctness of our representations and warranties, the performance of our obligations under the merger agreement and compliance, in all material respects (or all respects, as applicable), with the agreements and covenants to be performed or complied with under the merger agreement;

  •
  (i) the termination on or prior to the closing date of our advisory services agreement with our advisor, (ii) the acquisition by us or one of our wholly-owned subsidiaries of all of the minority interests held by our joint venture partners in our joint venture entities such that each of our joint venture entities becomes a directly or indirectly wholly-owned by us pursuant to transfer documents reasonably satisfactory to Parent effective as of the merger effective time, (iii) the delivery on or prior to the closing date of the merger by us of notices to terminate each management agreement pursuant to which any third party manages or operates our, our subsidiaries' or our related entities' properties, (iv) the consummation by us of the acquisition or restructuring of our subsidiary BCMR Seattle, A limited partnership, effective as of the closing date of the merger, and (v) the redemption by us of the interests of BCMR Special, Inc. in BC-GFS LLC, one of our joint venture entities, effective as of the closing date of the merger, and (vi) the receipt by Parent of evidence that all such actions in clauses (i) through (v) have been taken on or prior to the closing date of the merger;

  •
  holders of not more than ten percent of our outstanding common shares shall be entitled to dissenters rights;

  •
  the receipt of a tax opinion of our counsel, Goodwin Procter LLP, opining that we have been organized and have operated in conformity with the requirements for qualification as a real estate investment trust under the Code for all tax periods commencing on January 1, 2005; and

  •
  on the closing date of the merger, there shall not exist an event, change or occurrence arising after the date of the merger agreement that, individually or in the aggregate, has had, a material adverse effect on us, and Parent shall have received a certificate signed by one of our officers to the foregoing effect.

        Our obligation to complete the merger is subject to the following additional conditions:

  •
  the representations and warranties of Parent and Merger Sub that (a) are not made as of a specific date shall be true and correct as of the date of the merger agreement and as of the closing date of the merger, as though made on and as of the closing date of the merger, and (b) are made as of a specific date shall be true and correct as of such date, in each case except where the failure of their representations and warranties to be true and correct (without regard to any materiality or Parent material adverse effect qualifications) would not have a Parent material adverse effect;

  •
  the performance, in all material respects, by Parent and Merger Sub of all their obligations under the merger agreement and compliance, in all material respects, by Parent and Merger Sub with the agreements and covenants to be performed or complied with under the merger agreement; and

  •
  the receipt by us of a certificate signed by an officer of Parent with respect to the truth and correctness of the representations and warranties of Parent and Merger Sub and the performance of their obligations under the merger agreement and compliance, in all material respects, with the agreements and covenants to be performed or complied with under the merger agreement.

        For the purposes of the merger agreement, "Parent material adverse effect" means any event, circumstance, change or effect that would reasonably be expected to prevent, hinder or materially delay Parent or Merger Sub from consummating the merger or any other transactions contemplated by the merger agreement or otherwise prevent Parent or Merger Sub from performing their respective obligations under the merger agreement.

Termination

        The merger agreement may be terminated and the merger may be abandoned at any time prior to the merger effective time, as follows:

•
by mutual written consent of Parent and us;

•
by either Parent or us if:

•
the merger effective time has not occurred on or before March 31, 2008, which we refer to as the drop dead date, provided that (i) we may extend the drop dead date by an additional thirty days if all of the Parent and Merger Sub's conditions to consummation of the merger (other than our obligation to acquire the minority interests held by our joint venture partners in our joint venture entities) have been satisfied on or prior to the drop dead date; and (ii) this right will not be available to the party whose failure to fulfill any obligation under the merger agreement materially contributed to the failure of the merger effective time to occur on or before the drop dead date;

•
any governmental authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling or taken any other action which makes consummation of the merger illegal or otherwise prohibits consummation of the merger and which has become final and non-appealable, provided that this right will not be available to a party who failed to use its reasonable best efforts to oppose such order or action by such governmental authority or to have such order or action vacated or made inapplicable to the merger; or

•
the requisite vote of our stockholders to approve the merger agreement and the merger transactions upon a vote being taken at a duly convened stockholders meeting is not obtained.

•
by Parent if:

•
each of Parent and Merger Sub is not in material breach of its obligations under the merger agreement, and (a) any of our representations and warranties are or become untrue or incorrect such that the closing condition pertaining to our representations and warranties would be incapable of being satisfied by the drop dead date, or (b) there has been a breach of our covenants or agreements under the merger agreement such that the closing condition pertaining to our performance and compliance with covenants or agreements would be incapable of being satisfied by the drop dead date;

•
our board of directors approves, endorses or recommends an acquisition proposal;

•
our board of directors withdraws, modifies or changes in a manner adverse to Parent its recommendation that our stockholders vote to approve the merger agreement and the merger transactions;

•
we enter into an agreement with respect to an acquisition proposal (other than a confidentiality agreement permitted by the merger agreement);

•
a tender offer or exchange offer for any of our outstanding common shares that constitutes an acquisition proposal is commenced by a third party before the requisite stockholder vote of our stockholders to approve the merger agreement and the merger transactions is obtained and our board of directors does not recommend against acceptance of such tender offer or exchange offer within ten business days after it is commenced, or in the event of a change in terms of the tender offer, within ten business days after the announcement of such changes; or

•
we or our board of directors publicly announces the intention to do any of the foregoing.

•
by us if:

•
we are not in material breach of our obligations under the merger agreement, and (a) any of Parent's or Merger Sub's representations and warranties are or become untrue or incorrect such that the closing condition pertaining to their representations and warranties would be incapable of being satisfied by the drop dead date, or (b) there has been a breach of any of Parent's or Merger Sub's respective covenants and agreements under the merger agreement such that the closing condition pertaining to their performance and compliance with covenants and agreements would be incapable of being satisfied by the drop dead date; or

•
our board of directors approves an acquisition proposal and authorizes us to enter into a definitive agreement for the implementation of a superior proposal so long as:

•
the requisite stockholder vote of our stockholders to approve the merger agreement and the merger transactions has not been obtained;

•
we are not in or have not been in breach of our obligations under the merger agreement with regard to prohibitions on soliciting acquisition proposals or providing information regarding an acquisition proposal to Parent in any material respect;

•
our board of directors has determined in good faith, after consulting with its independent financial advisor, that such acquisition proposal constitutes a superior proposal and has determined in good faith, after consulting with its outside legal counsel, that the failure to take such actions would be inconsistent with our directors' duties to our stockholders under applicable laws;

•
we have notified Parent in writing that our board of directors intends to approve such superior proposal;

    •
    during the five business days following the receipt by Parent of our notice, we have negotiated in good faith with Parent with respect to any amendments or revisions proposed by Parent with the objective of making adjustments to the terms and conditions of the merger agreement to enable us to proceed with the merger;

    •
    our board of directors has determined in good faith, after the end of such five business day period, after considering the results of such negotiations and any revised proposals made by Parent, that the superior proposal giving rise to such notice continues to be a superior proposal; and

    •
    we pay to Parent the termination fee in accordance with the merger agreement simultaneously with the termination of the merger agreement.

Termination Fee and Expense Reimbursement

        We have agreed to pay to Parent a termination fee of $4.0 million, in the event that:

  •
  we or Parent terminate the merger agreement because (i) the merger has not been consummated by the drop dead date or (ii) the requisite vote of our stockholders to approve the merger agreement and the merger transactions is not obtained, and

  •
  at or prior to such termination, an acquisition proposal has been publicly announced that is not subsequently withdrawn prior to the earlier of the date of our special meeting and such termination, and

  •
  concurrently with such termination or within twelve months following the date of such termination, we enter into an agreement with respect to any acquisition proposal or any acquisition proposal is consummated (with references to "20%" and "80%" in the definition of acquisition proposal being deemed to be "50%" for purposes of determining whether a termination fee is payable);

  •
  the merger agreement is terminated by Parent because:

  •
  our board of directors approves, endorses or recommends an acquisition proposal:

  •
  our board of directors has withdrawn, modified or changed in a manner adverse to Parent, its recommendation that our stockholders vote to approve the merger agreement and the merger transactions,

  •
  we enter into an agreement with respect to an acquisition proposal,

  •
  a tender offer or exchange offer for any of our outstanding common shares that constitutes an acquisition proposal is commenced by a third party before the requisite stockholder vote of our stockholders to approve the merger agreement and the merger transactions is obtained and our board of directors does not recommend against acceptance of such tender offer or exchange offer within ten business days after it is commenced, or in the event of a change in terms of the tender offer, within ten business days after the announcement of such changes, or

  •
  we or our board of directors publicly announces our intention to do any of the foregoing; or

  •
  the merger agreement is terminated by us because prior to obtaining the stockholder approval, our board of directors has approved an acquisition proposal and authorized us to enter into a definitive agreement for the implementation of a superior proposal.

        In addition, the merger agreement provides for the payment of reasonable costs and expenses incurred in connection with the merger agreement of up to $1.5 million:

  •
  by us if Parent terminates the merger agreement under the provision that allows for such termination if each of Parent and Merger Sub is not in material breach of its obligations under the merger agreement, and (a) any of our representations and warranties are or become untrue or incorrect such that the closing condition pertaining to our representations and warranties would be incapable of being satisfied by the drop dead date, or (b) there has been a breach of our covenants or agreements under the merger agreement such that the closing condition pertaining to our performance and compliance with covenants or agreements would be incapable of being satisfied by the drop dead; and

  •
  by Parent if we terminate the merger agreement under the provision that allows for such termination if we are not in material breach of our obligations under the merger agreement, and (a) any of Parent's or Merger Sub's representations and warranties are or become untrue or incorrect such that the closing condition pertaining to their representations and warranties would be incapable of being satisfied the drop dead date, or (b) there has been a breach of any of Parent's or Merger Sub's respective covenants and agreements under the merger agreement such that the closing condition pertaining to their performance and compliance with covenants and agreements would be incapable of being satisfied by the drop dead date.

        We have agreed that in the event that we fail to pay the termination fee or any termination expenses when due, or Parent fails to pay any termination expenses when due, we or Parent, as the case may be, will reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such other party (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of relevant provisions of the merger agreement.

Remedies

        Boston Capital REIT, Parent and Merger Sub are entitled to specific performance with respect to the merger agreement in addition to any other remedy at law or equity (including injunctions).

Amendment

        The merger agreement may be amended by mutual agreement of the parties in writing, whether before or after our stockholders have approved the merger agreement, provided that after any such stockholder approval, no amendment shall be made which, by law, requires further stockholder approval without first obtaining such stockholder approval.

ADJOURNMENTS AND POSTPONEMENTS OF THE SPECIAL MEETING

  Proposal for Adjournment

        We are asking our stockholders to vote on a proposal to approve any adjournment of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger agreement and the merger transactions.

  Postponements of the Special Meeting

        At any time prior to convening the special meeting, our board of directors may postpone the special meeting for any reason without the approval of our stockholders. If postponed, we will provide at least fifteen days' notice of the new meeting date.

MARKET PRICE OF OUR COMMON SHARES

        As of October 31, 2007, there were approximately 3,007 stockholders of record of our common shares. There is no established public trading market for our common shares. For the years ended December 31, 2006 and 2005, we are not aware of any sales of our common shares between owners, respectively. Other than sales of our common shares pursuant to our registration statement on Form S-11 at $10.00 per share and pursuant to our distribution reinvestment plan at $9.50 per share, as of October 31, 2007, we are not aware of any other sales of our common shares other than a sale by one of our stockholders of 750 shares at $10.00 per share to a single purchaser in August 2007. We suspended sales under our current plan of distribution and sales under our distribution reinvestment plan as of April 30, 2007 and suspended redemptions under our share repurchase plan as of May 31, 2007. We have not redeemed any shares under our share repurchase plan.

        We paid our stockholders regular monthly dividends for the months of September 2007 and October 2007 in the amount of $0.00164384 per common share outstanding, per day and pro-rated for the period of ownership on October 23, 2007 and November 20, 2007, respectively. Our board of directors has authorized and we intend to pay our stockholders a regular monthly dividend for the months of November 2007 and December 2007 in the amount of $0.00164384 per common share outstanding, per day and pro-rated for the period of ownership on December 21, 2007 and no later than January 23, 2008, respectively.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, EXECUTIVE OFFICERS AND DIRECTORS

        The following table sets forth certain information regarding the beneficial ownership of our common shares as of October 31, 2007. The principal address of each person and entity named below is c/o Boston Capital Real Estate Investment Trust, c/o Boston Capital Corporation, One Boston Place, Suite 2100, Boston, MA 02108-4406.

Name of Beneficial Owner**	Number of Shares Owned(1)	Percent of All Shares Owned
Boston Capital Companion Limited Partnership	20,000	*
John P. Manning	—	*
Jeffrey H. Goldstein	—	*
Kevin P. Costello	—	*
Richard J. DeAgazio	1,097	*
Marc N. Teal	—	*
Mark W. Dunne	—	*
Eileen P. O'Rourke	—	*
Philip S. Cottone(2)	14,501	*
Kevin C. Phelan(3)	8,742	*
Nicholas L. Iacuzio(4)	6,000	*
Directors and Executive Officers as a group (10 persons)(5)	30,340	*

*
Less than 1%

**
John P. Manning, our Chairman and Chief Executive Officer, owns the sole general partner interest of and a controlling limited partner interest in Boston Capital Companion Limited Partnership. Jeffrey H. Goldstein, Kevin P. Costello and Richard J. DeAgazio also own limited partner interests in Boston Capital Companion Limited Partnership.

(1)
In accordance with 13d-3 under the Exchange Act, shares are shown as beneficially owned if the person named in the table has or shares the power to vote or to direct the voting of, or the power to dispose or to direct the disposition of, those shares. Inclusion of shares in the table does not necessarily mean that the persons named have any economic interest in shares set opposite their names. In addition, shares are deemed to be beneficially owned by a person if that person has the right to acquire shares, for example, upon exercise of an option or warrant, within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the number of shares is deemed to include the number of shares beneficially owned by that person, and only by that person, by reason of that acquisition right. As a result, the percentage of outstanding shares of any person as shown on the preceding table does not necessarily reflect the person's actual voting power at any particular date.

(2)
The number of shares owned includes 13,000 of our common shares issuable to Mr. Cottone upon the exercise of stock options and excludes options to purchase 12,000 of our common shares that will remain unvested as of 60 days from October 31, 2007.

(3)
The number of shares owned includes 6,000 of our common shares issuable to Mr. Phelan upon the exercise of stock options and excludes options to purchase 9,000 of our common shares that will remain unvested as of 60 days from October 31, 2007.

(4)
The number of shares owned includes 6,000 of our common shares issuable to Mr. Iacuzio upon the exercise of stock options and excludes options to purchase 9,000 of our common shares that will remain unvested as of 60 days from October 31, 2007.

(5)
Includes 25,000 shares of stock issuable to our directors upon exercise of stock options and excludes stock options that will remain unvested as of 60 days from October 31, 2007. As of October 29, 2007, we had granted 55,000 stock options, all of which were granted to our independent directors.

Beneficial Ownership of More than Five Percent of Our Common Shares

        As of October 31, 2007, we do not know of any stockholder that holds five percent (5%) or more of our common shares.

DISSENTERS' RIGHTS OF APPRAISAL

        You are entitled to appraisal rights under the MGCL in connection with the proposed transaction. The preservation and exercise of appraisal rights are conditioned on strict adherence to the applicable provisions of the MGCL. Each stockholder desiring to exercise appraisal rights should refer to Title 3, Subtitle 2, of the MGCL, a copy of which is attached as Appendix C to this proxy statement, for a complete statement of their rights and the steps which must be followed in connection with the exercise of those rights. The following summary of the rights of objecting stockholders does not purport to be a complete statement of the procedures to be followed by our stockholders desiring to exercise their appraisal rights. Any common share merger consideration will not be paid in respect of our common shares held by dissenting stockholders unless the rights of such dissenting stockholders are restored under Maryland law.

        Under the MGCL, you will be entitled to demand and receive payment of the fair value of your common shares in connection with the proposed transaction. However, if you want to receive such fair value for your shares you must follow specific procedures. These procedures are:

          (a)   before or at the special meeting, you must file with us a written objection to the proposed transaction;

          (b)   you must not vote in favor of the proposed transaction;

          (c)   you must make written demand on us stating the number and class of shares for which you demand payment, within 20 days after articles of merger have been accepted for record by the State Department of Assessments and Taxation of the State of Maryland (the "SDAT"); and

          (d)   you must not have effectively withdrawn, lost or failed to perfect your rights under the MGCL.

        The filing of a written objection and written demand for appraisal of shares must be in addition to and separate from a vote against the proposed transaction. Also, because a properly submitted proxy not marked "AGAINST" or "ABSTAIN" will be voted "FOR" the proposal to approve the proposed transaction, the submission of a proxy not marked "AGAINST" or "ABSTAIN" will result in the waiver of appraisal rights. Any proxy or vote against the approval of the proposed transaction will not constitute a demand for appraisal. If you fail to comply with the requirements described above, you will be bound by the terms of the proposed transaction and merger agreement and receive the total consideration provided for in the merger agreement. In addition, if you sell or otherwise transfer shares of our stock, you will not be entitled to appraisal rights with respect to such shares.

        If you object, the surviving entity is required to promptly notify you in writing of the date the articles of merger are accepted for record by the SDAT. The surviving entity may send a written offer to you to pay for your common shares at what it considers to be the fair value thereof. Within 50 days after the articles of merger are accepted for record by the SDAT, either the surviving entity or any objecting stockholder who has not received payment for its shares may petition a court of equity in the appropriate county in Maryland for an appraisal to determine the fair value of the shares in connection with the proposed transaction.

        The surviving entity does not presently intend to file an appraisal petition and if you seek to exercise appraisal rights, you should not assume that it will file such a petition or that it will initiate any negotiations with respect to the fair value of such shares. Accordingly, if you desire to have your shares appraised, you should initiate any petitions necessary for the perfection of your appraisal rights within the time periods and in the manner prescribed in the MGCL.

        If the court finds that an objecting stockholder is entitled to an appraisal of its common shares, the court is required to appoint three disinterested appraisers to determine the fair value of the shares on terms and conditions the court determines proper. The appraisers must, within 60 days after appointment (or such longer period as the court may direct), file with the court and mail to each party to the proceeding their report stating their conclusion as to the fair value of such shares.

        "Fair value" is determined as of the close of business on the day the stockholders vote on the proposed transaction and may not include any appreciation or depreciation which directly or indirectly results from the proposed transaction. You should be aware that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a proposed transaction are not opinions as to fair value under the MGCL.

        Within 15 days after the filing of the report, any party may object to such report and request a hearing on it. The court must, upon motion of any party, enter an order either confirming, modifying or rejecting such report and, if confirmed or modified, enter judgment for the appraised value of the common shares. If the appraisers' report is rejected, the court may determine the fair value of the shares of the objecting stockholders or may remit the proceeding to the same or other appraisers. Any judgment entered pursuant to a court proceeding shall include interest from the date of the stockholders' vote on the action to which objection was made, unless the court finds that failure of the stockholder to accept an offer made by the surviving entity was arbitrary and vexatious or not in good faith. Costs of the proceeding will be determined by the court and may be assessed against the surviving entity or, if the court finds that your failure to accept an offer was arbitrary and vexatious or not in good faith, you, if you are an objecting stockholder, or both.

        At any time after the filing of a petition for appraisal, the court may require objecting stockholders to submit their certificates, if any, representing the shares to the clerk of the court for notation of the pendency of the appraisal proceeding.

        If you are an objecting stockholder, after the close of business on the date of the stockholders' vote on the transaction, you will cease to have any right as our stockholder with respect to such shares, including the right to receive any dividends (including any dividend amount), except the right to receive payment of the fair value thereof.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

        We are sending only one proxy statement to stockholders that share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as "householding," is designed to reduce our printing and postage costs. However, if any stockholder residing at such an address wishes to receive a separate proxy statement, they may telephone Boston Capital REIT Investor Services at (800) 955-2733 or write to Boston Capital Real Estate Investment Trust, Inc. at One Boston Place, Suite 2100, Boston, Massachusetts 02108, Attention: Boston Capital REIT Investor Services. If you have received multiple copies of our proxy statement, you can request householding by contacting us in the same manner, and if you did not receive an individual copy of this proxy statement, you can obtain a copy by contacting us in the same manner.

SUBMISSION OF STOCKHOLDER PROPOSALS

        We held an annual meeting of stockholders on June 26, 2007. We intend to hold an annual meeting in 2008 only if the merger is not completed. To be eligible for inclusion in our proxy materials for our 2008 annual meeting, if such meeting is held, written notice of any stockholder proposal must be received by us at our principal executive offices no later than December 21, 2007 to be considered for inclusion in our proxy statement and form of proxy related to that meeting. In addition, nominations by stockholders of candidates for directors and proposals by stockholders whether or not submitted pursuant to Rule 14a-8 under the Exchange Act process, must be submitted in accordance with our bylaws. Under our current bylaws, for a stockholder proposal to be properly submitted for presentation at our 2008 Annual Meeting or Stockholders, our Secretary must receive written notice of the proposal at our principal executive offices during the period beginning on February 29, 2008 and ending on March 30, 2008 and such notice must contain information specified in our bylaws. Our Secretary will provide a copy of our bylaws upon written request and without charge.

OTHER MATTERS

        We currently are not aware of any business or matter other than as indicated above, which may be properly presented at the special meeting. If, however, any other matter properly comes before the special meeting, the persons named as proxies in the accompanying proxy will vote thereon in accordance with their discretion.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. These reports, proxy statements and other information contain additional information about us. We will make these materials available for inspection and copying by any stockholder, or representative of a stockholder who is so designated in writing, at our executive offices during regular business hours.

        Our stockholders may read and copy any reports, statements or other information filed by us at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our filings with the SEC are also available to the public from commercial document retrieval services and at the website maintained by the SEC located at www.sec.gov.

        The SEC allows us to "incorporate by reference" information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. If we file with the SEC and incorporate by reference any information so filed after the date of this proxy statement, then that information may update and supersede the information in this proxy statement.

        We incorporate by reference each document we file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date on which we file this proxy statement and prior to the date of the special meeting.

        This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in our affairs since the date of this proxy statement or that the information herein is correct as of any later date.

        Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Boston Capital Real Estate Investment Trust, Inc., One Boston Place, Suite 2100, Boston, MA 02108. If you would like to request documents, please do so by January 2, 2008, in order to receive them by the special meeting.

        Stockholders should not rely on information other than that contained in this proxy statement. We have not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated November 29, 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary.

        This proxy statement contains a description of representations and warranties made in the merger agreement. Representations and warranties are also set forth in the merger agreement, which is attached to this proxy statement as Appendix A, and in other contracts and documents that are incorporated by reference into this proxy statement. The representations and warranties in the merger agreement and in those other contracts and documents were made only for the purposes of the merger agreement and those other contracts or documents and solely for the benefit of the parties to the merger agreement and those other contracts or documents as of specific dates. Those representations and warranties may be subject to important limitations and qualifications agreed to by the contracting parties, and may not be complete as of the date of this proxy statement. Some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to contractual standards of materiality different from that generally applicable to public disclosures to stockholders. Furthermore, these representations and warranties may have been made for the purposes of allocating contractual risk between the parties to such contract or other document instead of establishing these matters as facts, and they may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement. Accordingly, you should not rely upon the descriptions of representations and warranties in the merger agreement that are contained in this proxy statement or upon the actual representations and warranties contained in the merger agreement or the other contracts and documents incorporated by reference into this proxy statement as statements of factual information.

Appendix A

AGREEMENT AND PLAN OF MERGER

AMONG

BC ACQUISITION INVESTORS, LLC

BC ACQUISITION SUB, LLC

AND

BOSTON CAPITAL REAL ESTATE INVESTMENT TRUST, INC.

DATED AS OF OCTOBER 23, 2007

A-i

A-ii

Exhibit A—Knowledge of the Company
Exhibit B—Knowledge of Parent
Exhibit C—Form of Goodwin Procter LLP Opinion

A-iii

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER, dated as of October 23, 2007 (this "Agreement"), is made and entered into by and among Boston Capital Real Estate Investment Trust, Inc., a Maryland corporation (the "Company"), BC Acquisition Investors, LLC, a Delaware limited liability company ("Parent"), BC Acquisition Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent ("Merger Sub" and together with Parent, the "Purchaser Parties"). Capitalized terms used but not defined herein shall have the meaning ascribed to them in Section 1.01.

        WHEREAS, the parties wish to effect a business combination through a merger of the Company with and into Merger Sub (the "Merger") on the terms and conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law ("MGCL") and the Delaware Limited Liability Company Act (the "DLLCA");

        WHEREAS, the Board of Directors of the Company (the "Company Board") has approved this Agreement, the Merger and the other transactions contemplated by this Agreement (the "Contemplated Transactions") and declared that this Agreement, the Merger and the Contemplated Transactions are advisable on substantially the terms and conditions set forth herein;

        WHEREAS, Parent has approved this Agreement, the Merger and the Contemplated Transactions and declared that this Agreement, the Merger and the Contemplated Transactions are advisable on substantially the terms and conditions set forth herein;

        WHEREAS, Parent, as the sole member of Merger Sub, has approved the Merger;

        WHEREAS, the parties intend that for federal income tax purposes (and, where applicable, state and local income tax purposes), the Merger shall be treated as a taxable sale by the Company of all of the Company's assets to Parent in exchange for the Company Common Share Merger Consideration, the assumption of the liabilities of Company, and the amount of the loan, if any, provided by Merger Sub to Company pursuant to Section 7.07(b) (which loan will be extinguished as a result of the Merger), followed by a distribution of such Company Common Share Merger Consideration to the holders of Company Common Shares in a complete liquidation of the Company pursuant to Sections 331 and 562 of the Code, and that this Agreement is hereby adopted as, and shall constitute, a "plan of liquidation" of the Company within the meaning of Section 562 of the Code;

        WHEREAS, concurrently with the execution of this Agreement, Parent has delivered to the Company a guarantee of the obligations arising under this Agreement of the Purchaser Parties executed by BPG Investment Partnership VIII, L.P. and BPG Private Real Estate Investment Trust II, each a Pennsylvania limited partnership (the "Guarantors," and such instrument, the "Guarantee"); and

        WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to such transaction.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

        Section 1.01    Definitions.

          (a)   For purposes of this Agreement:

        "Acquisition Proposal" means: (i) any proposal or offer from any Person or "group" (as such term is defined under the Exchange Act) other than Parent and Merger Sub relating to any direct or indirect acquisition (in one or a series of related transactions) of (A) 20% or more of the assets of the Company, its Subsidiaries and the Related Entities, taken as a whole, or (B) 20% or more of the outstanding equity securities of the Company; (ii) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any Person or "group" (as such term is defined under the Exchange Act) beneficially owning 20% or more of any class of equity securities of the Company; (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the Merger, pursuant to which the stockholders of the Company prior to consummation of such transaction would hold less than 80% of the outstanding shares or equity interests of the surviving or resulting Person or parent thereof; or (iv) any transaction which is similar in form, substance or purpose to any of the foregoing transactions (other than the Merger).

        "Action" means any claim, action, suit, proceeding, arbitration, mediation, inquiry or other investigation.

        "Affiliate" or "affiliate" of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

        "Benefit Plan" means any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, deferred stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical, employee stock purchase, stock appreciation or restricted stock or other employee benefit plan, program, agreement or arrangement, whether written or unwritten and whether or not subject to ERISA, as to which the Company sponsors, maintains or contributes for the benefit of any current or former employee, officer, director, consultant or independent contractor of the Company.

        "Business Day" or "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day (other than a Saturday or Sunday) other than a day on which banks are required or authorized to close in the City of Boston.

        "Code" means the U.S. Internal Revenue Code of 1986, as amended.

        "Company Bylaws" means the Bylaws of the Company as in effect on the date hereof.

        "Company Charter" means the Articles of Amendment and Restatement of the Company as amended and supplemented and in effect on the date hereof, including, as in effect on the date hereof, the Articles Supplementary of the 12.0% Series A Cumulative Non-Voting Preferred Stock.

        "Company Common Shares" means common shares of common stock, par value $0.001 per share, of the Company.

        "Company Material Adverse Effect" means, with respect to the Company, any event, circumstance, change or effect that, individually or in the aggregate, is materially adverse to the business, properties, prospects, financial condition or results of operations of the Company, its Subsidiaries and the Related Entities, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a Company Material Adverse Effect: (A) any change in general economic or business conditions, (unless and only to the extent such event, circumstance, or change affects the Company, the Subsidiaries and the Related Entities, taken as a whole, in a disproportionate manner as compared to other persons or participants in the industries in which the Company, the Subsidiaries and the Related Entities conduct their business and that operate in the geographic regions affected by such event, circumstance or change), (B) any change in financial or securities market conditions, (C) any events, circumstances, changes or effects generally affecting the industries in which the Company, its Subsidiaries and the Related Entities conduct their business, (unless and only to the extent such event, circumstance, or change affects the Company, the Subsidiaries and the Related Entities, taken as a whole, in a disproportionate manner as compared to other persons or participants in the industries in which the Company, the Subsidiaries and the Related Entities conduct their business and that operate in the geographic regions affected by such event, circumstance or change), (D) any change in legal, political or regulatory conditions generally or in any geographic region in which the Company, any of its Subsidiaries or any of the Related Entities operates, (E) the announcement of the execution of this Agreement, the Merger or the Contemplated Transactions, (F) any events, circumstances, changes or effects arising from the taking of any action required or contemplated by this Agreement or the failure to take any action prohibited by this Agreement, (G) acts of war, armed hostilities, sabotage or terrorism, or any escalation of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, (H) earthquakes, hurricanes or other natural disasters, (I) changes in Law or GAAP, or (J) any action taken or result of a failure to take any action by the Company, any of its Subsidiaries or the Related Entities at the request or with the consent of any of the Purchaser Parties. References in this Agreement to dollar amount thresholds shall not be deemed to be evidence of materiality or of a Company Material Adverse Effect.

        "Company Series A Preferred Shares" means shares of the Company's 12.0% Series A Cumulative Non-Voting Preferred Stock, par value $0.01 per share.

        "Company Stockholder Approval" means the approval of this Agreement, the Merger and the Contemplated Transactions by the Required Stockholder Vote.

        "Contract" means any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other binding commitment, instrument or obligation.

        "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

        "Disclosure Letter" means the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement for which the disclosure of any fact or item in any Section of such disclosure letter shall, should the existence of such fact or item be relevant to any other Section, be deemed to be disclosed with respect to that other Section so long as the relevance of such disclosure to such other Section is reasonably apparent on the face of such disclosure. Nothing in the Disclosure Letter is intended to broaden the scope of any representation or warranty of the Company made herein.

        "Environmental Law" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., as amended; the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., as amended; the Clean Air Act, 42 U.S.C. 7401 et seq., as amended; the Clean Water Act, 33 U.S.C. 1251 et seq., as amended; and any other applicable federal, state, or local statute, law, regulation, rule, or ordinance relating to pollution, contamination, remediation, or the protection of the environment (including, without limitation, ambient air, soil, sediment, surface water and groundwater), in effect as of the date of this Agreement.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations promulgated thereunder.

        "ERISA Affiliate" means (i) a member of any "controlled group" (as defined in Section 414(b) of the Code) of which the Company is a member, (ii) a trade or business, whether or not incorporated, under common control (within the meaning of Section 414(c) of the Code) with the Company, or (iii) a member of any affiliated service group (within the meaning of Section 414(m) of the Code) of which the Company is a member.

        "Excess Distribution" means (i) any distribution that is made pursuant to Section 6.01(b)(ii)(E) and (ii) any distribution that is not permitted by clauses (A), (B), (C) or (D) of Section 6.01(b)(ii).

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

        "Expense and Finance Covenants" means the covenants set forth in Section 6.01(j)(iv), Section 6.01(v), Section 6.01(w) and Section 6.01(x).

        "GAAP" means United States generally accepted accounting principles and practices as in effect from time to time consistently applied.

        "Governmental Authority" means any United States national, state, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission, or any court, tribunal or judicial or arbitral body.

        "Hazardous Substances" means any substance designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law including, without limitation, asbestos, lead-based paint, polychlorinated biphenyls, urea formaldehyde foam insulation and petroleum or any fraction of petroleum.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "Incentive Plans" means, collectively, the Company's 2004 Equity Incentive Plan and the Company's Independent Director Stock Option Plan (each as amended, modified or amended and restated, as the case may be).

        "Inquiry Knowledge" means the actual conscious knowledge (and not imputed or deemed knowledge) of the individuals listed on Exhibit A after reasonable inquiry by the Company of the appropriate person(s) with the applicable property manager of the Company Properties and/or operating member or operating partner of the Related Entity, in each case as to the subject matter of the representations and warranties contained in Article IV. The manner of such inquiry, which such individuals shall make such inquiry and which such persons inquiries shall be made of by any such individual shall each be in the reasonable judgment of the Company.

        "Intellectual Property" means (i) United States and international patents, patent applications and invention registrations of any type, (ii) United States and international trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (iii) United States and international copyrightable works, copyrights and registrations and applications for registration thereof, and (iv) confidential and proprietary information, including trade secrets and know-how.

        "Knowledge of the Company" means the actual knowledge of those individuals listed on Exhibit A.

        "Knowledge of Parent" means the actual knowledge of those individuals listed on Exhibit B.

        "Law" means any United States national, state, provincial, municipal or local statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order.

        "Liens" means with respect to any asset (including any security), any mortgage, claim, lien, pledge, charge, security interest or encumbrance of any kind in respect to such asset.

        "Merger Consideration" shall mean the sum of the Company Common Share Merger Consideration and the Option Merger Consideration.

        "Minority Interests" shall mean (i) any voting or non-voting equity or equity-like interest in any of the Partially-Owned Joint Ventures held or owned by any Person who is not a Subsidiary that is wholly-owned, directly and indirectly by the Company, including any rights to income, profits or distributions from any of the Partially-Owned Joint Ventures and (ii) any option, warrant, call, right, commitment, agreement, arrangement or undertaking of any kind that provides for the issuance by any Partially-

Owned Joint Venture of any such equity or equity-like interest to any Person who is not a Subsidiary that is wholly-owned, directly and indirectly by the Company.

        "Parent Material Adverse Effect" means any event, circumstance, change or effect that would be expected to prevent, hinder or materially delay Parent or Merger Sub from consummating the Merger or the Contemplated Transactions or otherwise prevent Parent or Merger Sub from performing their respective obligations under the Agreement.

        "Partially-Owned Joint Ventures" shall mean each of (i) BC-GFS LLC, a Delaware limited liability company; (ii) BC-GFS II LLC, a Delaware limited liability company; (iii) BC-Bainbridge LLC, a Delaware limited liability company; and (iv) BC Broadstone Preston LP, a Delaware limited partnership.

        "Permitted Liens" means (i) Liens for Taxes not yet delinquent and Liens for Taxes being contested in good faith and for which there are proper reserves on the financial statements of the Company (if such reserves are required pursuant to GAAP); (ii) inchoate mechanics' and materialmen's Liens for construction in progress; (iii) inchoate workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of the Company, any of its Subsidiaries or any of the Related Entities; (iv) zoning restrictions, survey exceptions, utility easements, rights of way and similar Liens that are imposed by any Governmental Authority having jurisdiction thereon or otherwise are typical for the applicable property type and locality; (v) with respect to real property, any title exception, easement agreements and all other matters disclosed in any Company title insurance policy provided or made available to Parent, Liens and obligations arising under the Material Contracts (including but not limited to any Lien securing mortgage debt disclosed in the Disclosure Letter) and any other Lien or exception to title that does not interfere materially with the current use of such property (assuming its continued use in the manner in which it is currently used) or materially adversely affect the value or marketability of such property; (vi) matters that would be disclosed on current title reports or surveys that arise or have arisen in the ordinary course of business, that do not materially adversely affect the marketability of the applicable property; and/or (vii) other Liens being contested in good faith in the ordinary course of business, that do not materially adversely affect the marketability of the applicable property and for which there are adequate reserves on the financial statements of the Company.

        "person" or "Person" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

        "Related Entity" means the entities listed in Item 4.02(b) of the Disclosure Letter.

        "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Substance into the environment.

        "Revolving Credit Facility" means that certain Credit Agreement, dated as of December 6, 2006, among the Company, as the Borrower, Wachovia Bank, National Association, as Administrative Agent and L/C Issuer, Wachovia Capital Markets LLC, as Sole Lead Arranger and Sole Lead Book Manager, and the Other Lender Parties Thereto, as amended.

        "Securities Act" means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

        "Subsidiary" of the Company, Parent or any other Person means any corporation, partnership, limited partnership, limited liability company, joint venture or other legal entity of which (i) such party or its direct or indirect Subsidiary is a general partner or a managing member, or (ii) voting power to elect the majority of the board of directors, trustees or others performing similar functions with respect to such organization is held by such party or by any one or more of such party's Subsidiaries; provided that no Related Entity shall be considered a Subsidiary.

        "Superior Proposal" means any written Acquisition Proposal (on its most recently amended and modified terms, if amended and modified, except that references to 20% within the definition of "Acquisition Proposal" shall be replaced by 50%) made by a third party which the Company Board determines in its good faith judgment (after receiving the advice of an independent financial advisor) is more favorable from a financial point of view to the holders of the Company Common Shares than the Merger, after taking into account all of the terms and conditions of such Acquisition Proposal and such other factors as the Company Board deems relevant (including, without limitation, financing terms, any termination fee or expense reimbursement payable under this Agreement, any conditions to the consummation thereof, the likelihood of the Acquisition Proposal being consummated, the likely timing of consummating the Acquisition Proposal and any alterations to this Agreement agreed to in writing by Parent in response thereto).

        "Tax" or "Taxes" means any and all taxes, charges, levies and other assessments, including income, gross receipts, excise, property, sales, withholding, social security, occupation, use, service, license, payroll, franchise, employment, severance, stamp, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, profits, unemployment, disability, value added, alternative or add-on minimum, registration, transfer and recording taxes, including estimated taxes, whether computed on a separate, consolidated, unitary, combined or any other basis (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by the United States, or any state, local or foreign government or taxing authority.

        "Tax Protection Agreement" means any agreement (A) that has as one of its purposes to permit a person or entity to take the position that such person or entity could defer federal taxable income that otherwise might have been recognized upon a transfer of property to the Company or any of its Subsidiaries that is treated as a partnership for U.S. federal income tax purposes, and (B) that (i) prohibits or restricts in any manner the disposition of any assets of the Company or any of its Subsidiaries (including, without limitation, requiring the Company or any of its Subsidiaries to indemnify any person for any Tax liabilities resulting from any such disposition), (ii) requires that the Company or any of its Subsidiaries maintain, or put in place, or replace, indebtedness, whether or not secured by one or more of its properties, or (iii) requires that the Company or of its Subsidiaries offer to any person or entity at any time the opportunity to guarantee or otherwise assume, directly or indirectly, the risk of loss for U.S. federal income tax purposes for indebtedness or other liabilities of the Company or any of its Subsidiaries.

        "Tax Returns" means all reports, returns, declarations, claims for refund, information returns, statements or other information required to be supplied in writing to a taxing authority in connection with Taxes, including any amendment thereof.

          (b)   The following terms have the meaning set forth in the sections set forth below:

Defined Term	Location of Definition
2007 Budget	Section 6.01(e)
Agreement	Preamble
Articles of Merger	Section 2.02
BCRA	Section 6.01(x)
BCRA Advisory Services Agreement	Section 6.01(x)
Capital Expenditures	Section 6.01(e)
Certificate	Section 3.01(c)
Certificate of Merger	Section 2.02

Change in Recommendation	Section 7.04(c)
Claim	Section 7.06(a)
Closing	Section 2.04
Closing Date	Section 2.04
COBRA	Section 4.11(b)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Section 4.04(b)
Company Common Share Merger Consideration	Section 3.01(c)
Company Expenses	Section 9.03(e)
Company Intellectual Property	Section 4.14
Company Preferred Shares	Section 4.03(a)
Company Property	Section 4.15(a)
Company Properties	Section 4.15(a)
Company Stockholders' Meeting	Section 7.02
Company Termination Fee	Section 9.03(d)
Confidentiality Agreement	Section 7.03(c)
Construction Project	Section 4.15(g)
Contemplated Transactions	Recitals
Counterproposal	Section 7.04(c)
Dissenter's Rights Provisions	Section 3.03(a)
Dissenting Shares	Section 3.03(a)
Dissenting Stockholders	Section 3.03(a)
DLLCA	Recitals
Drop Dead Date	Section 9.01(b)
Effective Time	Section 2.02
Excess Shares	Section 4.03(a)
Exchange Fund	Section 3.04(a)
Expenses	Section 7.06(a)
Governmental Order	Section 9.01(c)
Guarantee	Recitals
Guarantor	Recitals
Indemnified Parties	Section 7.06(a)
Management Agreement Documents	Section 4.15(f)
Material Contract	Section 4.18(a)
Maximum Premium	Section 7.06(c)
Merger	Recitals
Merger Sub	Preamble
Minority Interests Acquisition Agreements	Section 4.02(c)
MGCL	Recitals
Organizational Documents	Section 4.01(b)
Option Merger Consideration	Section 3.02(a)
Options	Section 3.02(a)
Other Filings	Section 4.08
Parent	Preamble
Parent Expenses	Section 9.03(e)
Paying Agent	Section 3.04(a)
Permits	Section 4.09
Permitted Refinancings	Section 6.01(j)
Post-Signing Returns	Section 7.12(a)

Proxy Statement	Section 4.08
Purchaser Parties	Preamble
Refinancing	Section 7.11
REIT	Section 2.06
Representatives	Section 7.04(a)
Requested Transactions	Section 2.06
Required Stockholder Vote	Section 4.04(a)
Sarbanes-Oxley Act	Section 4.06(d)
SDAT	Section 2.02
SEC Documents	Section 4.06(a)
Secretary of State	Section 2.02
Section 16	Section 7.05
Surviving Entity	Section 2.01
Surviving Entity Certificate of Formation	Section 2.03(a)
Surviving Entity Operating Agreement	Section 2.03(b)
Termination Date	Section 9.01
Transfer Taxes	Section 7.09
Uncertificated Share	Section 3.01(c)

        Section 1.02    Interpretation and Rules of Construction.     In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

          (a)   when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

          (b)   the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

          (c)   whenever the words "include," "includes" or "including" are used in this Agreement, they are deemed to be followed by the words "without limitation;

          (d)   the words "hereof," "herein" and "hereunder" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, except to the extent otherwise specified;

          (e)   references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section;

          (f)    all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

          (g)   the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

          (h)   references to a person are also to its successors and permitted assigns; and

          (i)    the use of "or" is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II
THE MERGER

        Section 2.01    Merger.     Subject to the terms and conditions of this Agreement, and in accordance with the MGCL and DLLCA, at the Effective Time, Merger Sub and the Company shall consummate the Merger pursuant to which (i) the Company shall be merged with and into Merger Sub and the separate existence of the Company shall thereupon cease and (ii) Merger Sub shall be the surviving entity in the Merger (the "Surviving Entity") and shall succeed to and assume all the rights and obligations of the Company in accordance with the MGCL and DLLCA. The Merger shall have the effects specified in Section 3-114 of the MGCL, Section 18-209(g) of the DLLCA and this Agreement.

        Section 2.02    Effective Time.     On the Closing Date, Merger Sub and the Company shall duly execute and file articles of merger (the "Articles of Merger") with the State Department of Assessments and Taxation of the State of Maryland (the "SDAT") and a certificate of merger ("Certificate of Merger") with the office of the Secretary of State of the State of Delaware (the "Secretary of State") in accordance with Section 3-107 of the MGCL and Section 18-209 of the DLLCA, as applicable. The Merger shall become effective upon such time as the Articles of Merger are accepted for record by the SDAT and the Certificate of Merger is filed with the Secretary of State, as applicable, or such later time which the parties hereto shall have agreed upon and designated in the Articles of Merger and Certificate of Merger in accordance with the MGCL and DLLCA as the effective time of the Merger but not to exceed thirty (30) days after the Articles of Merger are accepted for record by the SDAT and filed with the Secretary of State, as applicable (the "Effective Time").

        Section 2.03    Charter and Operating Agreement.

          (a)   The certificate of formation of Merger Sub as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Entity until thereafter amended in accordance with the provisions thereof and as provided by applicable Law (the "Surviving Entity Certificate of Formation").

          (b)   The operating agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the operating agreement of the Surviving Entity until thereafter amended in accordance with the provisions thereof and as provided by applicable Law (the "Surviving Entity Operating Agreement").

        Section 2.04    Closing.     The closing of the Merger (the "Closing") shall occur as promptly as practicable (but in no event later than the second (2nd) Business Day) after all of the conditions set forth in Article VIII (other than conditions which by their terms are required to be satisfied or waived at the Closing but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the party entitled to the benefit of the same, and, subject to the foregoing, shall take place at such time and on a date to be specified by the parties (the "Closing Date"). The Closing shall take place at the offices of Goodwin Procter LLP, Exchange Place, 53 State Street, Boston, MA 02109, or at such other place as agreed to by the parties hereto.

        Section 2.05    Manager and Officers of the Surviving Entity.     The manager of Merger Sub immediately prior to the Effective Time shall be the manager of the Surviving Entity, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Entity, each to hold office in accordance with the Surviving Entity Certificate of Formation and the Surviving Entity Operating Agreement until their respective successors are duly elected or appointed and qualify or until their earlier death, resignation or removal.

        Section 2.06    Other Transactions.     Parent may request by reasonable notice to the Company, that the Company use commercially reasonably efforts to, immediately prior to the Closing, (a) convert or cause the conversion of one or more the Company's Subsidiaries or Related Entities that are organized as corporations into limited liability companies (or other entities) and one or more the Company's Subsidiaries or Related Entities that are organized as limited partnerships or limited liability companies into other entities, on the basis of organizational documents as reasonably requested by Parent, (b) sell or cause to be sold all of the capital stock, shares of beneficial interests, partnership interests or limited liability interests owned, directly or indirectly, by the Company in one or more of its Subsidiaries or Related Entities to any person at a price and on terms all as designated by Parent, and (c) sell or cause to be sold any of the assets of the Company or one or more its Subsidiaries or Related Entities to any person at a price and on terms all as designated by Parent (clauses (a), (b) and (c) being "Requested Transactions"). The Company shall consider any such request in good faith having regard to the following: (i) none of the Requested Transactions shall delay or prevent the completion of the Merger, (ii) the Requested Transactions shall be implemented as close as possible to the Effective Time (but after Parent and Merger Sub shall have waived or confirmed that all conditions to the consummation of the Merger have been satisfied), (iii) neither the Company nor any of its Subsidiaries or Related Entities shall be required to take any action in contravention of any Laws, Organizational Documents or any Material Contract, (iv) the consummation of any such Requested Transactions shall be contingent upon the receipt by the Company of a written notice from Parent confirming that all of the conditions set forth in Sections 8.01 and 8.02 have been satisfied (or, with respect to Section 8.02, at the option of Parent, waived) and that Parent and Merger Sub are prepared to proceed immediately with the Closing (it being understood that in any event the Requested Transactions will be deemed to have occurred prior to the Closing), (v) the Requested Transactions (or the inability to complete the Requested Transactions) shall not affect or modify the obligations of Parent and Merger Sub under this Agreement, including payment of the funds provided for in Section 3.04, (vi) neither the Company nor any of its Subsidiaries shall be required to take any such action that would adversely affect the classification of the Company as a "real estate investment trust" (a "REIT") within the meaning of Section 856 of the Code, and (vii) neither the Company nor any of its Subsidiaries or Related Entities shall be required to take any such action that would reasonably be expected to result in any Taxes being imposed on, or any adverse Tax consequences to, any stockholder of the Company incrementally greater than the Taxes or other adverse Tax consequences to such stockholders in connection with the consummation of this Agreement in the absence of such action taken pursuant to this Section 2.06 unless such stockholders are indemnified by the Parent and Merger Sub for such incremental Taxes. Parent shall, upon request by the Company, advance to the Company all reasonable out-of-pocket costs to be incurred by the Company or, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company in connection with any actions taken by the Company in accordance with this Section 2.06 (including reasonable fees and expenses of its Representatives). Parent and Merger Sub, on a joint and several basis, hereby agree to indemnify and hold harmless the Company, its Subsidiaries, the Related Entities and their Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by the Company, its Subsidiaries or any Related Entity in connection with or as a result of taking such actions. Without limiting the foregoing, none of the representations, warranties or covenants of the Company shall be deemed to apply to, or deemed breached or violated by, any of the transactions requested in writing by Parent pursuant to this Section 2.06.

ARTICLE III
EFFECTS OF THE MERGER

        Section 3.01    Effects of Merger on Shares.     As of the Effective Time, by virtue of the Merger and without any action on the part of the Parent, Merger Sub, the holders of Company Common Shares or holders of any limited liability interests in Parent or Merger Sub:

          (a)   The membership interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into issued and outstanding membership interests of the Surviving Entity, so that thereafter Parent will be the sole and exclusive owner of the membership interests of the Surviving Entity.

          (b)   Each Company Common Share that is owned by the Parent, Merger Sub or any other wholly-owned Subsidiaries of Parent or by the Company (held in treasury) or any of its Subsidiaries immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.

          (c)   Each Company Common Share issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 3.01(b) and Dissenting Shares) shall automatically be converted into, and shall be cancelled in exchange for, the right to receive an amount in cash, without interest, equal to (i) $13.30, plus (ii) an amount equal to the product obtained by multiplying $0.00164384 by the number of days between the last dividend declaration date for which regular monthly dividends on the Company Common Shares have been declared and the date immediately prior to the Closing Date, less (iii) the sum of all Excess Distributions (the "Company Common Share Merger Consideration"). As of the Effective Time, all Company Common Shares issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 3.01(b) and Dissenting Shares) shall be cancelled in accordance with this Section 3.01(c), and when so cancelled, shall no longer be outstanding and shall automatically cease to exist, and (x) each holder of a certificate (a "Certificate") representing any such Company Common Share shall cease to have any rights with respect thereto, except the right to receive the Company Common Share Merger Consideration for each such Company Common Share, without interest and (y) each holder of shares of Company Common Shares not represented by a Certificate (each an "Uncertificated Share") shall thereafter only have the right to receive the Company Common Share Merger Consideration for each such Uncertificated Share, without interest.

        Section 3.02    Equity Awards.

          (a)   Immediately prior to the Effective Time, each qualified or nonqualified option to purchase Company Common Shares granted under the Incentive Plans that is outstanding and unexercised as of the Effective Time (whether vested or unvested) (collectively, the "Options") shall be cancelled, and the holder thereof shall be entitled to receive from the Company, in consideration for such cancellation, a single lump sum cash payment equal to the product of (A) the number of Company Common Shares issuable upon exercise of such Option (assuming full vesting) immediately prior to the Effective Time and (B) the excess, if any, of the Company Common Share Merger Consideration over the exercise price per Company Common Share issuable upon exercise of such Option immediately prior to the Effective Time, less any required withholding taxes (the "Option Merger Consideration"). For the purposes of clarity, all tax deductions created as a result of the cancellation and exchange of Options for the Option Merger Consideration pursuant to this Section 3.02(a) shall be for the benefit of the Company and all parties to this Agreement shall file all Tax returns consistently with the foregoing.

          (b)   The Company shall take all actions necessary to ensure that the Options and the Incentive Plans shall be terminated and the provisions in any other plan, program, arrangement or agreement providing for the issuance or grant of any other interest in respect of equity interests in the Company or any of its Subsidiaries shall be deemed to be terminated and of no further force and effect as of the Effective Time and no holder of any Option or any participant in any Incentive Plan shall, thereafter, have any right thereunder to (i) acquire any securities of the Company, the Surviving Entity or any Subsidiary thereof, or (ii) receive any payment or benefit with respect to any award previously granted under the Incentive Plans except as provided in Section 3.02(a) .

        Section 3.03    Dissenter's Rights.

          (a)   Notwithstanding anything in this Agreement to the contrary, any Company Common Shares that are issued and outstanding immediately prior to the Effective Time and that are held by Company stockholders who, in accordance with Title 3, Subtitle 2, of the MGCL (the "Dissenter's Rights Provisions"), (i) properly filed a written objection prior to the Company Stockholders' Meeting, (ii) have not voted in favor of approving this Agreement and the Merger, (iii) shall have demanded properly in writing fair value for such shares, and (iv) have not effectively withdrawn, lost or failed to perfect their rights under the Dissenter's Rights Provisions (collectively, the "Dissenting Shares"), will not be converted as described in Section 3.01(c) or have the right to receive the Company Common Share Merger Consideration but at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and shall cease to exist and shall represent the right to receive only those rights provided under the Dissenter's Rights Provisions; provided, however, that all Company Common Shares held by Company stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to demand fair value of such Company Common Shares under the Dissenter's Rights Provisions shall thereupon be deemed to have been canceled and to have been converted, as of the Effective Time, into the right to receive the Company Common Share Merger Consideration relating thereto, without interest, in the manner provided in Section 3.01(c). Persons who have perfected statutory rights with respect to Dissenting Shares (the "Dissenting Stockholders") as described above will not be paid as provided in this Agreement and will have only such rights as are provided by the Dissenter's Rights Provisions with respect to such Dissenting Shares.

          (b)   The Company shall give Parent prompt notice of any demands received by the Company for appraisal of any Shares, withdrawals or such demands and any other instruments served pursuant to the Dissenter's Rights Provisions and received by the Company and will not settle or compromise any such demands without Parent's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

          (c)   No dissenters' or appraisal or similar rights shall be available with respect to the Contemplated Transactions.

        Section 3.04    Paying Agent; Exchange Procedure.

          (a)    Paying Agent.    Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably satisfactory to the Company to act as Paying Agent (the "Paying Agent") for the payment in accordance with this Article III of the Company Common Share Merger Consideration. At or before the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent a cash amount in immediately available funds equal to the product of (x) the Company Common Share Merger Consideration and (y) the number of Company Common Shares issued and outstanding immediately prior to the Effective Time (exclusive of any Dissenting Shares and Company Common Shares to be cancelled pursuant to Section 3.01(b)) (such cash being referred to as the "Exchange Fund"). The Parent shall cause the Paying Agent to make, and the Paying Agent shall make, payments of the Company Common Share Merger Consideration out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose. Any and all interest earned on cash deposited in the Exchange Fund shall be paid to the Surviving Entity.

          (b)    Share Transfer Books.    At the Effective Time, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Company Common Shares. From and after the Effective Time, persons who held Company Common Shares immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. On or after the Effective Time, any Certificates of the Company (or affidavits of loss in lieu thereof) presented to the Paying Agent, the Surviving Entity or the transfer agent for any reason shall be cancelled and exchanged for the Company Common Share Merger Consideration, with respect to the Company Common Shares formerly represented thereby.

          (c)    Exchange Procedures for Certificates.    Promptly after the Effective Time (but in any event within four (4) Business Days), the Surviving Entity or Parent shall cause the Paying Agent to mail to each person who immediately prior to the Effective Time held of record Company Common Shares (other than holders of Dissenting Shares and Shares to be canceled pursuant to Section 3.01(b)): (i) a letter of transmittal (which shall specify that delivery of Certificates shall be effected, and risk of loss and title to the Certificates shall pass to the Paying Agent, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent, and which letter shall be in such form and have such other provisions as Parent and the Company may reasonably agree) and (ii) instructions for use in effecting the surrender of the holder's Certificates (or affidavits of loss in lieu thereof) in exchange for the Company Common Share Merger Consideration as provided in Section 3.01 to which the holder thereof is entitled. Upon surrender of a Certificate (or affidavits of loss in lieu thereof) for cancellation to the Paying Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, or, in the case of Uncertificated Shares, at or promptly following the receipt by the Paying Agent of a duly executed letter of transmittal and such other documentation as may be reasonably required by the Paying Agent, the holder of such Certificate or Uncertificated Shares shall receive in exchange therefor the Company Common Share Merger Consideration (after giving effect any required Tax withholdings as provided in Section 3.05) payable in respect of the Company Common Shares previously represented by such Certificate or Uncertificated Shares pursuant to the provisions of this Article III, and any Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Shares that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered (or affidavits of loss in lieu thereof) is registered, if such Certificate (or affidavits of loss in lieu thereof) shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Certificate (or affidavits of loss in lieu thereof) or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.04, each Certificate (or affidavits of loss in lieu thereof) shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Company Common Share Merger Consideration as contemplated by this Section 3.04. No interest shall be paid or accrue on the Company Common Share Merger Consideration.

          (d)    No Further Ownership Rights in Company Common Shares.    As of the Effective Time, holders of Company Common Shares shall cease to be, and shall have no rights as, stockholders of the Company other than the right to receive the Company Common Share Merger Consideration provided under this Article III. The Company Common Share Merger Consideration paid upon the surrender for exchange of Certificates (or affidavits of loss in lieu thereof) or in exchange for

  Uncertificated Shares representing Company Common Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the Company Common Shares exchanged or redeemed theretofore and represented by such Certificates (or affidavits of loss in lieu thereof) or Uncertificated Shares.

          (e)    Termination of Exchange Fund.    Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Shares for twelve (12) months after the Effective Time shall be delivered to the Surviving Entity, upon demand, and any holders of shares of Company Common Shares prior to the Merger (other than Company Common Shares to be cancelled pursuant to Section 3.01(b) and Dissenting Shares) who have not theretofore complied with this Article III and the instructions set forth in the letters of transmittal mailed to such holders after the Effective Time shall, after such funds have been delivered to the Surviving Entity, look only to the Surviving Entity (subject to abandoned property, escheat or other similar Laws) for payment of the Company Common Share Merger Consideration (after giving effect to any required tax withholdings as provided in Section 3.05) due upon the surrender of their Certificates (or affidavits of loss in lieu thereof) or in exchange for their Uncertificated Shares.

          (f)    No Liability.    None of Parent, Merger Sub, the Company or the Paying Agent, or any employee, officer, director, agent or Affiliate thereof, shall be liable to any person in respect of any Company Common Share Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

          (g)    Investment of Exchange Fund.    The Paying Agent shall invest the cash included in the Exchange Fund, as directed by the Surviving Entity, on a daily basis; provided, however, that such investments shall only be in obligations of, or guaranteed by, the United States. Any net profit resulting from, or interest or income produced by, such investments shall be placed in the Exchange Fund. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Company Common Share Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payment.

          (h)    Lost, Stolen or Destroyed Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity or the Paying Agent, the posting by such person of a bond in such amount as the Surviving Entity or the Paying Agent reasonably may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue a check in exchange for such lost, stolen or destroyed Certificate in an amount of the Company Common Share Merger Consideration (after giving effect to any required tax withholdings as provided in Section 3.05) payable in respect thereof pursuant to this Agreement.

        Section 3.05    Withholding Rights.     The Surviving Entity, Parent or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Shares or Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Entity, Parent or the Paying Agent, as applicable, such withheld amounts shall be (i) remitted by the Surviving Entity, Parent or the Paying Agent as applicable, to the applicable Governmental Authority and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Shares or Options in respect of which such deduction and withholding was made by the Surviving Entity, Parent or the Paying Agent, as applicable.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth in the Disclosure Letter or the SEC Documents (other than any disclosures set forth in any risk factor section, in any section relating to forward-looking statements, and any other disclosures included in the SEC Documents to the extent that they are cautionary, predictive or forward-looking in nature) the Company hereby represents and warrants to the Purchaser Parties as follows:

        Section 4.01    Organization; Minute Books.

          (a)   The Company, each of its Subsidiaries and each of the Related Entities are duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and have the requisite corporate or similar power and authority to own, lease and operate their properties and to carry on their business as now being conducted. The Company, each of its Subsidiaries and each of the Related Entities, are duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of their business or the ownership or leasing of their properties makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing has not had and would not reasonably be expected to have a Company Material Adverse Effect.

          (b)   The Company has made available to the Purchaser Parties complete and correct copies of the Company Charter, Company Bylaws and the charter, bylaws, certificate of formation, limited liability company agreement and partnership agreement (or similar organizational documents) of each of its Subsidiaries and the Related Entities (collectively with the Company Charter and Company Bylaws, the "Organizational Documents"). The Organizational Documents of the Company, each of its Subsidiaries and each Related Entity, are in full force and effect and the Company has not caused to be commenced any dissolution, revocation or forfeiture proceeding regarding the Company, any of its Subsidiaries or any Related Entity. None of the Company, its Subsidiaries or, to the Inquiry Knowledge of the Company, Related Entities is in violation of any of the provisions of its Organizational Documents, except, in each case, for such violations that would not reasonably be expected to have a Company Material Adverse Effect.

          (c)   The Company has made available to the Purchaser Parties correct and complete copies of the minute books of the Company of meetings of the Company Board and committees of the Company Board held since January 1, 2005.

        Section 4.02    Subsidiaries.

          (a)   Item 4.02(a) of the Disclosure Letter sets forth a correct and complete list of all of the Subsidiaries of the Company in which the Company has a direct or indirect economic, equity or voting interest (including, without limitation, any right to receive distributions or other consideration upon the occurrence of a capital transaction), together with, in each case, the jurisdiction of organization of each such Subsidiary, the identity of all holders (including, without limitation, the Company) of economic, equity or voting interests of such Subsidiary, the percentage of the outstanding economic, equity or voting interests of each such Subsidiary owned by such holders (including, the Company). All of the outstanding shares of stock of each Subsidiary of the Company that is a corporation have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in Item 4.02 of the Disclosure Letter, all of the outstanding shares of stock or equity interests and other ownership interests of each Subsidiary of the Company that are owned by the Company, by one or more Subsidiaries of the Company or by the

  Company and one or more Subsidiaries of the Company, are owned by such entities free and clear of all Liens. The Company does not own, directly or indirectly, any stock or other voting or equity securities or interests (or any interests convertible into or exchangeable or exercisable for any equity or similar interests) in any other Person other than the ownership interests reflected in Items 4.02(a) and 4.02(b) of the Disclosure Letter.

          (b)   Item 4.02(b) of the Disclosure Letter sets forth a complete and correct list of the Related Entities in which the Company, any of its Subsidiaries or any of the other Related Entities has a direct or indirect equity interest (including, without limitation, any right to receive distributions or other consideration upon the occurrence of a capital transaction), together with, in each case, the jurisdiction of organization of each such Related Entity, the identity of all holders (including, without limitation, the Company, its Subsidiaries and the Related Entities) of economic, equity or voting interests of such Related Entity and, the percentage of the outstanding economic, equity or voting interests of each such Related Entity owned by such holders (including, the Company, its Subsidiaries and the Related Entities). All of the outstanding shares of stock or equity interests and other ownership interests of each Related Entity that are owned by the Company, by one or more Subsidiaries of the Company or by one or more Related Entities are owned by such entities free and clear of all Liens other than as set forth in Item 4.02(b) of the Disclosure Letter. No direct or indirect beneficial owner of any Related Entity or party to any agreement with a Related Entity has exercised any option to purchase or sell, right of first refusal, right of first offer or any other contractual right to purchase, sell or dispose of, any equity interest of any Related Entity owned by the Company, any of its Subsidiaries or any other Related Entity. The Company, its Subsidiaries and the Related Entities do not hold a direct or indirect equity interest (including without limitation, any right to receive distributions or other consideration upon the occurrence of a capital transaction) in any Person other than as the equity interests in the Subsidiaries and Related Entities set forth on Item 4.02(a) and (b) of the Disclosure Letter.

          (c)   Attached to Item 4.02(c) of the Disclosure Letter are true, correct and complete copies of the agreements providing for the acquisition of the Minority Interests by the Company or one of its wholly-owned Subsidiaries (collectively, the "Minority Interests Acquisition Agreements"), each of which constitutes the legal, valid and binding obligation of the Company, and, to the Knowledge of the Company, the holder of the Minority Interests party thereto, enforceable against the Company and, to the Knowledge of the Company, against the holder of the Minority Interests party thereto, in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by a court's application of general equity principles.

        Section 4.03    Capital Structure.

          (a)   The authorized stock of the Company consists of 400,000,000 shares of Company Common Shares, 50,000,000 shares of preferred stock, $0.001 par value per share (the "Company Preferred Shares"), of which 250 shares are designated Company Series A Preferred Shares, and 50,000,000 excess shares, $0.001 par value per share (the "Excess Shares"). At the close of business on the date hereof and as of the Closing Date, (i) 7,684,468 shares of Company Common Shares were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, (ii) no shares of Company Series A Preferred Shares were issued and outstanding; (iii) no Excess Shares were issued and outstanding and (iv) 4,200,000 shares of Company Common Shares had been authorized and reserved for issuance pursuant to the Incentive Plans listed in Item 4.03(a) of the Disclosure Letter of which Options to purchase 55,000 Company Common Shares were outstanding. Item 4.03(a) of the Company Disclosure Letter sets forth a true, complete and correct list of the outstanding Options, including the name of the Person to whom such Options have been granted, the number of shares subject to each outstanding Option, the per share exercise price for each outstanding Option and the vesting schedule for each outstanding Option. Except as set forth in this Section 4.03(a) and in Item 4.03(a) of the Disclosure Letter, no shares of stock of the Company or options, warrants, convertible or exchangeable securities or other rights to purchase stock of the Company are issued, reserved for issuance or outstanding. There are no outstanding bonds, debentures, notes or other indebtedness of the Company, any of its Subsidiaries or the Related Entities having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the Company's stockholders may vote. Except as set forth in this Section 4.03(a), there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (including phantom stock rights, statutory or contractual preemptive rights and rights of conversion or exchange under any outstanding security, instrument or other agreement) obligating the Company, any of its Subsidiaries or the Related Entities to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of stock or other voting or equity securities or interests of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of the Related Entities or obligating the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of the Related Entities to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking or relating to the voting of stock or equity securities or interests of the Company, any of its Subsidiaries or any of the Related Entities. Other than pursuant to this Agreement and the Minority Interests Acquisition Agreements, there are no outstanding contractual obligations or rights of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of the Related Entities to register or repurchase, redeem or otherwise acquire, vote, dispose of or otherwise transfer or register pursuant to any securities Laws any shares of stock or equity interests of the Company, any of its Subsidiaries or any of the Related Entities. The Company does not have a "poison pill" or similar stockholder rights plan.

          (b)   There are no agreements or understandings to which the Company, any of its Subsidiaries or any Related Entity is a party with respect to the voting of any shares of Company Common Shares and, to the Knowledge of the Company, as of the date of this Agreement, there are no third party agreements or understandings with respect to the voting of shares of Company Common Shares.

        Section 4.04    Authority.

          (a)   The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to approval by the Company's stockholders of the Merger, to consummate the Merger and the Contemplated Transactions. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the Contemplated Transactions has been duly authorized by all necessary corporate action on the part of the Company, subject, solely with respect to the consummation of the Merger, to receipt of approval of this Agreement and the Merger by the holders of not less than a majority of the outstanding Company Common Shares entitled to vote thereon (the "Required Stockholder Vote"). This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by the Purchaser Parties) constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by a court's application of general equity principles.

          (b)   The Company Board, at a meeting duly called and held, has (i) determined that the Merger is fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement, the Merger and the Contemplated Transactions and declared that the Merger and the Contemplated Transactions are advisable on substantially the terms herein and (iii) resolved to recommend approval by the stockholders of the Company of the Merger and directed that this Agreement, the Merger and the Contemplated Transactions be submitted for consideration by the Company's stockholders at the Company Stockholders' Meeting (collectively, the "Company Board Recommendation"), which resolutions and direction, subject to Section 7.04, have not been subsequently rescinded, modified or withdrawn in any way. The consent of the stockholders of the Company by the Required Stockholder Vote are the only votes or consents required of the holders of any class or series of the Company Common Shares or other securities of or equity interests in the Company required to approve this Agreement and consummate the Merger and the Contemplated Transactions.

        Section 4.05    Consents and Approvals; No Violations.     Except (a) for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, Exchange Act, the MGCL, DLLCA and state securities Laws (b) as described in Item 4.05 of the Disclosure Letter and (c) as may be required in connection with the Taxes described in Section 7.08, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the Merger and the Contemplated Transactions will (i) conflict with or result in any breach of any provision of any of the Organizational Documents, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Authority, (iii) result in a breach of, or constitute (an event which, with due notice or lapse of time or both, would become) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in a loss of benefit under, or give rise to a right of purchase, first offer or forced sale under, any of the terms, conditions or provisions of any Material Contract to which the Company, any of its Subsidiaries or any Related Entity is a party or by which any of them or any of their properties or assets may be bound, (iv) violate any Law, order, writ, injunction, judgment, decree, statute, rule or regulation applicable to the Company, any of its Subsidiaries, any Related Entity or any of their respective properties or assets, (v) result in the creation of any Lien on any properties or assets of the Company, any of its Subsidiaries or any Related Entity, except for Permitted Liens or (vi) require the Company, any of its Subsidiaries or any Related Entity to make any payment to any Person, except in the case of clause (ii) where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or, in the case of clauses (iii), (iv), (v) or (vi) for such breaches, defaults, terminations, amendments, cancellations, accelerations, losses of benefits, violations or Liens, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the consummation of the Merger and the Contemplated Transactions. The Contemplated Transactions are exempt from any requirement to make any filings under the HSR Act, and the implementing regulations thereto, 16 C.F.R. parts 801-803, because (i) the Company is a REIT, and (ii) the Company has determined that the aggregate fair market value of the non-exempt assets of the Company and the entities controlled by the Company is $59.8 million or less.

        Section 4.06    SEC Documents and Other Reports.

          (a)   The Company has filed with the SEC all forms, reports, statements, schedules, certifications, exhibits thereto and other documents required to be filed by them since August 15, 2005 under the Securities Act or the Exchange Act (collectively, including any amendments thereto, the "SEC Documents"). As of their respective filing dates, the SEC Documents (including any documents incorporated by reference therein) complied, and all documents filed by the Company with the SEC under the Securities Act or the Exchange Act between the date of this Agreement and the date of Closing will comply, in each case, subject to the accuracy of the representations and warranties set forth in Sections 4.08 and 5.05, in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, each as in effect on the date so filed. At the time filed with the SEC, none of the SEC Documents (including any documents incorporated by reference therein) contained, or, in the case of documents filed on or after the date hereof will contain, in each case subject to the accuracy of the representations and warranties set forth in Sections 4.08 and 5.05, any untrue statement of a material fact or omitted, or, in the case of documents filed on or after the date hereof will omit, in each case subject to the accuracy of the representations and warranties set forth in Sections 4.08 and 5.05, to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later filings. None of the Company's Subsidiaries or Related Entities is required, under the Exchange Act, to make periodic filings with the SEC. The consolidated financial statements of the Company included in the SEC Documents (including the related notes and schedules thereto) complied as of their respective dates in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a basis consistent with prior periods (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company, its Subsidiaries and Related Entities and the consolidated results of their operations and their consolidated cash flows at the dates and for the periods indicated (subject, in the case of unaudited interim financial statements, to normal and recurring year-end audit adjustments and the absence of certain footnote disclosures).

          (b)   None of the Company, any of its Subsidiaries or any Related Entity has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except (i) as reflected, reserved for or disclosed in the consolidated balance sheet of the Company, its Subsidiaries and the Related Entities as of December 31, 2006, including the notes thereto, (ii) as incurred since December 31, 2006 in the ordinary course of business consistent with past practice, or (iii) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Since December 31, 2004, none of the Company, its Subsidiaries or any Related Entity has been a party to any asset securitization transaction or "off-balance sheet arrangement" (as defined in Rule 303 of Regulation S-K promulgated under the Exchange Act).

          (c)   The management of the Company has (i) implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company including its Subsidiaries and Related Entities, is made known to the management of the Company and (ii) has disclosed, based on its most recent evaluation, to the Company's outside auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial data and (B) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company's, any of its Subsidiaries' or any Related Entities' internal controls over financial reporting.

          (d)   The Company has not identified any material weaknesses in the design or operation of internal controls over financial reporting. Each SEC Document filed since August 15, 2005 was accompanied by the certification required to be filed or submitted by the Company's chief executive officer and chief financial officer pursuant to and subject to the requirements of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), and, at the time of filing or submission of each such certification, such certification was, to the Knowledge of the Company, true and accurate and complied with the Sarbanes-Oxley Act. To the Knowledge of the Company, there is no reason to believe that its auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act when next due.

        Section 4.07    Absence of Material Adverse Effect.     Since December 31, 2006 and prior to the date hereof, except (i) as disclosed in the SEC Reports filed since December 31, 2006 and prior to the date of this Agreement or (ii) as set forth in Item 4.07 of the Disclosure Letter, the Company, its Subsidiaries and to the Inquiry Knowledge of the Company, the Related Entities have conducted their respective businesses in all material respects in the ordinary course consistent with past practice, and, there has not been (a) any effect, event, development, change or circumstance that, individually or in the aggregate, with any other effects, events developments and changes, has resulted or would reasonably be expected to result in a Company Material Adverse Effect, (b) except for (i) regular monthly distributions at a rate of $0.00164384 per Company Common Share per day with customary record and payment dates, (ii) distributions in the ordinary course pursuant to the Organizational Documents of any Subsidiary of the Company or Related Entity, or (iii) any declaration, setting aside or payment of any dividend or other distribution with respect to its stock or equity interests, or any redemption, purchase or other acquisition of any of stock or equity interests of the Company, any of its Subsidiaries, or any Related Entity, (c) any change by the Company in its accounting methods, principles or practices, except as set forth in Item 4.07 of the Disclosure Letter, (d) to the Inquiry Knowledge of the Company, any material damage, destruction or loss not covered by insurance to the Company Properties, (e) any material amendment of any term of any outstanding debt or equity security of the Company, any of its Subsidiaries or the Related Entities, (f) any split, combination or reclassification of any Company Common Shares, the equity of any Subsidiary of the Company or the Related Entities (other than the equity of Subsidiaries wholly-owned, directly or indirectly, by the Company), or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of stock or any ownership interest in, the Company, any of its Subsidiaries or the Related Entities other than in connection with any dividend reinvestment program or share purchase program, (g) any amendment of any employment, consulting, severance, incentive stock, stock option, deferred compensation, bonus, retirement, retention or any other agreement, or the adoption of any new such agreement, between (i) the Company, any of its Subsidiaries or any of the Related Entities, on the one hand and (ii) any officer or director of the Company or any of its Subsidiaries, on the other hand, (h) any direct or indirect acquisition (whether through merger or consolidation with, the purchase of a substantial equity interest in, the purchase of a substantial portion of the assets of, or otherwise) any business or any corporation, partnership, association or other business organization or a division thereof or any significant assets other than in the ordinary course of business in an amount not involving more than $100,000 individually or $250,000 in the aggregate or as specified by the 2007 Budget, (i) any incurrence of indebtedness for borrowed money or guarantee for such indebtedness, in each case by the Company, any of its Subsidiaries or any Related Entity, other than those in the ordinary course of business of the Company, any of its Subsidiaries or any Related Entity or for projects currently under construction in amounts disclosed in the 2007 Budget, or (j) any agreement by the Company, any of its Subsidiaries or the Related Entities involving any of the foregoing since December 31, 2006 and prior to the date hereof; in each case except as disclosed in Item 4.07 of the Disclosure Letter.

        Section 4.08    Information Supplied.     None of the information supplied or to be supplied by the Company, any of its Subsidiaries or any of the Related Entities or their respective representatives for inclusion or incorporation by reference in the proxy statement relating to the Company Stockholders' Meeting (together with any amendments or supplements thereto and including any related filings required pursuant to the Exchange Act, the "Proxy Statement") or any other document to be filed with the SEC in connection herewith (collectively, the "Other Filings") will, in the case of the Proxy Statement, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders' Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Company's stockholders or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by the Purchaser Parties or any of their representatives in connection with the preparation of the Proxy Statement or Other Filings for inclusion or incorporation by reference therein. The Proxy Statement and Other Filings will comply as to form and substance in all material respects with the applicable provisions of the Exchange Act.

        Section 4.09    Compliance with Laws.     The businesses and assets of the Company, its Subsidiaries and the Related Entities are not and have not been in violation of or subject to liability under any Law, order, writ, injunction, judgment, decree, statute, rule, ordinance or regulation of any Governmental Authority, except for any violations or liability that have not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and except as set forth in Item 4.09 of the Disclosure Letter. Since the date on which the Company became subject to the Sarbanes-Oxley Act, the Company has been in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations thereunder. Each of the Company, its Subsidiaries and to the Inquiry Knowledge of the Company, the Related Entities has in effect all federal, state, local and provincial governmental licenses, authorizations, consents, permits, qualifications and approvals (collectively, "Permits") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and no violation or default has occurred under any such Permit, except for the absence of Permits and for violations or defaults under Permits that have not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        Section 4.10    Tax Matters.

          (a)   The Company, its Subsidiaries, and, to the Inquiry Knowledge of the Company, the Related Entities, have timely filed or caused to be filed (after taking into account all applicable extensions) all material Tax Returns required to be filed by them. All such Tax Returns for the Company, each of its Subsidiaries and the Related Entities filed since October 1, 2004 have been made available to representatives of Parent.

          (b)   Each of the Company, its Subsidiaries, and, to the Inquiry Knowledge of the Company, the Related Entities, has paid or caused to be paid or will timely pay all material Taxes that are required to be paid by it other than Taxes that are being contested in good faith. The Company's most recent financial statements reflect an adequate reserve for all material Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

          (c)   The Company, (i) for its taxable years ended December 31, 2005 through December 31, 2006, has qualified and been subject to taxation as a REIT and (ii) has operated from December 31, 2006 to the date of this Agreement, and intends to continue to operate until the Effective Time, in such a manner as would permit it to continue to qualify as a REIT, for the period beginning January 1, 2007 through the Effective Time. None of the Company's Subsidiaries or Related Entities is a REIT. No challenge to the Company's status as a REIT is pending or threatened in writing. Each Subsidiary of the Company or Related Entity that is a partnership, joint venture or limited liability company and that has not elected for federal income tax purposes to be a corporation or a "taxable REIT subsidiary" within the meaning of Section 856 of the Code, is treated for federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation. Each Subsidiary of the Company that is a corporation for federal income tax purposes is a "qualified REIT subsidiary" pursuant to Section 856(i) of the Code or a "taxable REIT subsidiary" pursuant to Section 856(l) of the Code. No Subsidiary of the Company or Related Entity is a "qualified REIT subsidiary" or "taxable REIT subsidiary." For the purpose of this Section 4.10(c) exclusively, the term

  "Subsidiary" shall include any entity, including a Related Entity, in which Company owns, directly or indirectly, an interest representing 9.9% or more of the vote or value of such entity. The Company does not hold either directly or indirectly any securities that would cause it to fail to comply with the requirements in Section 856(c)(4)(B)(iii) of the Code.

          (d)   Since January 1, 2005, to the Inquiry Knowledge of the Company, there are no other audits, examinations or other proceedings relating to any Taxes of the Company, its Subsidiaries, or the Related Entities by any taxing authority in progress.

          (e)   To the Inquiry Knowledge of the Company, there are no Liens for a material amount of Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company, its Subsidiaries or any of the Related Entities.

          (f)    To the Inquiry Knowledge of the Company, no claim has been made in writing by a taxing authority in a jurisdiction where the Company, any of its Subsidiaries or any of the Related Entities does not file Tax Returns that the Company, any such Subsidiary or Related Entity is or may be subject to taxation by that jurisdiction.

          (g)   Neither the Company, any of its Subsidiaries, nor to the Inquiry Knowledge of the Company, any of the Related Entities has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities.

          (h)   Neither the Company, any of its Subsidiaries nor, to the Inquiry Knowledge of the Company, any of the Related Entities has entered into any written and legally binding agreement with a Governmental Authority relating to Taxes, including, without limitation, a "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law).

          (i)    Since January 1, 2005, neither the Company, any of its Subsidiaries nor, to the Inquiry Knowledge of the Company, any of the Related Entities (i) has incurred any material liability for Taxes under Sections 856(c)(7)(C), 856(g)(5)(C), 857(b), 857(f), 860(c) or 4981 of the Code which have not been previously paid, or (ii) has engaged in any transaction that would give rise to "redetermined rents, redetermined deductions and excess interest" described in Section 857(b)(7) of the Code.

          (j)    Since January 1, 2005, neither the Company, any of its Subsidiaries nor, to the Inquiry Knowledge of the Company, any of the Related Entities (other than a "taxable REIT subsidiary" or a subsidiary of a "taxable REIT subsidiary") has engaged in any "prohibited transactions" within the meaning of Section 857(b)(6) of the Code.

          (k)   The Company, its Subsidiaries and, to the Inquiry Knowledge of the Company, the Related Entities have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes and have duly and timely withheld and have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable laws (including Taxes required to have been withheld and/or paid in connection with amounts paid or owing to any employee, former employee, independent contractor, creditor, shareholder, or other third party).

          (l)    There are no outstanding agreements, waivers or arrangements extending the statutory period of limitations applicable to any claim for or the period for the collection or assessment of Taxes due and payable by the Company, any of its Subsidiaries any Related Entity for any taxable period.

          (m)  No power of attorney that is currently in force has been granted by the Company, any of its Subsidiaries or, to the Inquiry Knowledge of the Company, any Related Entity with respect to any matter relating to Taxes that could affect the Company, any of its Subsidiaries or any of the Related Entities.

          (n)   The Company is not obligated to make any payment that would not be deductible pursuant to Section 162(m) of the Code.

          (o)   None of the Company, any of its Subsidiaries nor, to the Inquiry Knowledge of the Company, any of its Related Entities is a party to any agreement, contract, arrangement or plan that would result, separately or in the aggregate, in connection with this Agreement or any change in control, in the payment of any amount that would not be deductible by the entity paying such amount by operation of Section 280G of the Code.

          (p)   None of the Company, any of its Subsidiaries nor, to the Inquiry Knowledge of the Company, any of the Related Entities (i) is a party to or is otherwise subject to any Tax allocation or sharing agreement or Tax Protection Agreement or (ii) has any liability for the Taxes of another person under law, by contract or otherwise.

          (q)   None of the Company, any of its Subsidiaries nor, to the Inquiry Knowledge of the Company, any of the Related Entities has distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code. None of the Company, any of its Subsidiaries nor, to the Inquiry Knowledge of the Company, any of the Related Entities has disposed of any property in a transaction intended to qualify for tax deferred treatment under Section 1031 or 1033 of the Code in which the Company, any of its Subsidiaries nor, to the Inquiry Knowledge of the Company, any of the Related Entities, as the case may be, has yet to acquire a replacement property.

          (r)   The Company, its Subsidiaries and, to the Inquiry Knowledge of the Company, the Related Entities have each disclosed on its federal income Tax Returns any Reportable Transaction, as defined in Treasury Regulation Section 1.6011-4(b), in which it has participated. The Company, its Subsidiaries and, to the Inquiry Knowledge of the Company, the Related Entities have each retained all documents and other records pertaining to any Reportable Transaction in which it has participated, in accordance with Treasury Regulation Section 1.6011-4(g).

          (s)   None of the Company, any of its Subsidiaries nor, to the Inquiry Knowledge of the Company, any of the Related Entities has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code as of the Closing Date or has any application pending with any Governmental Authority requesting permission for any changes in accounting methods as of the Closing Date.

        Section 4.11    Benefit Plans.

          (a)   Except for the Incentive Plans, the Company does not sponsor, maintain, contribute to or have any liability with respect to, nor has it ever sponsored, maintained, contributed to or had any liability with respect to, any Benefit Plan.

          (b)   Neither the Company nor any ERISA Affiliate sponsors, maintains, contributes to or has any liability with respect to, has ever sponsored, maintained, contributed to or had any liability with respect to: (i) a plan subject to Title IV of ERISA (including, without limitation, a "multiemployer plan" (within the meaning of Section 3(37) of ERISA)); (ii) a "multiple employer plan" (within the meaning of section 413 of the Code); (iii) a "multiple employer welfare arrangement" (within the meaning of Section 3(40) of ERISA); or (iv) post-employment medical or death benefits, except as required under Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code ("COBRA").

          (c)   Without limiting the generality of any other representation contained herein, there exists no Lien against any of the assets of the Company arising under Section 4068(a) of ERISA, Section 412(n) of the Code or otherwise.

          (d)   The execution of and performance of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) result in: (i) any payment to or acceleration, vesting or increase in the rights of any current or former service provider of the Company or its Affiliates, or (ii) any "excess parachute payment" (as defined in Section 280G of the Code) to any current or former service provider of the Company or its Affiliates.

        Section 4.12    Litigation.     As of the date hereof, except as set forth in Item 4.12 of the Disclosure Letter or as set forth in the SEC Documents, there is no outstanding judgment, order, writ, injunction or decree and no suit, claim, audit, action, proceeding, arbitration or investigation pending against the Company, any of its Subsidiaries or, to the Inquiry Knowledge of the Company, any of the Related Entities or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of the Related Entities that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or that seeks to materially delay or prevent the consummation of the Merger and the Contemplated Transactions. Except as set forth in Item 4.12 of the Disclosure Letter, none of the Company, any of its Subsidiaries or any of the Related Entities is subject to any order, judgment, writ, injunction or decree, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        Section 4.13    State Takeover Statutes.     The Company has taken all action required to be taken by it in order to exempt this Agreement, the Merger and the Contemplated Transactions from the requirements of any "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation enacted under state or federal Laws in the United States of America, including the MGCL, or any takeover or "poison pill" provision or similar stockholder rights plan in the Company Charter, Company Bylaws or in the comparable Organizational Documents of any Subsidiary of the Company or any Related Entity that would otherwise prohibit, hinder or delay such transactions.

        Section 4.14    Intellectual Property.     Except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, (a) to the Knowledge of the Company, the conduct of the business of the Company, its Subsidiaries and the Related Entities as currently conducted does not infringe upon the Intellectual Property rights of any other Person, (b) to the Knowledge of the Company, no person is infringing on any Intellectual Property owned by the Company, any of its Subsidiaries or any Related Entity, and (c) no claim is pending or, to the Knowledge of the Company, has been threatened that asserts that any Intellectual Property owned by the Company, any of its Subsidiaries or any Related Entity is invalid or unenforceable. With respect to Intellectual Property owned by or licensed to the Company, any of its Subsidiaries or any of the Related Entities that is material to the conduct of the business of the Company, its Subsidiaries and the Related Entities, taken as a whole, as currently conducted ("Company Intellectual Property"), the Company, a Subsidiary of the Company or a Related Entity has the right to use such Intellectual Property in the operation of its business as currently conducted. Item 4.14 of the Disclosure Letter (a) identifies the agreements and counterparties to the agreements under which the Company, any of its Subsidiaries or any of the Related Entities has a right to license Company Intellectual Property and (b) identifies all Company Intellectual Property owned by the Company, any of its Subsidiaries or any of the Related Entities.

        Section 4.15    Properties.

          (a)   Item 4.15(a) of the Disclosure Letter sets forth a correct and complete list and address of all the real property owned by the Company, any of its Subsidiaries or any Related Entity as of the

  date of this Agreement (such real property, together with all buildings, structures, other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances thereto, are individually referred to herein as the "Company Property" and collectively referred to herein as the "Company Properties") and such Company Properties are owned or held as indicated thereon. Except for Permitted Liens or as set forth in Item 4.15(a) of the Disclosure Letter, no other Person has any ownership interest in any of the Company Properties.

          (b)   To the Knowledge of the Company, the Company, one of its Subsidiaries or one of the Related Entities has good fee simple marketable title to all Company Properties and except for Permitted Liens, the Company Properties are free and clear of all Liens, title defects, covenants or reservations of interests in title. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no pending or, to the Knowledge of the Company, threatened, condemnation, eminent domain or similar proceedings or actions affecting any portion of the Company Properties, and none of the Company, any of its Subsidiaries or, to the Inquiry Knowledge of the Company, any Related Entity has received any written notice of the intention of any Governmental Authority or other Person to take or use any of the Company Properties.

          (c)   Company title insurance policies have been issued insuring, as of the effective date of each such Company title insurance policy, the Company's, the applicable Subsidiary's or Related Entity's (or the applicable predecessor's or acquirer's) fee simple or leasehold title to each of the Company Properties, subject only to Permitted Liens, and, to the Knowledge of the Company, such policies are, at the date hereof, valid and in full force and effect and no material written claim has been made against any such policy. To the Knowledge of the Company, a true, accurate, and complete copy of each Company title insurance policy and each existing survey in the possession of the Company, its Subsidiaries and the Related Entities has been made available to the Purchaser Parties.

          (d)   None of the Company, any of its Subsidiaries or, to the Inquiry Knowledge of the Company, any Related Entity has received any written notice to the effect that (i) any rezoning proceedings adversely affecting the current use of any of the Company Properties are pending or, to the Knowledge of the Company, threatened with respect to any of the Company Properties, or (ii) any laws including any zoning regulation or ordinance (including with respect to parking), board of fire underwriters rules, building or similar law, code, ordinance, order or regulation have been violated for any Company Property that, in the case of clauses (i) and (ii) above, would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (e)   Except as disclosed in Item 4.15(e) of the Disclosure Letter, there are no unexpired option agreements or rights of first offer or first refusal or first negotiation with respect to the purchase of a Company Property or any portion thereof or any other unexpired rights in favor of any party other than the Company, any of its Subsidiaries or any of the Related Entities to purchase or otherwise acquire a Company Property or any portion thereof and none of the Company, any of its Subsidiaries or any Related Entity has entered into any contract for sale, ground lease or letter of intent to sell or ground lease any Company Property or any portion thereof that is owned by the Company, its Subsidiaries or any Related Entity.

          (f)    Item 4.15(f) of the Disclosure Letter lists each management agreement pursuant to which any third party manages or operates any Company Property or material portion thereof on behalf of the Company, any of its Subsidiaries or any Related Entity and each material amendment, guaranty or other agreement binding on the Company, any of its Subsidiaries or any of the Related Entities and relating thereto (collectively, the "Management Agreement Documents"). True, correct and complete copies of all Management Agreement Documents have been made available to the Purchaser Parties. Each of the Management Agreement Documents is valid, binding and in full force and effect as against the Company, the applicable Subsidiary of the Company or the applicable Related Entity and, to the Knowledge of the Company, the other party thereto.

          (g)   There is no renovation or construction project with project costs in excess of $100,000, individually, or $250,000, in the aggregate, currently being performed at any Company Property that has not been accounted for in the 2007 Budget ("Construction Project"), except as disclosed in Item 4.15(g) of the Disclosure Letter.

          (h)   The Company has delivered or otherwise made available true and correct copies of the standard form of residential lease agreements used by the Related Entities in the day-to-day residential rental operations at the Company Properties.

          (i)    There are no agreements for the pending acquisition, sale, option to sell, right of first refusal, right of first offer or any other contractual right to sell, dispose of, or lease (by merger, purchase or sale of assets or stock or otherwise) any personal property valued at $100,000 or more. Each of the Company, its Subsidiaries and, to the Inquiry Knowledge of the Company, the Related Entities has good and sufficient title to all the material personal and non-real properties and assets reflected in their books and records as being owned by it, free and clear of all Liens, except for Permitted Liens.

          (j)    None of the Company, any of its Subsidiaries or, to the Inquiry Knowledge of the Company, any Related Entity has received any notice of any audit of any Taxes payable or Tax delinquency with respect to the Company Properties which has not been resolved or completed, and neither the Company nor any of its Subsidiaries or, to the Inquiry Knowledge of the Company, any Related Entity is currently contesting any such Taxes.

        Section 4.16    Environmental Laws.     Except as set forth in any environmental report previously made available to the Parent, as set forth on Item 4.16 of the Disclosure Letter, or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

          (a)   to the Knowledge of the Company, each of the Company, its Subsidiaries, the Related Entities and the Company Properties is, and has been, in compliance, in all material respects, with applicable Environmental Laws;

          (b)   to the Knowledge of the Company, all Permits required under Environmental Laws in connection with the ownership and operation of the Company Properties have been obtained or timely applied for and have been complied with;

          (c)   there is no administrative or judicial enforcement proceeding pending or, to the Knowledge of the Company, threatened, against the Company, any of its Subsidiaries or any Related Entity under any Environmental Law;

          (d)   neither the Company nor any of its Subsidiaries or, to the Inquiry Knowledge of the Company, any Related Entity has received any written notice alleging that the Company, any of its Subsidiaries or any Related Entity may be in violation of, or liable under, or a potentially responsible party pursuant to, any Environmental Law;

          (e)   to the Knowledge of the Company, there has been no Release of Hazardous Substances on or to any Company Property in an amount or concentration that imposes any present obligation to undertake any notification, investigation, remediation, removal or other response action under any Environmental Law; and

          (f)    to the Knowledge of the Company, no Liens have been imposed or are in effect on any of the Company Properties pursuant to any Environmental Law.

        The representations and warranties set forth in this Section 4.16 shall constitute the only representations and warranties by the Company with respect to environmental matters.

        Section 4.17    Employment and Labor Matters.

          (a)   The Company does not now have, nor has it ever had, any employees.

          (b)   The Company, its Subsidiaries, the Related Entities and, to the Knowledge of the Company, the third party managers of any of the Company Properties are not a party to or bound by any collective bargaining agreement, nor have the Company, its Subsidiaries or any third party manager of any property owned by the Company or any of its Subsidiaries experienced any strikes, union grievances, unfair labor practices claims, or other material employee or labor disputes in the last three years.

          (c)   To the Knowledge of the Company, the third party managers of the Company Properties have not engaged in any unfair labor practice or violated any Laws relating to employment of personnel and labor.

          (d)   To the Knowledge of the Company, there are no organizational efforts presently being made or threatened by or on behalf of any labor union with respect to employees of the Company, its Subsidiaries, the Related Entities or the third party managers of the Company Properties.

        Section 4.18    Material Contracts.

          (a)   Except as filed as exhibits to the SEC Documents filed prior to the date of this Agreement or as referenced in Item 4.18(a) of the Disclosure Letter, none of the Company, any of its Subsidiaries or any Related Entity is a party to or bound by any contract that, as of the date hereof:

              (i)  is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act);

             (ii)  calls for aggregate payments by the Company, any of its Subsidiaries or any Related Entity under such contract of more than $250,000 over the remaining term of such contract;

            (iii)  calls for annual aggregate payments by the Company, any of its Subsidiaries or any Related Entity under such contract of more than $100,000 over the remaining term of such contract;

            (iv)  contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company, any of its Subsidiaries or any Related Entity, or that restricts the conduct of any line of business by the Company, any of its Subsidiaries, or any Related Entity, or any geographic area in which the Company, any of its Subsidiaries or any Related Entity may conduct business;

             (v)  creates any (x) partnership, limited liability company agreement, joint venture or other similar agreement entered into with any third party or (y) management, operating, franchise, license or other similar agreement entered into with any third party;

            (vi)  provides for the purchase, sale or exchange of, or option to purchase, sell or exchange any Company Property;

           (vii)  is a contract or agreement pursuant to which the Company, any of its Subsidiaries or, to the Knowledge of the Company, any Related Entity, agrees to indemnify or hold harmless any director or executive officer of the Company, any of its Subsidiaries or any Related Entity (other than the Organizational Documents);

          (viii)  is a loan agreement, guaranty, letter of credit, indenture, note, bond, debenture, mortgage or any other document, agreement or instrument evidencing a capitalized leased obligation or other indebtedness of, for the benefit of, or payable to the Company, any of its Subsidiaries or any Related Entity or any guaranty thereof; or

            (ix)  is an interest rate cap, interest rate collar, interest rate swap, currency hedging transaction or any other similar agreement to which the Company, any of its Subsidiaries or any Related Entity is a party.

        Each contract of the type described in this Section 4.18(a), whether or not set forth in Item 4.18(a) of the Disclosure Letter, and each of the Minority Interests Acquisition Agreements is referred to herein as a "Material Contract."

          (b)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Material Contract is valid and binding on the Company, each of its Subsidiaries and/or each Related Entity party thereto, and, to the Knowledge of the Company, each other party thereto.

          (c)   None of the Company, any of its Subsidiaries or, to the Inquiry Knowledge of the Company, any Related Entity is in default under any Material Contact and no event or circumstance, with or without notice or the passage of time, has occurred pursuant to any Material Contract which would result in a default or acceleration of payment, or forfeiture of any rights by the Company, any of its Subsidiaries or any Related Entity, except as would not (i) prevent or materially delay the consummation of the Merger and the Contemplated Transactions or (ii) individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. To the Knowledge of the Company, no counterparty of the Company, any of its Subsidiaries or any Related Entity, as applicable, under any Material Contract has failed to perform its obligations thereunder when required to be so performed and each is current in its obligations to the Company, its Subsidiaries or the Related Entities, as applicable, thereunder.

        Section 4.19    Insurance Policies.     Item 4.19 of the Disclosure Letter sets forth, as of the date hereof, a list that is correct and complete in all material respects of the insurance policies, other than the Company title insurance policies, held by, or for the benefit of, the Company, any of its Subsidiaries or any Related Entity, including the underwriter of such policies and the amount of coverage thereunder. Except as would not reasonably be expected to have a Company Material Adverse Effect, (a) all insurance policies maintained by the Company, its Subsidiaries and, the Related Entities are, to the Knowledge of the Company, in full force and effect and provide insurance in such amounts and against such risks as the management of the Company reasonably has determined to be prudent in accordance with industry practices and commercially available or as is required by Law, and all premiums due and payable thereon have been paid and (b) none of the Company, its Subsidiaries or, to the Knowledge of the Company, the Related Entities is in material breach or default of any of the insurance policies, and none of the Company, its Subsidiaries or, to the Knowledge of the Company, the Related Entities has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default or permit termination or material modification of any of the insurance policies currently in effect. The Company has not received any written notice of termination or cancellation or denial of coverage with respect to any material insurance policy currently in effect listed Item 4.19 of the Disclosure Letter except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Except as set forth in Item 4.19 of the Disclosure Letter, such policies will not terminate as a result of the consummation of the Merger or the Contemplated Transactions.

        Section 4.20    Affiliate Transactions.     Except as set forth in Item 4.20 of the Disclosure Letter, there are no material transactions, agreements, arrangements or understandings between (a) the

Company, any of its Subsidiaries or any of the Related Entities, on the one hand, and (b) any officer, director or Affiliate of the Company or any of its Subsidiaries, on the other hand.

        Section 4.21    Opinion of the Company's Financial Advisor.     The Company Board has received an opinion from Wachovia Capital Markets, LLC to the effect that, as of the date of such opinion, the Company Common Share Merger Consideration to be received by holders of the Company Common Shares (other than Parent, Merger Sub and their respective affiliates) is fair, from a financial point of view, to such holders. The Company has made available to the Purchaser Parties a complete and correct copy of such opinion (or if not delivered in writing to the Company prior to the date hereof, the Company will promptly make such opinion available to the Purchaser Parties upon receipt).

        Section 4.22    Brokers.     No broker, investment banker, financial advisor or other Person, other than Wachovia Capital Markets, LLC, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger or the Contemplated Transactions based upon arrangements made by or on behalf of the Company, any of its Subsidiaries or, to the Inquiry Knowledge of the Company, any of the Related Entities.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub, hereby jointly and severally represent and warrant to the Company as follows:

        Section 5.01    Organization.

          (a)   Parent is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. The certificate of formation of Parent is in effect and no dissolution, revocation or forfeiture proceedings regarding Parent have been commenced. Parent is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted.

          (b)   Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. The certificate of formation and bylaws of Merger Sub are in effect and no dissolution, revocation or forfeiture proceedings regarding Merger Sub have been commenced. Merger Sub is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Merger Sub has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted. All the issued and outstanding membership interests of capital stock of Merger Sub are owned of record and beneficially by Parent.

        Section 5.02    No Prior Activities.     Each of Parent and Merger Sub were formed for the purpose of engaging in the Merger and the Contemplated Transactions and have not conducted any activities other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the Merger and the Contemplated Transactions. Parent has no Subsidiaries other than Merger Sub, and Merger Sub has no subsidiaries.

        Section 5.03    Company Organization.     Each of Parent and Merger Sub has all necessary limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the Contemplated Transactions. No other proceedings on the part of Parent, or Merger Sub, are necessary to authorize this Agreement or to consummate the Merger or the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub, in accordance with and subject to its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by a court's application of general equity principles.

        Section 5.04    No Conflict; Required Filings and Consents.

          (a)   The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of Parent's and Merger Sub's obligations hereunder will not, (i) conflict with or violate the their respective certificates of formation, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) have been obtained and all filings and obligations described in subsection (b) have been made, conflict with or violate any Law applicable to Parent or Merger Sub, or by which any of Parent's or Merger Sub's properties or assets is bound, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any of Parent's or Merger Sub's properties or assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of Parent's or Merger Sub's properties or assets is bound, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, prevent consummation of the Merger or the Contemplated Transactions or otherwise prevent Parent or Merger Sub from performing its obligations under this Agreement.

          (b)   The execution and delivery of this Agreement by Parent or Merger Sub do not, and the performance of Parent's or Merger Sub's obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for (A) applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover Laws, (B) filing of the Articles of Merger with the SDAT and the Secretary of State and (C) the filing with the SEC of the Proxy Statement, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or delay consummation of the Merger or the Contemplated Transactions, or otherwise prevent Parent or Merger Sub from performing Parent's or Merger Sub's obligations under this Agreement.

        Section 5.05    Information Supplied.     None of the information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement or any other document to be filed with the SEC in connection herewith, including the Other Filings, will not, in the case of the Proxy Statement, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders' Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Company's stockholders or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein. All Other Filings that are filed by Parent or Merger Sub will comply as to form in all material respects with the requirements of the Exchange Act.

        Section 5.06    Absence of Litigation.     As of the date of this Agreement, there is no Action pending or, to the Knowledge of Parent, threatened, against Parent or any of its Subsidiaries or any of their respective properties or assets before any Governmental Authority that would or seeks a result that could have a Parent Material Adverse Effect. As of the date of this Agreement, none of Merger Sub or Parent, or any of their affiliates is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of Parent, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would or seeks a result that could have a Parent Material Adverse Effect.

        Section 5.07    Financing.     On the Closing Date, Parent will have available to it sufficient funds to permit Parent and Merger Sub to pay the Merger Consideration and to consummate the Merger and all of the Contemplated Transactions, including the payment of all related fees and expenses.

        Section 5.08    Guarantee.     Concurrently with the execution of this Agreement, Parent has delivered to the Company the Guarantee.

        Section 5.09    No Ownership of Company Capital Stock.     None of Parent or Merger Sub owns any Company Common Shares or other securities of the Company or any of its Subsidiaries.

        Section 5.10    Brokers.     No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger and the Contemplated Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

        Section 5.11    No other Representations and Warranties.     Parent and Merger Sub acknowledge that the Company makes no representations or warranties as to any matter whatsoever except as expressly set forth in this Agreement and specifically (but without limiting the generality of the foregoing) that the Company makes no representations or warranties with respect to (i) any projections, estimates or budgets delivered to or made available to Parent or Merger Sub (or any of their respective Affiliates or representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company, its Subsidiaries and the Related Entities or (ii) the future business and operations of the Company, its Subsidiaries and the Related Entities.

ARTICLE VI
COVENANTS RELATING TO CONDUCT OF BUSINESS

        Section 6.01    Conduct of Business by the Company Pending the Merger.     Except as (v) required by applicable Law or a Governmental Authority; (x) expressly required by this Agreement, (y) expressly set forth in Item 6.01 of the Disclosure Letter; or (z) consented to by the Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement may be terminated in accordance with its terms), the Company shall, and shall cause each of its Subsidiaries and the Related Entities to, in all material respects, carry on its business in the ordinary course consistent with past practice and, to the extent consistent therewith, the Company, its Subsidiaries and the Related Entities shall use their respective commercially reasonable efforts (A) to preserve substantially intact their business organizations, (B) to keep available the services of their present officers and directors consistent with past practice and (C) to maintain in all material respects the current, existing relations and goodwill with tenants, joint venture partners, management companies, lenders, customers, suppliers and others having business dealings with them and, except as provided in clauses (v)-(z) above, during such period, the Company (i) shall not and (ii) shall not, directly or indirectly, permit or authorize any Subsidiary of the Company or any Related Entity to, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned; provided that with respect to the Related Entities, the Company shall use commercially reasonable efforts to cause the Related Entities to comply with the foregoing so long as such efforts do not conflict with the Company's or any of its Subsidiaries' obligations under the applicable Organizational Documents of the Related Entities and are consistent with the Company and its Subsidiaries' fiduciary duties to the Related Entities, provided further that for purposes of this Section 6.01, a failure of the Parent to respond to a written request for consent from the Company within seven (7) Business Days from the communication of such request shall be deemed to constitute consent to such request) take any of the following actions:

          (a)   authorize for issuance, issue or sell or agree or commit to issue or sell any shares of any class of capital stock or other equity interests of the Company, any of its Subsidiaries or any Related Entity, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or other equity interests, or any other ownership interest, of the Company, any of its Subsidiaries or any Related Entity;

          (b)   (i) reclassify, combine, split or subdivide any of Company's shares of capital stock or other equity securities of any of its Subsidiaries or any Related Entity or (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of any shares of capital stock of the Company, except for (A) regular monthly, cash dividends accruing at a rate not in excess of $0.00164384 per Company Common Share outstanding, per day, and pro rated for the period of ownership, declared and paid in the aggregate monthly, (B) dividends or distributions, declared, set aside or paid by any Subsidiary of the Company to the Company or any Subsidiary that is, directly or indirectly, wholly owned by the Company, (C) dividends or distributions by any Related Entity to the Company, any Subsidiary of the Company, another Related Entity or to the holders of interests in any Related Entity (1) of operating cash flow in accordance with the terms of such Related Entity's Organizational Documents, as of the date hereof, or (2) that are otherwise required by the terms of such Related Entity's Organizational Documents as of the date hereof, (D) the distribution listed on Item 6.01(b) of the Disclosure Letter, and (E) such distributions that are necessary for the Company to maintain its status as a REIT under the Code and avoid the imposition of corporate level Tax or excise Tax under Section 4981 of the Code;

          (c)   except to the extent required to comply with applicable law or as set forth on Item 6.01(c) of the Disclosure Letter, adopt or propose any amendment to the Company Charter, the Company Bylaws or the Organizational Documents;

          (d)   acquire (by merger, consolidation, purchase of stock or assets or otherwise), or agree to so acquire, in a single transaction or in a series of related transactions, any Person, entity or division thereof, or otherwise acquire or agree to acquire any assets outside the ordinary course consistent with past practice (it being understood that this clause (d) shall not apply to capital expenditures by the Company, which shall be covered by clause (e) below) except as provided in Section 7.04 or as set forth on Item 6.01(d) of the Disclosure Letter;

          (e)   authorize, or enter into any commitment for, any new material capital expenditure (such authorized or committed new material capital expenditures being referred to hereinafter as the "Capital Expenditures") relating to the Company Properties other than (i) Capital Expenditures identified in the Company's 2007 operating and capital budget attached to Item 6.01(e) of the Disclosure Letter (the "2007 Budget"), (ii) individual Capital Expenditures not exceeding $50,000 in the aggregate, (iii) Capital Expenditures listed or identified on Item 6.01(e) of the Disclosure Letter, (iv) Capital Expenditures as reasonably determined by the Company to be necessary to keep the Company Properties in working order, to comply with Laws, and (v) to repair and/or prevent damage to any of the Company Properties in the event of an emergency situation, and (vi) Capital Expenditures approved or requested by Parent;

          (f)    initiate or consent to any material zoning reclassification of any owned or material leased Company Properties or an material change to any approved site plan, special use permit, planned unit development approval or other land use entitlement affecting any owned or material leased Company Properties;

          (g)   acquire, or enter into any option, commitment or agreement to acquire, any real property;

          (h)   dispose of any Company Property or, other than for transactions that are in the ordinary course of business or pursuant to Contracts in effect prior to the date of this Agreement, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, stock or assets or otherwise), or agree to transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of, any entity, business or material assets except as reasonably required, in the opinion of the Company's tax counsel, to maintain the Company's status as a REIT;

          (i)    incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person for borrowed money, except for (i) indebtedness for borrowed money as a result of draws under the Company's Revolving Credit Facility in the ordinary course of business and based on terms that exist as of the date hereof and (ii) as set forth on Item 6.01(i) of the Disclosure Letter;

          (j)    modify the terms of the Company's Revolving Credit Facility or modify the terms of or refinance mortgage indebtedness secured by one or more Company Properties except as set forth in Item 6.01(j) of the Disclosure Letter, modify the terms of the Company's Revolving Credit Facility or modify the terms of or refinance mortgage indebtedness secured by one or more Company Properties; provided, however, that in connection with any modification or refinancing set forth in Item 6.01(j) of the Disclosure Letter (a "Permitted Refinancing"), (i) each of the Company, its Subsidiaries and the Related Entities, as applicable, shall bear its own costs in connection with the negotiation and execution of definitive agreements relating to such Permitted Refinancing, (ii) each of the Company, its Subsidiaries and the Related Entities, as applicable, shall negotiate in good faith and exercise commercially reasonable efforts, taking into account then current market conditions, to obtain terms for the Permitted Refinancing that are at least as favorable as those set forth in the letter from Deutsche Bank attached to Item 6.01(j) of the Disclosure Letter, (iii) none of the Company, any of its Subsidiaries or any of the Related Entities may modify the terms of the Revolving Credit Facility or modify or refinance terms of any mortgage indebtedness secured by any Company Property without first consulting with Parent on such terms, and (iv) none of the terms of any modification to the Revolving Credit Facility or any Permitted Refinancing shall include provisions for the payment of any prepayment fees or prepayment penalties;

          (k)   make any loans, advances or capital contributions to, or investments in, any other Person (other than the Company, or any direct or indirect wholly-owned Subsidiary of the Company or any Related Entity), except (i) any loans, advances or capital contributions incurred in the ordinary course of business consistent with past practice, pursuant to Contracts in effect prior to the execution of this Agreement or (ii) to fund Capital Expenditures set forth on Item 6.01(k) of the Disclosure Letter;

          (l)    (i) increase the salary, wages or other compensation payable or to become payable to or the fringe benefits of its directors or officers; (ii) hire any employees or (iii) enter into any employment, change in control, consulting or severance agreement with, or establish, adopt, enter into or amend any Benefit Plan, Incentive Plan, bonus, profit sharing, thrift, stock option, restricted stock, pension, retirement, deferred compensation, employment, change in control, termination or severance plan, agreement, policy or arrangement for the benefit of, any director, officer or employee of the Company, except, in each case, as may be required by the terms of any such plan, agreement, policy or arrangement existing on the date hereof or to comply with applicable Law;

          (m)  except as may be required by GAAP, as a result of a change in Law or SEC rule, regulation or interpretation, make any material change in its method of accounting;

          (n)   except to the extent necessary to maintain the Company's status as a REIT under the Code or to qualify or preserve the status of any Subsidiary of the Company or any Related Entity as a partnership or disregarded entity for federal income tax purposes, (i) make, change or revoke any material Tax election, (ii) settle or compromise any material federal, state, local or foreign Tax liabilities or waive or extend the statute of limitations with respect to any Taxes of Company, any of its Subsidiaries or any of the Related Entities; or (iii) enter into, or permit any of the Company's Subsidiaries or any Related Entity to enter into, any Tax Protection Agreement;

          (o)   waive, release, settle or compromise any pending or threatened suit, action, claim, arbitration, mediation, inquiry, proceeding or investigation against the Company, any of its Subsidiaries or any of the Related Entities, other than as set forth on Item 6.01(o) of the Disclosure Letter, (i) unless the amounts paid or to be paid either (A) do not exceed $500,000 in aggregate for all such waivers, releases, settlements or compromises or (B) are fully covered by insurance coverage maintained by the Company, its Subsidiaries or the Related Entities, and (ii) with respect to the items set forth on Item 6.10(o) of the Disclosure Letter, none of the Company, any of its Subsidiaries or any of the Related Entities shall settle any of the matters set forth therein without the prior consent of the Parent if such settlement results in the Company, any of its Subsidiaries or any of the Related Entities paying or otherwise being liable for amounts greater than the amounts set forth on Item 6.10(o) of the Disclosure Letter;

          (p)   adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring or recapitalization of the Company, any of its Subsidiaries or the Related Entities;

          (q)   other than in the ordinary course of business or except as listed on Item 6.01(q) of the Disclosure Letter, modify or amend in any material respect or terminate any Material Contract or enter into any new contract or agreement that, if entered into prior to the date of this Agreement, would have been required to be listed in Item 4.18(a) of the Disclosure Letter as a Material Contract; provided, however, notwithstanding any disclosure on Item 6.01(g) of the Disclosure Letter, the Company shall not amend or modify any of the Minority Interests Acquisition Agreements without the prior consent of the Parent;

          (r)   pre-pay any long-term debt (which shall be deemed to include, without limitation, payments made in respect of any termination or settlement of any interest rate swap or other similar hedging instrument relating thereto, or repayments of mortgage indebtedness, or pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except as disclosed in Item 6.01(r) of the Disclosure Letter;

          (s)   fail to use commercially reasonable efforts to maintain in full force and effect the existing insurance policies, or to replace such insurance policies with reasonably comparable insurance policies, covering the Company, its Subsidiaries and the Related Entities and their respective properties, assets and businesses (unless such coverage cannot be maintained on substantially similar terms, in which case the Company shall consult with Parent);

          (t)    except as set forth in Item 6.01(t) of the Disclosure Letter, modify, amend or terminate, or grant any material consent under, any Contract with an Affiliate of the Company or modify any material relationship between the Company and its Affiliates, including the manner in which the Company and its Affiliates own or holds their respective assets;

          (u)   sell, transfer or otherwise dispose of any ownership interest in any Subsidiary of the Company or any Related Entity or create, establish, form or invest in any new subsidiary;

          (v)   make any payments or otherwise incur or accrue any liabilities in connection with the Merger and the Contemplated Transactions to Wachovia Capital Markets, LLC in an aggregate amount that is in excess of $2,866,000 (which such amount shall include the formulaic fee calculation therein plus normal and customary expenses as provided in the engagement letter between the Company and Wachovia Capital Markets, LLC relating to the Contemplated Transactions);

          (w)  make any payments or otherwise incur or accrue any liabilities in connection with the consummation of the transactions contemplated by the Minority Interests Acquisition Agreements in amounts that are in an aggregate amount that is in excess of $10,668,000;

          (x)   make any payments or otherwise incur or accrue any liabilities in connection with the Second Amended and Restated Advisory Services Agreement, dated February 1, 2005, between the Company and Boston Capital REIT Advisors, LLC ("BCRA"), as amended (the "BCRA Advisory Agreement") in (i) an aggregate amount that is in excess of $1,300,000 in connection with the Merger and the Contemplated Transactions as a disposition fee, plus (ii) an aggregate amount of $4,371,000 in connection with the termination of the BCRA Advisory Agreement;

          (y)   reinstate sales of Company Common Stock pursuant to the Company's Dividend Reinvestment Program or purchases or redemptions of Company Common Stock pursuant to the Company's Share Repurchase Program or otherwise; or

          (z)   announce an intention, enter into any contract or agreement or otherwise make a commitment, to do any of the foregoing.

        Section 6.02    Removal of Managers.     If, after using commercially reasonable efforts to cause the Related Entities to comply with the covenants set forth in Section 6.01 in all material respects, any of the Related Entities fails to so comply with the covenants set forth in Section 6.01 such that the conditions precedent in Section 8.02(b) would not be fulfilled (a "Defaulting Related Entity") due, in whole or in part, as a result of the failure of the managing member of the Defaulting Related Entity or any Affiliate of such managing member to comply with its obligations under the Defaulting Related Entity's Organizational Documents or applicable Management Agreement Documents, the Company shall, and shall cause the Subsidiaries to, (a) exercise their respective rights under the Defaulting Related Entity's Organizational Documents and, to the extent permitted by such Organizational Documents, remove the managing member of the Defaulting Related Entity and/or (b) terminate the Management Agreement Documents of any Affiliate of such removed managing member that had been engaged as a property manager of any Company Property held directly or indirectly by the Defaulting Related Entity, but only to the extent permitted by the applicable Management Agreement Documents (collectively, the "Removal and Termination"). Upon removal of any managing member of a Defaulting Related Entity and/or termination of its Affiliated property managers, the Company or one of its wholly-owned Subsidiaries shall (i) become the substitute managing member for the Defaulting Related Entity, (ii) comply with the terms of the Defaulting Related Entity's Organizational Documents, subject to compliance with the covenants set forth in Section 6.01, and/or (iii) otherwise perform (or engage a third party to perform) the functions of a property manager of the Defaulting Related Entity's Company Properties, subject to compliance with the covenants set forth in Section 6.01. Notwithstanding anything to the contrary in this Agreement, the Company shall not be deemed to be in breach of any covenant set forth in Section 6.01 or have breached any of its representations set forth in Article IV as a result of the Removal and Termination.

        Section 6.03    Other Actions.     Each party agrees that, between the date of this Agreement and the Effective Time, except as contemplated by this Agreement, such party shall not, directly or indirectly, without the prior written consent of the other parties hereto, take or cause to be taken any action that would reasonably be expected to materially delay consummation of the Merger or the Contemplated Transactions, or enter into any agreement or otherwise make a commitment, to take any such action.

ARTICLE VII
ADDITIONAL AGREEMENTS

        Section 7.01    Proxy Statement; Other Filings.     As promptly as practicable following the date of this Agreement, the Company shall prepare and file with the SEC the preliminary Proxy Statement, and each of the Company and Parent shall, or shall cause their respective Affiliates to, prepare and file with the SEC all Other Filings that are required to be filed by such party in connection with the Merger and the Contemplated Transactions. Each of the Company and Parent shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement or, to the extent applicable, the Other Filings, or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement. Each of the Company and Parent shall use its reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement or the Other Filings, and the Company shall use its reasonable efforts to cause the definitive Proxy Statement to be cleared by the SEC and mailed to the Company's stockholders as promptly as reasonably practicable. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Other Filings and shall provide Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or the Other Filings. If at any time prior to the Company Stockholders' Meeting, any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates, officers, or directors, shall be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings, so that the Proxy Statement or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. Notwithstanding anything to the contrary stated above, prior to the filing of the preliminary Proxy Statement, the filing and mailing of the final Proxy Statement, or the filing of the Other Filings (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent a reasonable opportunity to review and comment on such document or response and will include in such documents or responses all comments reasonably proposed by Parent, and to the extent practicable, the Company will provide Parent with the opportunity to participate in any substantive calls between the Company or any of its Representatives, and the SEC concerning the Proxy Statement.

        Section 7.02    Company Stockholders' Meeting.     The Company shall, in accordance with applicable Law and the Company Charter and Company Bylaws, duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournments or postponements thereof, the "Company Stockholders' Meeting"), as promptly as practicable (for the avoidance of doubt a forty-five (45) day solicitation period shall be deemed a prompt period of time) after the date that the Proxy Statement is cleared by the SEC, for the purpose of voting upon the approval of this Agreement, the Merger and the Contemplated Transactions. Except as may be permitted by Section 7.04(c), the Company Board shall recommend to holders of the Company Common Shares that they approve this Agreement, the Merger and the Contemplated Transactions and shall include such recommendations in the Proxy Statement. Except as may be permitted by Section 7.04(c) and subject to Section 7.04(d) and the duties of each of the Company's directors, the Company will use reasonable best efforts to solicit from its stockholders proxies in favor of the approval of this Agreement, the Merger and the Contemplated Transactions. Unless the Agreement shall have been terminated in accordance with Section 9.01, the Company shall hold the Company Stockholders' Meeting regardless of whether the Company Board has withdrawn or modified the Company Board Recommendation. The Company shall engage a nationally recognized proxy solicitor to assist in the solicitation of proxies from the Company's stockholders related to the Company Stockholder Approval.

        Section 7.03    Access to Information; Confidentiality.

          (a)   Subject to applicable Law, from the date hereof until the Effective Time, the Company shall and shall cause its Subsidiaries and the Related Entities and the officers, directors, employees, auditors and agents of the Company, its Subsidiaries and the Related Entities to afford Parent, following notice from Parent to the Company in accordance with this Section 7.03, reasonable access during normal business hours to the officers, employees, agents, properties, offices and other facilities, books and records of the Company and each of its Subsidiaries and shall make commercially reasonable efforts to afford such access with respect to the Related Entities. Notwithstanding the foregoing, neither Parent nor any of its representatives shall (i) contact or have any discussions with any of the property managers, the employees, agents, or representatives of the Company, its Subsidiaries or the Related Entities (other than the Company's executive officers, investment bankers or counsel), unless in each case Parent obtains the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed, (ii) contact or have any discussions with any of the landlords/sublandlords, tenants/subtenants, or licensors or franchisors of the Company, its Subsidiaries or the Related Entities, unless in each case Parent obtains the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed, (iii) damage any property or any portion thereof, or (iv) perform any onsite inspection, procedure or investigation (including any onsite environmental investigation or study) without the prior written consent of the Company which shall not be unreasonably withheld, conditioned, or delayed; provided, however, Parent agrees to indemnify and hold the Company and its Subsidiaries and Affiliates harmless for any damages, claims, or losses that Parent or its representatives cause in the course of or result from any inspection, procedure or investigation that Parent or its representatives perform pursuant hereto. Notwithstanding anything to the contrary in the foregoing, subject to the rights of any property manager, landlord/sublandlord or tenant/subtenant of any Company Property, so long as they do not unreasonably disrupt the operations of the Company, any of its Subsidiaries or any of the Related Entities, Parent and its representatives (including its financing sources) shall have the right to conduct, at Parent's expense, appraisal and environmental and engineering inspections of each of the Company Properties; provided that neither Parent nor its representatives (or financing sources) shall have the right to sample any environmental media (including soil, groundwater, surface water, air (including ambient and indoor air) or sediment) or any building material or perform any invasive testing procedure on any building or property. Subject to the foregoing, Parent shall schedule and coordinate all inspections with the Company and shall give the Company at least three (3) Business Days prior written notice thereof, setting forth the inspection that Parent or its representatives intend to conduct. The Company shall be entitled to have representatives present at all times during any such inspection. Notwithstanding the foregoing, neither the Company, any of its Subsidiaries or the Related Entities shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Company, its Subsidiaries or the Related Entities or contravene any Law or binding agreement.

          (b)   Notwithstanding any provision in this Agreement to the contrary, but subject to applicable Law, the Purchaser Parties shall not contact any governmental official or representative regarding hazardous materials on or the environmental condition of a Company Property without the Company's prior written consent thereto, such consent to be granted in the Company's reasonable discretion. In addition, if Company's consent is obtained by the Purchaser Parties, Company shall be entitled to receive at least five (5) days prior written notice of the intended contact and to have a representative present when any of the Purchaser Parties' has any such contact with any governmental official or representative.

          (c)   All information obtained by Parent pursuant to this Section 7.03 and pursuant to the confidentiality agreement, dated July 2, 2007 (the "Confidentiality Agreement"), between Parent and the Company, shall be kept confidential in accordance with the Confidentiality Agreement.

        Section 7.04    No Solicitation of Transactions.

          (a)   Subject to Section 7.04(c), none of the Company and its Subsidiaries or any of their respective Affiliates shall, nor shall they authorize or permit any officer, manager, director, employee, or agent or any investment banker, financial advisor, attorney, accountant or other representative (collectively, the "Representatives") to, directly or indirectly, (i) solicit, cause, or initiate or knowingly encourage or knowingly facilitate (including by way of furnishing any information) any inquiries or offers with respect to or that may be reasonably expected to lead to, any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or that reasonably may be expected to lead to, or furnish to any Person any information with respect to, or otherwise cooperate with respect to, any Acquisition Proposal, (iii) accept an Acquisition Proposal or (iv) enter into any Contract that would require the Company to abandon the Merger or terminate this Agreement. Notwithstanding anything to the contrary in this Section 7.04, nothing contained in this Agreement shall prohibit the Company from, at any time prior to receipt of the Requisite Stockholder Vote, furnishing any information to, or entering into or participating in discussions or negotiations with, any Person that after the date hereof makes an unsolicited bona fide Acquisition Proposal in writing that did not otherwise result from a breach of this Section 7.04, if (i) the Company Board determines in good faith after consulting with its outside legal counsel and financial advisors of nationally recognized reputation that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal and (ii) prior to furnishing such non-public information to such Person, the Company (A) provides Parent with the information to be provided to such Person which Parent has not previously been provided, and (B) receives from such Person an executed confidentiality and standstill agreement no less favorable to the Company (i.e., no less restrictive with respect to the conduct of such Person) than the Confidentiality Agreement, if such Person is not already a party to such an agreement, it being understood that such confidentiality agreement need not prohibit the making, or amendment, of an Acquisition Proposal.

          (b)   The Company shall provide prompt (but in no event more than forty-eight (48) hours following receipt thereof) oral and written notice to Parent of the receipt of any Acquisition Proposal (including the identity of the Person making such Acquisition Proposal and the terms and conditions of the Acquisition Proposal), and thereafter shall promptly keep Parent fully informed of all material developments affecting the status and terms of any such Acquisition Proposal.

          (c)   Except as set forth in this Section 7.04(c), neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation, (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal or (iii) cause or authorize the Company, any of its Subsidiaries or any of the Related Entities to enter into any agreement with respect to any Acquisition Proposal (other than a confidentiality agreement in accordance with Section 7.04(a)).

  Notwithstanding the foregoing, at any time prior to receipt of the Company Stockholder Approval, (x) if the Company Board determines in good faith after consulting with its outside legal counsel that the failure to do so would be inconsistent with its duties to the Company's stockholders under applicable Law, then the Company Board may withdraw, or modify or change in a manner adverse to Parent, the Company Board Recommendation ("Change in Recommendation") and (y) in the case of any Change in Recommendation being made in response to an unsolicited bona fide written Acquisition Proposal (that did not otherwise result from a breach of this Section 7.04) that the Company Board has determined in good faith, after consultation with its independent financial advisor, is a Superior Proposal, the Company Board may approve and recommend such Superior Proposal and exempt the Person submitting such Superior Proposal from the restrictions contained in any state takeover or similar laws concurrently with terminating this Agreement pursuant to Section 9.01(h); provided, however, that such actions may only be taken at a time that is after (I) the fifth (5th) Business Day following Parent's receipt of written notice from the Company that the Company Board is prepared to take such action, (II) if at the end of such period, the Company Board determines in good faith, after taking into account all amendments or revisions proposed by Parent and after consultation with its independent financial advisors of national reputation, that such Acquisition Proposal remains a Superior Proposal (and the Company shall have negotiated in good faith with Parent during such five (5) Business Day period with respect to such amendments or revisions proposed by Parent), and (III) in the case of clause (iii), unless this Agreement shall have been terminated by the Company in accordance with Section 9.01(h). Any such written notice shall specify the material terms and conditions of such Acquisition Proposal, include the most current version of any agreement relating to such Acquisition Proposal (including any amendments, supplements or modifications thereto), identify the person making such Acquisition Proposal and state that the Company Board otherwise intends to make a Change in Recommendation (subject to compliance with this subsection (c)). During any such five (5) Business Day period, Parent shall be entitled to deliver to the Company a counterproposal to such Acquisition Proposal (a "Counterproposal") and Parent and the Company shall and shall cause its financial and legal advisors to, negotiate in good faith in respect of any such Counterproposal with the objective of reaching an agreement such that the relevant Acquisition Proposal is not a Superior Proposal. The parties hereto acknowledge and agree that any amendment to the financial terms or any other material amendment to any material term of an Acquisition Proposal which amendment affects the determination of whether the Acquisition Proposal is a Superior Proposal to any Counterproposal shall, upon the determination by the Company Board in its sole discretion, be treated as a new Acquisition Proposal for the purposes of this Section 7.04(c) (requiring a new written notice by the Company and a new three (3) Business Day period).

          (d)   Nothing contained in this Agreement shall prevent the Company or the Company Board from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or from making any other disclosure to the Company's stockholders required under applicable Law; provided that neither the Company nor the Company Board shall be permitted to recommend that the Company's stockholders tender any securities in connection with any tender or exchange offer (or otherwise approve, endorse or recommend any related Acquisition Proposal) or withdraw or modify the Company Board Recommendation unless, in each case, such tender or exchange offer constitutes a Superior Proposal and, in connection therewith, effects a change in all or a portion of the Company Board Recommendation.

          (e)   Upon execution of this Agreement, the Company shall, and shall cause its Subsidiaries and the Related Entities to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations with any Person conducted heretofore with respect to an Acquisition Proposal, use commercially reasonable efforts to obtain the return from all such Persons or cause the destruction of all copies of confidential information provided to such Persons in connection therewith and shall inform each of the Representatives of its obligations under this Section 7.04 and instruct each of them to act in a manner consistent with such obligations.

        Section 7.05    Section 16 Matters.     Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder ("Section 16") of Company Common Shares pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

        Section 7.06    Directors' and Officers' Indemnification and Insurance.

          (a)   Without limiting any additional rights that any manager, director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under the Organizational Documents, from and after the Effective Time, the Purchaser Parties, jointly and severally, shall: (i) indemnify and hold harmless each person who is at the date hereof, was previously, or during the period from the date hereof through the date of the Effective Time serving as a manager, director, officer, trustee or fiduciary of the Company, any of its Subsidiaries or any of the Related Entities and acting in its capacity as such or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) (collectively, the "Indemnified Parties") to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, in connection with any Claim and any losses, claims, damages, liabilities, costs, Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) relating to or resulting from such Claim; and (ii) promptly pay on behalf of or, within ten (10) Business Days after any request for advancement, advance to each of the Indemnified Parties, to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, any Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security, but subject to the Purchaser Parties' receipt of an undertaking by or on behalf of such Indemnified Party to repay such Expenses if it is ultimately determined under applicable Laws or any of the Organizational Documents that such Indemnified Party is not entitled to be indemnified); provided, however, that none of the Purchaser Parties or the Surviving Entity shall be liable for any amounts paid in settlement effected without Parent's or the Surviving Entity's prior written consent (which consent shall not be unreasonably withheld or delayed) and shall not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties and subject to the consent of Parent, which consent shall not be unreasonably conditioned, delayed or withheld) for all Indemnified Parties in any jurisdiction with respect to any single Claim. The indemnification and advancement obligations of the Purchaser Parties pursuant to this Section 7.06(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement, the Merger and the consummation of Contemplated Transactions, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who has ceased to be a director, officer, trustee, employee, agent, or fiduciary of the Company or any of its Subsidiaries after the date hereof and shall inure to the benefit of such person's heirs, executors and personal and legal representatives. As used in this Section 7.06(a): (x) the term "Claim" means any threatened, asserted, pending or completed Action, suit or proceeding or inquiry or investigation, whether instituted by any party hereto, any Governmental Authority or any other Person, that any Indemnified Party in good faith believes might lead to the institution of any Action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to such Indemnified Party's duties or service as a manager, director, officer, trustee, employee, agent or fiduciary of the Company, any of its Subsidiaries, any of the Related Entities or, to the extent such person is or was serving at the request or for the benefit of the Company, any of its Subsidiaries, any of the Related Entities, any other entity or any employee benefit plan (within the meaning of Section 3(3) of ERISA maintained by any of the foregoing at or prior to the Effective Time; and (y) the term "Expenses" means reasonable attorneys' fees and all other reasonable costs, expenses and obligations (including experts' fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 7.06(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party. No Purchaser Party shall settle, compromise or consent to the entry of any judgment in any actual or threatened Claim in respect of which indemnification has been sought by such Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Claim, or such Indemnified Party otherwise consents thereto.

          (b)   Without limiting the foregoing, the Purchaser Parties agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers, employees, agents or fiduciaries of the Company, any of its Subsidiaries or any of the Related Entities as provided in the Organizational Documents and indemnification agreements of the Company or any of its shall be assumed by the Surviving Entity in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of six (6) years from the Effective Time, the Surviving Entity Charter and the Surviving Entity Operating Agreement and the organizational documents of any applicable Subsidiary of the Company shall contain provisions no less favorable with respect to indemnification and limitations on liability of directors and officers than are set forth in the Organizational Documents, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, trustees, employees, agents or fiduciaries of the Company, any of its Subsidiaries or any of the Related Entities, unless such modification shall be required by applicable Law and then only to the minimum extent required by applicable Law.

          (c)   Prior to the Effective Time, the Company may purchase a "tail" insurance policy (which policy by its express terms shall survive the Merger), of at least the same coverage and amounts and containing terms and conditions that are no less favorable to the directors, officers, employees, agents or fiduciaries of the Company or any of its Subsidiaries as the Company's and its Subsidiaries' existing policy or policies, for the benefit of the current and former directors, officers, employees, agents or fiduciaries of the Company and each Subsidiary of the Company with a claims period of six (6) years from the Effective Time with respect to directors' and officers' liability insurance for Claims arising from facts or events that occurred on or prior to the Effective Time; provided, however, that in no event shall the aggregate premium payable for such "tail" insurance policy for its entire period exceed $410,000 (such amount being the "Maximum Premium"). If the Company is unable to obtain the "tail" insurance described in the first sentence of this Section 7.06(c) for an amount equal to or less than the Maximum Premium, the Company shall be entitled to obtain as much comparable "tail" insurance as possible for an amount equal to the Maximum Premium. If the Company is unable to purchase such "tail" insurance contemplated in the two preceding sentences, the Purchaser Parties shall, at the Company's request, purchase a "tail" insurance of at least the same coverage and amounts and containing terms and conditions no less favorable to directors, officers, employees, agents, or fiduciaries of the Company or any of its Subsidiaries as the Company's and its Subsidiaries' existing policy or policies for the benefit of the current and former directors, officers, employees, agents or fiduciaries of the Company or any Subsidiary of the Company with a claims period of six (6) years from the Effective Time; provided, however, that in no event shall the Purchaser Parties be required to pay more than the Maximum Premium as the aggregate premium for such "tail" insurance policies for its entire period, in which case the Purchaser Parties will obtain as much comparable "tail" insurance as possible for an amount equal to the Maximum Premium.

          (d)   If any of the Purchaser Parties or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving entity, partnership or other entity of such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Purchaser Parties or Surviving Entity, as applicable, assumes the obligations set forth in this Section 7.06.

          (e)   Parent shall cause the Surviving Entity to perform all of the obligations of the Surviving Entity under this Section 7.06 and the parties acknowledge and agree that Parent guarantees the payment and performance of the Surviving Entity's obligations pursuant to this Section 7.06.

          (f)    The provisions of this Section 7.06 are intended to be for the express benefit of, and shall be enforceable by, each Indemnified Person (who are intended to be third party beneficiaries of this Section 7.06), his or her heirs and his or her personal representatives, shall be binding on all successors and assigns of Parent, the Company and the Surviving Entity and shall not be amended in a manner that is adverse to the Indemnified Persons (including their successors, assigns and heirs) without the prior written consent of the Indemnified Person (including the successors, assigns and heirs) affected thereby. The exculpation and indemnification provided for by this Section shall not be deemed to be exclusive of any other rights to which an Indemnified Person is entitled, whether pursuant to applicable Law, contract or otherwise.

        Section 7.07    Minority Interests; BCRA and Third Party Arrangements.

          (a)   The Company shall take or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary to (i) consummate the acquisition of all Minority Interests such that each of the Partially Owned Joint Ventures shall become a wholly-owned Subsidiary of the Company as of the Closing Date, on terms and conditions described in the Minority Interests Acquisition Agreements attached to Item 4.02(c) of the Disclosure Letter, (ii) terminate the BCRA Advisory Agreement, effective as of the Closing Date, on the terms and conditions described in the BCRA Advisory Agreement, (iii) send termination notices with respect to the Management Agreement Documents, such notices to be delivered no later than the Closing Date, (iv) consummate the acquisition or restructuring of BCMR Seattle, a Limited Partnership, a Massachusetts limited partnership or otherwise redeem the interests of BCMR Inc. in BCMR Seattle, a Limited Partnership, for no consideration and (v) redeem the interests of BCMR Special Inc. in BC-GFS LLC for no consideration. The Company shall keep Parent informed on a current basis with respect to all material activity concerning the status of the acquisition of the Minority Interests by the Company or any of its wholly-owned Subsidiaries and the termination of the BCRA Advisory Agreement and the delivery of notices with respect to the Management Agreement Documents. Notwithstanding anything to the contrary in this Agreement, the Company shall not amend or alter, or agree to amend or alter, any of the Minority Interests Acquisition Agreements, the BCRA Advisory Agreement or the Management Agreement Documents without the prior written consent of the Parent.

          (b)   On the Closing Date, to the extent that the Company provides the Parent with written notice that (x) all of the conditions to closing set forth in Section 8.02(d), other than clauses (i) and (ii) of Section 8.02(d), have been satisfied or irrevocably waived, and that (y) the Company can not satisfy the conditions set forth in clauses (i) and (ii) of Section 8.02(d) solely because it has insufficient funds to pay the amounts required in order for such conditions to be satisfied, then the Merger Sub shall loan the Company such additional funds as may be required in order for the conditions set forth in clauses (i) and (ii) of Section 8.02(d) to be satisfied on the Closing Date. Such loans shall be extinguished as a result of the Merger and the amount of any extinguished loans shall be deemed to be additional consideration in connection with the deemed asset sale (but shall not be treated as additional Merger Consideration to the holders of Company Common Shares).

        Section 7.08    Further Action; Reasonable Efforts.

          (a)   Except as otherwise provided in Section 7.01, upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions with respect to this Agreement and the Merger, if required, and (ii) use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the Contemplated Transactions as soon as practicable, including using its commercially reasonable efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and its Subsidiaries as are necessary, proper or advisable for the consummation of the Merger and the Contemplated Transactions and to fulfill the conditions to the Merger or (ii) required to prevent a Company Material Adverse Effect; provided, however, that this Section 7.08(a) shall not require any party hereto to waive any condition for its benefit or any performance hereunder by another party.

          (b)   The parties hereto agree to cooperate and assist one another in connection with all actions to be taken pursuant to Section 7.08(a), including the preparation and making of the filings referred to therein and, if requested, amending or furnishing additional information thereunder, including, subject to applicable Law and the Confidentiality Agreement, providing copies of all related documents to the non filing party and their advisors prior to filing, and, to the extent practicable, neither of the parties will file any such document or have any communication with any Governmental Authority without prior consultation with the other party. Each party shall keep the other apprised of the content and status of any communications with, and communications from, any Governmental Authority with respect to the Merger and the Contemplated Transactions. To the extent practicable and permitted by a Governmental Authority, each party hereto shall permit representatives of the other party to participate in meetings and calls with such Governmental Authority. None of the parties shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Merger or Contemplated Transactions at the behest of any Governmental Authority without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

          (c)   Each of the parties hereto agrees to cooperate and use its commercially reasonable efforts to defend through litigation on the merits any Action, including administrative or judicial Action, asserted by any party in order to avoid the entry of, or to have vacated, lifted, reversed, terminated or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that in whole or in part restricts, delays, prevents or prohibits consummation of the Merger and the Contemplated Transactions, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.

          (d)   The Company shall use its commercially reasonable efforts to obtain any third party consents (i) necessary, proper or advisable to consummate the Merger and the Contemplated Transactions or (ii) required to prevent a Company Material Adverse Effect from occurring prior to the Effective Time. In the event that the Company shall fail to obtain any third party consent described above, the Company shall use its commercially reasonable efforts and shall take such actions as are reasonably requested by Parent, to minimize any adverse effect upon the Purchaser Parties and the Company and their respective businesses resulting, or which would reasonably be expected to result, after the Effective Time from the failure to obtain such consent. Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than a Governmental Authority) in connection with this Agreement, the Merger or the Contemplated Transactions (i) unless required by the applicable agreement, without the prior written consent of Parent which shall not be unreasonably withheld or delayed, none of the Company, any of it Subsidiaries nor any Related Entity shall pay or commit to pay such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person and (ii) none of the Purchaser Parties or their respective Affiliates shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration make any commitment or incur any liability or other obligation. Notwithstanding the foregoing, Parent acknowledges that the provisions of Section 7.11 set forth the only obligations of the Company, its Subsidiaries and the Related Entities with respect to the Refinancing.

        Section 7.09    Transfer Taxes.     The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, license, excise, custom or duty, transfer, value added, stock transfer and stamp taxes, and transfer, recording, registration and other fees and any similar taxes that become payable in connection with the Merger and the Contemplated Transactions (together with any related interest, penalties or additions to Tax, "Transfer Taxes") and shall cooperate in attempting to minimize the amount of the Transfer Taxes. From and after the Effective Time, the Surviving Entity shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of the Company Common Shares and the Options, all Transfer Taxes.

        Section 7.10    Public Announcements.     The parties hereto agree that no public release or announcement concerning the Merger or the Contemplated Transactions shall be issued by a party without the prior consent of the other parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by Law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other parties reasonable time to comment on such release or announcement in advance of such issuance. The parties have agreed upon the form of a joint press release announcing the Merger and the execution of this Agreement.

        Section 7.11    Refinancing of Existing Mortgages.     The Company acknowledges that Parent may seek to assume or refinance mortgage indebtedness secured by one or more Company Properties (collectively, the "Refinancing"). The Company agrees to provide, and shall cause its Subsidiaries and the Related Entities to provide, all commercially reasonable cooperation in connection with the arrangement of the Refinancing as may be reasonably requested by Parent; provided, however, that none of the Company, its Subsidiaries or Related Entities shall be required to pay any fees (including commitment or other similar fees) or incur any other liability in connection with the Refinancing prior to the Effective Time and none of the Company, any of its Subsidiaries or any of the Related Entities shall be required to take any such actions prior to thirty (30) days prior to the Closing Date. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company, any of its Subsidiaries or any of the Related Entities in connection with such cooperation. Parent shall indemnify and hold harmless the Company, its Subsidiaries, the Related Entities and their respective Representatives for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Refinancing and any information utilized in connection therewith. All non-public or otherwise confidential information regarding the Company, its Subsidiaries and the Related Entities obtained by the Purchaser Parties and their representatives pursuant to this Section 7.11 shall be kept confidential in accordance with the Confidentiality Agreement, except for such information contained in any offering memorandum consented to by the Company (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, Parent acknowledges and agrees that the consummation of the Merger and the Contemplated Transactions is not conditioned upon the Refinancing.

        Section 7.12    Tax Matters.     During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Subsidiary to,

          (a)   prepare and timely file all material Tax Returns required to be filed by the Company or any Subsidiary after the date hereof ("Post-Signing Returns") in a manner consistent with past practice, except as otherwise required by applicable Laws;

          (b)   timely pay all Taxes due and payable by the Company or any of its Subsidiaries in respect of such Post-Signing Returns that are so filed, other than those being contested in good faith for which appropriate reserves have been made;

          (c)   accrue a reserve in the books and records and financial statements of the Company in accordance with past practice for all projected Taxes payable by the Company for which no Post-Signing Return is due prior to the Effective Time; and

          (d)   promptly notify Parent of any Actions pending against or with respect to the Company in respect of any Tax and not settle or compromise any such Action without Parent's prior written consent.

        Section 7.13    Resignations.     The Company shall use its reasonable best efforts to obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation, effective as of the Effective Time, of those directors of the Company or any of Subsidiary of the Company designated by Parent in writing at least five (5) Business Days prior to the Closing.

        Section 7.14    Takeover Statutes.     If any takeover statute is or becomes applicable to this Agreement, the Merger or the Contemplated Transactions, each of the parties and their respective boards of directors (or managing members or general partners, as applicable) shall (a) take all necessary action to ensure that the Merger and the Contemplated Transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (b) otherwise act to eliminate or minimize the effects of such takeover statute.

        Section 7.15    Notification of Certain Matters.     Subject to applicable Laws and the instructions of any Governmental Authority, each of the Company and the Purchaser Parties shall keep the other apprised of the status of matters relating to completion of the Merger and the Contemplated Transactions, including promptly furnishing the other with copies of notices or other communications received by the Purchaser Parties or the Company, as the case may be, or any of its Subsidiaries, from any third Person and/or any Governmental Authority with respect to the Merger and the Contemplated Transactions.

        Section 7.16    Post-Closing Tax Returns.     The Surviving Entity shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries for all periods ending on or before the Closing Date that are filed after the Closing Date. The Surviving

Entity shall prepare all such Tax Returns consistent with the past practices of the Company except as required by applicable law.

ARTICLE VIII
CONDITIONS TO THE MERGER

        Section 8.01    Conditions to the Obligations of Each Party.     The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver in writing of the following conditions:

          (a)   Company Stockholder Approval shall have been obtained.

          (b)   All approvals, authorizations and consents of Governmental Authorities required to consummate the Merger shall have been obtained and remain in full force and effect, and all waiting periods and any extension thereof relating to such approvals, authorizations and consents shall have expired or been terminated.

          (c)   No Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which is then in effect and makes consummation of the Merger illegal or prohibits consummation of the Merger.

        Section 8.02    Conditions to the Obligations of Parent and Merger Sub.     The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) in writing of the following additional conditions:

          (a)   The representations and warranties of the Company contained in this Agreement that (i) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" set forth in such representations and warranties) would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided that, notwithstanding the foregoing, the representations and warranties of the Company in Sections 4.03, 4.04 and 4.22 shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as if made on the Closing Date (in each case except to the extent they expressly relate to an earlier date, in which case as of such earlier date).

          (b)   The Company shall, in all material respects, have performed all obligations and complied with, in all material respects, each of its agreements and covenants to be performed or complied with by it under this Agreement on or prior to the Effective Time; provided, however the Company shall have performed all obligations and complied with, in all respects, each of the Expense and Finance Covenants as of the Effective Time.

          (c)   Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company and certifying as to the satisfaction of the conditions specified in Sections 8.02(a) and 8.02(b).

          (d)   On or prior to the Closing Date, (i) the BCRA Advisory Agreement shall have been terminated in full, effective no later than the Closing Date, (ii) all of the Minority Interests shall have been obtained by the Company or one of its wholly-owned Subsidiaries such that each of the Partially Owned Joint Ventures becomes a direct or indirect wholly-owned Subsidiary of the Company, effective as of the Effective Time pursuant to transfer documents that are in form and substance reasonably satisfactory to the Parent, (iii) the Company shall have delivered the notices to terminate each of the Management Agreement Documents as provided by Section 7.07 on or prior to the Closing Date, (iv) the Company shall have consummated the acquisition or restructuring of BCMR Seattle, a Limited Partnership, a Massachusetts limited partnership, effective as of the Closing Date, and (v) the Company shall have redeemed the interests of BCMR Special Inc. in BC-GFS LLC, effective as of the Closing Date, and Parent shall receive evidence reasonably satisfactory to it that all such actions have been taken on or prior to the Closing Date.

          (e)   Holders of not more than ten percent (10%) of the issued and outstanding Company Common Shares on an aggregate basis shall be entitled to the rights provided under the Dissenter's Rights Provisions.

          (f)    Parent shall have received an opinion of Goodwin Procter LLP, dated as of the Closing Date in the form attached hereto as Exhibit C, to the effect that for all taxable periods commencing with January 1, 2005 through and including the Closing Date, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code (which opinion shall be based upon customary representations made by the Company and shall be subject to customary assumptions, limitations and qualifications).

          (g)   On the Closing Date, there shall not exist any event, change or occurrence arising after the date of this Agreement that, individually or in the aggregate, has had a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by an officer of the Company, dated the Closing Date, to the foregoing effect.

        Section 8.03    Conditions to the Obligations of the Company.     The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver in writing (where permissible) of the following additional conditions:

          (a)   The representations and warranties of Parent and Merger Sub in this Agreement that (i) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to "materiality" or "Parent Material Adverse Effect" set forth in such representations and warranties) would not have a Parent Material Adverse Effect.

          (b)   Each of Parent and Merger Sub shall in all material respects, have performed all obligations and complied with, in all material respects, each of its agreements and covenants to be performed or complied with by it under this Agreement on or prior to the Effective Time.

          (c)   Parent shall have delivered to the Company a certificate, dated the date of the Effective Time, signed by an officer of the Parent and certifying as to the satisfaction of the conditions specified in Sections 8.03(a) and 8.03(b).

ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER

        Section 9.01    Termination.     This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval, as follows (the date of any such termination, the "Termination Date"):

          (a)   by mutual written consent of Parent and the Company;

          (b)   by either Parent or the Company if the Effective Time shall not have occurred on or before 11:59 p.m., Eastern Time, March 31, 2008 (the "Drop Dead Date"); provided, however, that (i) the Drop Dead Date may be extended by the Company by an additional thirty (30) days if all of the conditions to closing set forth in Section 8.02, other than Section 8.02(d)(ii), have been satisfied on or prior to the Drop Dead Date of March 31, 2008, and (ii) the right to terminate this Agreement under this Section 9.01(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement or materially contributed to, or resulted in, the failure of the Effective Time to occur on or before such date;

          (c)   by either Parent or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling or taken any other action (including the failure to have taken an action) which, in either such case, has become final and non-appealable and makes consummation of the Merger illegal or otherwise prohibits consummation of the Merger ("Governmental Order"); provided, however, that the terms of this Section 9.01(c) shall not be available to any party unless such party shall have used its reasonable best efforts to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to the Merger, as applicable;

          (d)   by Parent if each of it and Merger Sub is not in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of the Company herein are or become untrue or incorrect such that the condition set forth in Section 8.02(a) would be incapable of being satisfied by the Drop Dead Date or (ii) there has been a breach on the part of the Company of any of its covenants or agreements herein such that the condition set forth in Section 8.02(b) would be incapable of being satisfied by the Drop Dead Date;

          (e)   by the Company if it is not in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of Parent and Merger Sub herein are or become untrue or inaccurate such that the condition set forth in Section 8.03(a) would be incapable of being satisfied by the Drop Dead Date or (ii) there has been a breach on the part of Parent and Merger or any of their respective covenants or agreements herein such that the conditions set forth in Section 8.03(b) would be incapable of being satisfied by the Drop Dead Date.

          (f)    by either the Company or Parent if the Company Stockholder Approval is not obtained at the Company Stockholders' Meeting;

          (g)   by Parent if (i) the Company Board shall have approved, endorsed or recommended any Acquisition Proposal, (ii) the Company Board has effected a Change in Recommendation, (iii) the Company enters into an agreement with respect to an Acquisition Proposal (other than a confidentiality agreement entered into in compliance with Section 7.04(a)), (iv) a tender offer or exchange offer relating to the Company Common Shares and constituting an Acquisition Proposal shall have been commenced by a third party prior to obtaining the Company Stockholder Approval and the Company Board shall not have recommended that the Company's stockholders reject such tender or exchange offer within ten (10) Business Days following commencement thereof or, in the event of any change in the terms of the tender offer, within ten (10) Business Days of the announcement of such changes, (it being understood that, for these purposes, taking no position with respect to acceptance or rejection of such tender or exchange offer by the Company's stockholders, shall constitute a failure to recommend rejection of such tender or exchange offer) or (v) the Company or the Company Board publicly announces its intention to do any of the foregoing; or

          (h)   by the Company, at any time prior to obtaining the Company Stockholder Approval, if the Company Board has approved an Acquisition Proposal and authorized the Company to enter into a definitive agreement for the implementation of a Superior Proposal and the Company pays to Parent the Company Termination Fee simultaneously with the termination (any purported termination pursuant to this Section 9.01(h) shall be void and of no force or effect unless the Company shall have made such payment); provided, however, that the right to terminate this

  Agreement under this Section 9.01(h) shall not be available to the Company if it has breached it obligations under Section 7.04 in any material respect.

        Section 9.02    Effect of Termination.     In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void and of no further force or effect and the Merger and the Contemplated Transactions shall be abandoned without any further action on the part of any party hereto, and there shall be no liability under this Agreement on the part of any party hereto except that (a) the provisions of Section 7.03(c), Section 7.09, this Section 9.02, Section 9.03 and Article X shall survive any such termination and (b) the Guarantee referred to in Section 5.08 shall continue to survive in accordance with the terms set forth therein; provided, however, that nothing herein shall relieve any party hereto from liability for any fraud or willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.

        Section 9.03    Fees and Expenses.

          (a)   Except as otherwise set forth in this Section 9.03, all expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

          (b)   The Company agrees that if this Agreement shall be terminated:

              (i)  by Parent or the Company pursuant to Section 9.01(b) or Section 9.01(f), and (A) at or prior to the Termination Date, an Acquisition Proposal shall have been publicly announced that is not subsequently withdrawn prior to the earlier of the date of the Company Stockholder Meeting and such Termination Date, and (B) concurrently with such termination or within twelve (12) months following the Termination Date, the Company enters into an agreement with respect to any Acquisition Proposal, or any Acquisition Proposal is consummated, then the Company shall pay to Parent the Company Termination Fee upon the earlier of the entry into such agreement or the consummation of the Acquisition Proposal (and for purposes of this Section 9.03(b)(i) "50%" shall be substituted for "20%" and "80%" in the definition of Acquisition Proposal); or

             (ii)  by Parent pursuant to Section 9.01(g) or the Company pursuant to Section 9.01(h), then the Company shall pay to Parent the Company Termination Fee (and with respect to a termination pursuant to Section 9.01(h), such payment shall be made before or currently with such termination and shall be a condition to the effectiveness of such termination).

          (c)   Except as otherwise specified in Section 9.03(b), the Company Termination Fee shall be paid by the Company as directed by Parent in writing in immediately available funds within four (4) Business Days after the date of the event giving rise to the obligation to make such payment.

          (d)   For purposes of this Agreement, "Company Termination Fee" means an amount equal to $4,000,000.

          (e)   If this Agreement is terminated by the Company pursuant to Section 9.01(e), Parent shall pay to the Company within four (4) Business Days after the date of termination all reasonable out-of-pocket costs and expenses, including the reasonable fees and expenses of lawyers, accountants, consultants, financial advisors, lenders and investment bankers incurred by the Company and its Subsidiaries from July 2, 2007 to the date of termination in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder (but excluding any Transfer Taxes and any expenses payable under Section 7.10(d) hereof) (the "Company Expenses") up to an aggregate maximum amount of $1,500,000. If this agreement is terminated by Parent pursuant to Section 9.01(d), the Company shall pay to Parent, within four (4) Business Days after the date of termination, all reasonable out-of-pocket costs and expenses including, the reasonable fees and expenses of lawyers, accountants, consultants, financial advisors, lenders and investment bankers, incurred by Parent from July 2, 2007 to the date of termination in connection with the entering into this Agreement and the carrying out of any and all acts contemplated hereunder up to an aggregate maximum amount of $1,500,000 (the "Parent Expenses"). The payment of expenses set forth in this Section 9.03(e) is not an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto (whether at law or in equity), and in no respect is intended by the parties hereto to constitute liquidated damages, or be viewed as an indicator of the damages payable, or in any other respect limit or restrict damages available in case of any breach of this Agreement

          (f)    Each of the Company and Parent acknowledges that the agreements contained in this Section 9.03 are an integral part of the Merger and the Contemplated Transactions. In the event that the Company shall fail to pay the Company Termination Fee or Parent Expenses when due or Parent shall fail to pay the Company Expenses when due, the Company or Parent, as the case may be, shall reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such other party (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.03.

        Section 9.04    Waiver.     At any time prior to the Effective Time, the Company, on the one hand, and Parent and Merger Sub, on the other hand, may (a) extend the time for the performance of any obligation or other act of the other party, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of the other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Company or Parent (on behalf of Parent and Merger Sub). The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE X
GENERAL PROVISIONS

        Section 10.01    Non-Survival of Representations and Warranties.     The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time.

        Section 10.02    Notices.     All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier, by facsimile (providing confirmation of transmission) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

if to Parent or Merger Sub:
c/o BPG Properties LTD 770 Township Line Road, Suite 150 Yardley, PA 19067
Telecopier No: (215) 575-2323
Attention:	Steve Pogarsky Vice President—Multifamily Acquisitions

with a copy to:
BPG Properties LTD 770 Township Line Road, Suite 150 Yardley, PA 19067
Telecopier No: (215) 569-0329
Attention:	Loretta Kelly, Esq. General Counsel
and
Pepper Hamilton LLP 3000 Two Logan Square Eighteenth & Arch Streets Philadelphia, PA 19103
Telecopier No: (215) 981-4750
Attention:	Michael H. Friedman, Esq. Brian M. Katz, Esq.
If to the Company:
Boston Capital Real Estate Investment Trust, Inc. One Boston Place, Suite 2100 Boston, MA Telecopier No: (617) 624-8999
Attention:	Jeffrey Goldstein President, Chief Operating Officer with copies to:
Goodwin Procter LLP Exchange Place 53 State Street Boston, MA 02109 Telecopier No: (617) 523-1231
	Attention:	Gilbert G. Menna, Esq. Suzanne D. Lecaroz, Esq.

        Section 10.03    Severability.     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger or the Contemplated Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger or the Contemplated Transactions be consummated as originally contemplated to the fullest extent possible.

        Section 10.04    Amendment.     This Agreement may be amended by the parties hereto at any time prior to the Effective Time; provided, however, that, after the Company Stockholder Approval, no amendment may be made without further stockholder approval which, by Law, requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

        Section 10.05    Entire Agreement; Assignment.     This Agreement, the Disclosure Letter, the Guarantee and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Merger Sub may assign this Agreement to any direct or indirect wholly owned subsidiary of Parent but no such assignment shall relieve the assigning party of its obligations hereunder if the assignee does not perform its obligations.

        Section 10.06    Remedies; Specific Performance.     The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

        Section 10.07    Parties in Interest.     This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than the right of the holders of Company Common Shares and Options to receive the consideration described in Article III.

        Section 10.08    Governing Law; Forum.     This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Maryland state or federal court. The parties hereto hereby (a) submit to the exclusive jurisdiction of any Maryland state or federal court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement, the Merger and the Contemplated Transactions may not be enforced in or by any of the above named courts.

        Section 10.09    Headings.     The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

        Section 10.10    Counterparts.     This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        Section 10.11    Waiver of Jury Trial.     Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement, the Merger or the Contemplated Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement, the Merger and the Contemplated Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.11.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

        IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BOSTON CAPITAL REAL ESTATE INVESTMENT TRUST, INC., a Maryland corporation
By:	/s/ JEFFREY H. GOLDSTEIN Name: Jeffrey H. Goldstein Title: President and Chief Operating Officer
BC ACQUISITION INVESTORS, LLC, a Delaware limited liability company
By:	/s/ JOSEPH F. MULLEN Name: Joseph F. Mullen Title: Senior Vice President
BC ACQUISITION SUB, LLC, a Delaware limited liability company
By:	/s/ JOSEPH F. MULLEN Name: Joseph F. Mullen Title: Senior Vice President

Appendix B
Wachovia Capital Markets, LLC Real Estate Corporate Finance 901 East Byrd Street, 6East Richmond, VA 23219

October 22, 2007

The Board of Directors
Boston Capital Real Estate Investment Trust, Inc.
One Boston Place
Boston, MA 02108

Ladies and Gentlemen:

        You have asked Wachovia Capital Markets, LLC ("Wachovia Securities") to advise you with respect to the fairness, from a financial point of view, to the holders of shares of common stock, par value $0.001 per share, ("Company Common Shares"), of Boston Capital Real Estate Investment Trust, Inc. (the "Company") of the Company Common Share Merger Consideration (as defined below) to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of October 22, 2007 (the "Agreement"), among the Company, BC Acquisition Investors, LLC ("Parent") and BC Acquisition Sub, LLC, a wholly owned subsidiary of the Parent ("Merger Sub"). Pursuant to the Agreement, the Company will merge with and into Merger Sub (the "Merger"), the outstanding Company Common Shares of the Company will be converted into the right to receive an amount in cash equal to (i) $13.30 plus (ii) an amount equal to the product obtained by multiplying $0.00164384 by the number of days between the last dividend declaration date for which regular monthly dividends on the Company Common Shares have been declared and the date immediately prior to the Closing Date, less the sum of all Excess Distributions (the "Company Common Share Merger Consideration") and the Company will become a wholly owned subsidiary of Parent. Terms used, but not defined, herein shall have the meaning ascribed to them in the Agreement.

        In arriving at our opinion, we have, among other things:

  •
  Reviewed a draft, dated October 21, 2007, of the Agreement.

  •
  Reviewed, and discussed with the Company's external advisor, Boston Capital REIT Advisors, LLC (the "Advisor"), certain business, financial and other information, including financial forecasts, regarding the Company that were furnished to us by the Company's Advisor.

  •
  Reviewed certain periodic reports filed by the Company under the Securities Exchange Act of 1934 and other publicly available information regarding the Company.

  •
  Considered certain business, financial and other information regarding the Company and compared that information with corresponding information for certain other publicly traded companies that we deemed relevant.

  •
  Considered the proposed financial terms of the Merger and compared them with the financial terms of certain other business combinations and other transactions that we deemed relevant.

  •
  Performed an analysis of the net asset value of the Company based upon forecasts of net operating income provided by the Company's Advisor and market capitalization rates derived from industry sources, which rates were discussed with and confirmed as reasonable by the Company's Advisor.

  •
  Considered other information, such as financial studies, analyses and investigations, as well as financial, economic and market criteria, that we deemed relevant.

        In connection with our review, we have assumed and relied upon the accuracy and completeness of the foregoing financial and other information, including all information, analyses and assumptions relating to accounting, legal and tax matters, whether publicly available or otherwise provided to, reviewed by or discussed with us, and we have not assumed any responsibility for, nor independently verified, such information. We have relied upon the assurances of the Company's Advisor that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. We have relied upon financial forecasts regarding the Company that were furnished to us by the Company's Advisor and we have been advised and have assumed that such financial forecasts, as well as the estimates, judgments, allocations and assumptions upon which such financial forecasts are based, have been reasonably formulated and reflect the best currently available estimates, judgments, allocations and assumptions of the Company's Advisor regarding the future financial performance of the Company. We assume no responsibility for, and express no view as to, any such financial forecasts or the estimates, judgments, allocations or assumptions upon which they are based. In arriving at our opinion, we have not prepared or obtained any independent evaluations or appraisals of the assets or liabilities of the Company, including any contingent liabilities, nor have we been provided with any such evaluations or appraisals.

        In rendering our opinion, we have assumed that the Merger will be consummated on the terms set forth in the Agreement, without waiver of any material terms or conditions, and that in the course of obtaining any legal, regulatory or third-party consents and/or approvals, no restrictions or conditions will be imposed or other actions taken that will adversely affect the Merger in any manner material to our analysis. Our opinion is necessarily based upon economic, market, financial and other conditions and information available to us as of the date hereof. Although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Our opinion only addresses the fairness, from a financial point of view to the holders of the Company Common Shares of the Company Common Share Merger Consideration to be received by such holders and does not address any other term of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise. In addition, we have not been requested to consider nor does our opinion address the relative merits of the Merger as compared with other business strategies or transactions that may be available to or may have been considered by the Company's Advisor, its Board of Directors or any committee thereof.

        Wachovia Securities is a trade name of Wachovia Capital Markets, LLC, an investment banking subsidiary and affiliate of Wachovia Corporation. We have been engaged to render certain financial advisory services to the Company in connection with the negotiation and consummation of the transactions contemplated by the Agreement and we will receive a fee for such advisory services upon consummation of the Merger. We will also receive a fee upon delivery of this opinion. In addition, the Company has agreed to reimburse our expenses and to indemnify us and certain related parties against certain liabilities arising out of our engagement.

        We and our affiliates provide a full range of investment and commercial banking advice and services, including financial advisory services, securities underwritings and placements, securities sales and trading; brokerage advice and services; and commercial loans. In that regard, Wachovia Securities and/or its affiliates have in the past provided, and may in the future provide, investment and commercial banking advice and services to, and otherwise seek to expand or maintain our business and commercial relationships with, the Company, Parent, and/or certain of their affiliates, for which we and our affiliates have received and would expect to receive customary compensation. In connection with unrelated matters, Wachovia Securities and its affiliates in the past have provided financing services to the Company, including serving as administrative agent on the Company's $45 million revolving credit facility, under which Wachovia currently maintains a commitment of $45 million. Wachovia also provides treasury and depository services to affiliates of the Advisor. In the ordinary course of our business, we and our affiliates may trade in the securities and other financial instruments, including bank loans of the Company, Parent and/or certain of their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities and financial instruments.

        This opinion is for the information and use of the Board of Directors of the Company in connection with its consideration of the Merger. Our opinion does not address the merits of the underlying decision by the Company to enter into the Agreement or any related transaction and does not and shall not be deemed to constitute a recommendation to any holder of the Company Common Shares as to how such holder should vote or act on any matter relating to the Merger.

        Based upon and subject to the foregoing, our experience as investment bankers, our work as described above, and such other factors that we deem relevant, it is our opinion that, as of the date hereof, the Company Common Share Merger Consideration to be received by holders of Company Common Shares pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,
/s/ WACHOVIA CAPITAL MARKETS, LLC Wachovia Capital Markets, LLC

Appendix C

MARYLAND GENERAL CORPORATION LAW

TITLE 3, SUBTITLE 2. RIGHTS OF OBJECTING STOCKHOLDERS

§ 3-201. "Successor" defined.

        (a)   Corporation amending charter.—In this subtitle, except as provided in subsection (b) of this section, "successor" includes a corporation which amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock, unless the right to do so is reserved by the charter of the corporation.

        (b)   Corporation whose stock is acquired.—When used with reference to a share exchange, "successor" means the corporation the stock of which was acquired in the share exchange.

§ 3-202. Right to fair value of stock.

        (a)   General rule.—Except as provided in subsection (c) of this section, a stockholder of a Maryland corporation has the right to demand and receive payment of the fair value of the stockholder's stock from the successor if:

          (1)   The corporation consolidates or merges with another corporation;

          (2)   The stockholder's stock is to be acquired in a share exchange;

          (3)   The corporation transfers its assets in a manner requiring action under § 3-105 (e) of this title;

          (4)   The corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder's rights, unless the right to do so is reserved by the charter of the corporation; or

          (5)   The transaction is governed by § 3-602 of this title or exempted by § 3-603 (b) of this title.

        (b)   Basis of fair value.—

          (1)   Fair value is determined as of the close of business:

              (i)  With respect to a merger under § 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, on the day notice is given or waived under § 3-106; or

             (ii)  With respect to any other transaction, on the day the stockholders voted on the transaction objected to.

          (2)   Except as provided in paragraph (3) of this subsection, fair value may not include any appreciation or depreciation which directly or indirectly results from the transaction objected to or from its proposal.

          (3)   In any transaction governed by § 3-602 of this title or exempted by § 3-603 (b) of this title, fair value shall be value determined in accordance with the requirements of § 3-603 (b) of this title.

        (c)   When right to fair value does not apply.—Unless the transaction is governed by § 3-602 of this title or is exempted by § 3-603 (b) of this title, a stockholder may not demand the fair value of the stockholder's stock and is bound by the terms of the transaction if:

          (1)   The stock is listed on a national securities exchange, is designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or is designated for trading on the NASDAQ Small Cap Market:

              (i)  With respect to a merger under § 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, on the date notice is given or waived under § 3-106; or

             (ii)  With respect to any other transaction, on the record date for determining stockholders entitled to vote on the transaction objected to;

          (2)   The stock is that of the successor in a merger, unless:

              (i)  The merger alters the contract rights of the stock as expressly set forth in the charter, and the charter does not reserve the right to do so; or

             (ii)  The stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip, or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor;

          (3)   The stock is not entitled, other than solely because of §3-106 of this title, to be voted on the transaction or the stockholder did not own the shares of stock on the record date for determining stockholders entitled to vote on the transaction;

          (4)   The charter provides that the holders of the stock are not entitled to exercise the rights of an objecting stockholder under this subtitle; or

          (5)   The stock is that of an open-end investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and the value placed on the stock in the transaction is its net asset value.

§ 3-203. Procedure by stockholder.

        (a)   Specific duties.—A stockholder of a corporation who desires to receive payment of the fair value of the stockholder's stock under this subtitle:

          (1)   Shall file with the corporation a written objection to the proposed transaction:

              (i)  With respect to a merger under § 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, within 30 days after notice is given or waived under § 3-106; or

             (ii)  With respect to any other transaction, at or before the stockholders' meeting at which the transaction will be considered or, in the case of action taken under § 2-505 (b) of this article, within 10 days after the corporation gives the notice required by § 2-505 (b) of this article;

          (2)   May not vote in favor of the transaction; and

          (3)   Within 20 days after the Department accepts the articles for record, shall make a written demand on the successor for payment for the stockholder's stock, stating the number and class of shares for which the stockholder demands payment.

        (b)   Failure to comply with section.—A stockholder who fails to comply with this section is bound by the terms of the consolidation, merger, share exchange, transfer of assets, or charter amendment.

§ 3-204. Effect of demand on dividend and other rights.

        A stockholder who demands payment for his stock under this subtitle:

          (1)   Has no right to receive any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under § 3-202 of this subtitle; and

          (2)   Ceases to have any rights of a stockholder with respect to that stock, except the right to receive payment of its fair value.

§ 3-205. Withdrawal of demand.

        A demand for payment may be withdrawn only with the consent of the successor.

§ 3-206. Restoration of dividend and other rights.

        (a)   When rights restored.—The rights of a stockholder who demands payment are restored in full, if:

          (1)   The demand for payment is withdrawn;

          (2)   A petition for an appraisal is not filed within the time required by this subtitle;

          (3)   A court determines that the stockholder is not entitled to relief; or

          (4)   The transaction objected to is abandoned or rescinded.

        (b)   Effect of restoration.—The restoration of a stockholder's rights entitles him to receive the dividends, distributions, and other rights he would have received if he had not demanded payment for his stock. However, the restoration does not prejudice any corporate proceedings taken before the restoration.

§ 3-207. Notice and offer to stockholders.

        (a)   Duty of successor.—

          (1)   The successor promptly shall notify each objecting stockholder in writing of the date the articles are accepted for record by the Department.

          (2)   The successor also may send a written offer to pay the objecting stockholder what it considers to be the fair value of his stock. Each offer shall be accompanied by the following information relating to the corporation which issued the stock:

              (i)  A balance sheet as of a date not more than six months before the date of the offer;

             (ii)  A profit and loss statement for the 12 months ending on the date of the balance sheet; and

            (iii)  Any other information the successor considers pertinent.

        (b)   Manner of sending notice.—The successor shall deliver the notice and offer to each objecting stockholder personally or mail them to him by certified mail, return receipt requested, bearing a postmark from the United States Postal Service, at the address he gives the successor in writing, or, if none, at his address as it appears on the records of the corporation which issued the stock.

§ 3-208. Petition for appraisal; consolidation of proceedings; joinder of objectors.

        (a)   Petition for appraisal.—Within 50 days after the Department accepts the articles for record, the successor or an objecting stockholder who has not received payment for his stock may petition a court of equity in the county where the principal office of the successor is located or, if it does not have a principal office in this State, where the resident agent of the successor is located, for an appraisal to determine the fair value of the stock.

        (b)   Consolidation of suits; joinder of objectors.—

          (1)   If more than one appraisal proceeding is instituted, the court shall direct the consolidation of all the proceedings on terms and conditions it considers proper.

          (2)   Two or more objecting stockholders may join or be joined in an appraisal proceeding.

§ 3-209. Notation on stock certificate.

        (a)   Submission of certificate.—At any time after a petition for appraisal is filed, the court may require the objecting stockholders parties to the proceeding to submit their stock certificates to the clerk of the court for notation on them that the appraisal proceeding is pending. If a stockholder fails to comply with the order, the court may dismiss the proceeding as to him or grant other appropriate relief.

        (b)   Transfer of stock bearing notation.—If any stock represented by a certificate which bears a notation is subsequently transferred, the new certificate issued for the stock shall bear a similar notation and the name of the original objecting stockholder. The transferee of this stock does not acquire rights of any character with respect to the stock other than the rights of the original objecting stockholder.

§ 3-210. Appraisal of fair value.

        (a)   Court to appoint appraisers.—If the court finds that the objecting stockholder is entitled to an appraisal of his stock, it shall appoint three disinterested appraisers to determine the fair value of the stock on terms and conditions the court considers proper. Each appraiser shall take an oath to discharge his duties honestly and faithfully.

        (b)   Report of appraisers—Filing.- Within 60 days after their appointment, unless the court sets a longer time, the appraisers shall determine the fair value of the stock as of the appropriate date and file a report stating the conclusion of the majority as to the fair value of the stock.

        (c)   Same-Contents.—The report shall state the reasons for the conclusion and shall include a transcript of all testimony and exhibits offered.

        (d)   Same-Service; objection.—

          (1)   On the same day that the report is filed, the appraisers shall mail a copy of it to each party to the proceedings.

          (2)   Within 15 days after the report is filed, any party may object to it and request a hearing.

§ 3-211. Action by court on appraisers' report.

        (a)   Order of court.—The court shall consider the report and, on motion of any party to the proceeding, enter an order which:

          (1)   Confirms, modifies, or rejects it; and

          (2)   If appropriate, sets the time for payment to the stockholder.

        (b)   Procedure after order.—

          (1)   If the appraisers' report is confirmed or modified by the order, judgment shall be entered against the successor and in favor of each objecting stockholder party to the proceeding for the appraised fair value of his stock.

          (2)   If the appraisers' report is rejected, the court may:

              (i)  Determine the fair value of the stock and enter judgment for the stockholder; or

             (ii)  Remit the proceedings to the same or other appraisers on terms and conditions it considers proper.

        (c)   Judgment includes interest.—

          (1)   Except as provided in paragraph (2) of this subsection, a judgment for the stockholder shall award the value of the stock and interest from the date as at which fair value is to be determined under § 3-202 of this subtitle.

          (2)   The court may not allow interest if it finds that the failure of the stockholder to accept an offer for the stock made under § 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

              (i)  The price which the successor offered for the stock;

             (ii)  The financial statements and other information furnished to the stockholder; and

            (iii)  Any other circumstances it considers relevant.

        (d)   Costs of proceedings.—

          (1)   The costs of the proceedings, including reasonable compensation and expenses of the appraisers, shall be set by the court and assessed against the successor. However, the court may direct the costs to be apportioned and assessed against any objecting stockholder if the court finds that the failure of the stockholder to accept an offer for the stock made under § 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

              (i)  The price which the successor offered for the stock;

             (ii)  The financial statements and other information furnished to the stockholder; and

            (iii)  Any other circumstances it considers relevant.

          (2)   Costs may not include attorney's fees or expenses. The reasonable fees and expenses of experts may be included only if:

              (i)  The successor did not make an offer for the stock under § 3-207 of this subtitle; or

             (ii)  The value of the stock determined in the proceeding materially exceeds the amount offered by the successor.

        (e)   Effect of judgment.—The judgment is final and conclusive on all parties and has the same force and effect as other decrees in equity. The judgment constitutes a lien on the assets of the successor with priority over any mortgage or other lien attaching on or after the effective date of the consolidation, merger, transfer, or charter amendment.

§ 3-212. Surrender of stock.

        The successor is not required to pay for the stock of an objecting stockholder or to pay a judgment rendered against it in a proceeding for an appraisal unless, simultaneously with payment:

          (1)   The certificates representing the stock are surrendered to it, indorsed in blank, and in proper form for transfer; or

          (2)   Satisfactory evidence of the loss or destruction of the certificates and sufficient indemnity bond are furnished.

§ 3-213. Rights of successor with respect to stock.

        (a)   General rule.—A successor which acquires the stock of an objecting stockholder is entitled to any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under § 3-202 of this subtitle.

        (b)   Successor in transfer of assets.—After acquiring the stock of an objecting stockholder, a successor in a transfer of assets may exercise all the rights of an owner of the stock.

        (c)   Successor in consolidation, merger, or share exchange.—Unless the articles provide otherwise, stock in the successor of a consolidation, merger, or share exchange otherwise deliverable in exchange for the stock of an objecting stockholder has the status of authorized but unissued stock of the successor. However, a proceeding for reduction of the capital of the successor is not necessary to retire the stock or to reduce the capital of the successor represented by the stock.

AUTHORIZE YOUR PROXY BY INTERNET OR TELEPHONE
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http://www.dfking.com/bostoncapital • Go to the website address listed above. • Have your proxy card ready. • Follow the simple instructions that appear on your computer screen.	OR	1-800-776-8271 • Use any touch-tone telephone. • Have your proxy card ready. • Follow the simple recorded instructions.	OR	• Mark, sign and date your proxy card. • Detach your proxy card. • Return your proxy card in the postage-paid envelope provided.

IMPORTANT: READ REVERSE SIDE

DETACH PROXY CARD HERE IF YOU ARE NOT AUTHORIZING YOUR PROXY BY TELEPHONE OR INTERNET

Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.	☒	Votes must be indicated (x) in Black or Blue ink.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING ITEMS:

		FOR	AGAINST	ABSTAIN

1.

Proposal to approve the Agreement and Plan of Merger, dated as of October 23, 2007, by and among Boston Capital Real Estate Investment Trust, Inc. (“BC REIT”), BC Acquisition Investors, LLC, a Delaware limited liability company, and BC Acquisition Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of BC Acquisition Investors, LLC, the merger of BC REIT with and into BC Acquisition Sub, LLC, and the other transactions contemplated by the merger agreement.

		☐	☐	☐

2.	Proposal to approve any adjournment of the Special Meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the Special Meeting to approve the foregoing proposal.	☐	☐	☐

3.	Proposal to consider and act upon, in the discretion of the proxy holders, any other business that properly comes before the Special Meeting or any adjournment or postponement of the Special Meeting.

	To change your address, please mark this box and indicate changes on back of card.			☐

IMPORTANT: Please sign below exactly as name appears hereon. Joint owners should each sign personally.
Trustees and others signing in a representative or fiduciary capacity should indicate their full titles in such capacity.

Date	Owner sign here	Co-Owner sign here

BOSTON CAPITAL REAL ESTATE INVESTMENT TRUST, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The votes entitled to be cast by the Stockholder will be cast as directed. If this proxy is executed but no direction is given, the votes entitled to be cast by the Stockholder will be cast “FOR” each of the proposals as described in the Proxy Statement. The votes entitled to be cast by the Stockholder will be cast in the discretion of the proxy holders on any other matters that may properly come before the Special Meeting or any adjournment or postponement thereof.

The signatory, or signatories, on the reverse side of this card, collectively, the “Stockholder,” hereby appoints John P. Manning, Jeffrey H. Goldstein, and Marc N. Teal, and each of them, as proxy holders, with full power of substitution in each, to attend the Special Meeting of Stockholders of Boston Capital Real Estate Investment Trust, Inc. to be held at the offices of Goodwin Procter LLP, Exchange Place, 53 State Street, Boston, Massachusetts 02109, on January 14, 2008, at 10:00 a.m., local time, and any adjournment or postponement thereof, to cast on behalf of the Stockholder all votes that the Stockholder is entitled to cast at such meeting and otherwise to represent the Stockholder at the meeting with all powers possessed by the Stockholder as if personally present at the meeting. The Stockholder hereby acknowledges receipt of the notice of Special Meeting and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

I plan to attend the Special Meeting    ☐

Please note that due to security procedures, you will be required to show a form of picture identification to gain access to the offices of Goodwin Procter LLP on the day of the Special Meeting.

CHANGE OF ADDRESS